AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 1996
                                                     REGISTRATION NO. 333-10557


                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                            ------------------


                              AMENDMENT NO. 2
                                    TO
                                 FORM S-1

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                            ------------------


                  PROFESSIONAL MEDICAL MANAGEMENT COMPANY
          (Exact name of Registrant as specified in its charter)


       DELAWARE                      8011                           75-2529809
(State or other jurisdiction of  Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)
                           ------------------


                      801 CHERRY STREET, SUITE 1450
                        FORT WORTH, TEXAS  76102
                             (817) 335-5035
           (Address, including zip code, and telephone number,
    including area code, of Registrant's principal executive offices)
                           ------------------


                             H. WAYNE POSEY
                  PRESIDENT AND CHIEF EXECUTIVE OFFICER
                 PROFESSIONAL MEDICAL MANAGEMENT COMPANY
                      801 CHERRY STREET, SUITE 1450
                        FORT WORTH, TEXAS  76102
                             (817) 335-5035
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                           ------------------


                                      COPIES TO:
     MICHAEL JOSEPH, ESQ.                        JEFFREY A. CHAPMAN, ESQ.
   DYER ELLIS & JOSEPH, P.C.                      VINSON & ELKINS L.L.P.
  600 NEW HAMPSHIRE AVE., N.W.                 3700 TRAMMELL CROW CENTER
          SUITE 1000                                2001 ROSS  AVENUE
    WASHINGTON, D.C.  20037                       DALLAS, TEXAS  75201
        (202) 944-3000                               (214) 220-7700


                                  ------------------


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.|_|
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

                          ------------------

                         ------------------


       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

              Subject to Completion, Dated November 8, 1996

PROSPECTUS
Dated             , 1996
                                     SHARES

                                  [ProMedCo logo]

                           PROFESSIONAL MEDICAL MANAGEMENT COMPANY

                                      COMMON STOCK

All of the shares of Common Stock offered hereby are being issued and sold by Professional Medical Management Company ("ProMedCo" or the "Company").

Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $ and $ per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the Nasdaq National Market under the proposed symbol "PMCO."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                          PRICE TO                     UNDERWRITING                    PROCEEDS TO
                                           PUBLIC                      DISCOUNT (1)                    COMPANY (2)
Per Share.....................                $                              $                              $
------------------------------  -----------------------------  -----------------------------  -----------------------------
Total (3).....................            $                              $                              $
------------------------------  -----------------------------  -----------------------------  -----------------------------

(1)    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the
       Securities Act of 1933, as amended.  See "Underwriting."
(2)    Before deducting expenses payable by the Company estimated at $          .
(3)    The Company and the Selling Stockholder (as defined herein) have granted the Underwriters a 30-day option to purchase up to an additional shares of Common Stock from the Company and shares of Common Stock from the
       Selling Stockholder solely to cover over-allotments, if any, at the Price to Public less the Underwriting Discount. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to
       Company, and Proceeds to Selling Stockholder will be $ , $ , $ , and $ , respectively. See "Underwriting."

The shares of Common Stock are offered by the Underwriters subject to prior sale when, as, and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the offices of Piper Jaffray Inc. in Minneapolis, Minnesota on or about , 1996.

PIPER JAFFRAY INC.

                         ROBERTSON, STEPHENS & COMPANY

                                                                COWEN & COMPANY

    [Map of United States showing location of affiliated physician groups]





























         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUMMARY



         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used herein, the terms "ProMedCo" and "the Company" refer to Professional Medical Management Company and its consolidated subsidiaries. Except as otherwise indicated, all information in this Prospectus assumes (i) the conversion of all outstanding shares of Redeemable Convertible Preferred Stock and Class B Common Stock of the Company into Common Stock and the termination of the Company's contingent obligation to repurchase Redeemable Common Stock, (ii) the reincorporation of the Company as a Delaware corporation and increase of its authorized Common Stock to 50,000,000 shares, and (iii) no exercise of the Underwriters' over-allotment option.

                          THE COMPANY

         ProMedCo is a physician practice management company that consolidates its affiliated physician groups into primary-care-driven multi-specialty networks. The Company focuses on pre-managed-care secondary markets located principally outside of or adjacent to large metropolitan areas. The Company believes that primary care physicians increasingly will be the principal point of access to the healthcare delivery system and will control, directly or indirectly, a growing percentage of healthcare expenditures, and it therefore affiliates with physician groups having a primary care orientation. ProMedCo assists in expanding and integrating the affiliated groups into comprehensive multi-specialty networks to increase their market presence. The groups expand through affiliations with additional primary care physicians and specialists and selective additions of ancillary services. The groups are thus well positioned to become the physician component of locally developing managed care delivery systems. In addition to providing operating and expansion capital, the Company provides its affiliated groups with a broad range of strategic and management expertise and services.

         ProMedCo commenced operations in December 1994 and has since affiliated with seven physician groups aggregating 152 physicians and 43 physician extenders (primarily physician assistants and nurse practitioners) at 23 sites in Texas, Alabama, Kentucky, and Nevada. Currently, approximately 70% of the Company's affiliated physicians are primary care providers. Following the Offering, approximately
     % of ProMedCo's outstanding Common Stock will be owned by the Company's management and affiliated physicians.

         When affiliating with a physician group, the Company typically purchases the group's non-real estate operating assets and enters into a long-term service agreement with the group in exchange for a combination of Common Stock, cash, other securities of the Company, and/or assumption of liabilities. Under the service agreement, the physician group receives a fixed percentage of its operating income plus a percentage of any surpluses in the group's revenues under risk-sharing arrangements pursuant to capitated managed care contracts. Although the group's physicians retain full control over the practice of medicine, ProMedCo manages all day-to-day operations other than the provision of medical services. Through a policy council, the physicians set broad management and operational policy jointly with Company representatives.

          The key elements of the Company's strategy are to (i) affiliate with primary-care-oriented multi-specialty groups; (ii) continue to penetrate pre-managed-care markets; (iii) expand its affiliated groups' market presence through addition of physicians and selected ancillary services; (iv) preserve the local autonomy of the Company's affiliated physician groups and to maintain decentralized management; and (v) align the Company's economic interests with those of its physician partners.

         The Company was incorporated in Texas in 1993 and will be reincorporated in Delaware prior to the Offering. Its executive offices are located at 801 Cherry Street, Suite 1450, Fort Worth, Texas 76102, and its telephone number is (817) 335-5035.



                                THE OFFERING

Common Stock offered by the Company..................                  shares
Common Stock to be outstanding after the Offering....                  shares(1)
Use of proceeds.....................................    Acquisitions and
                                                        working capital
Proposed Nasdaq National Market symbol...............   PMCO

(1) Based upon the number of shares outstanding as of September 30, 1996. Does not include (i) 1,883,768 shares to be issued in February 1997 in connection with the acquisition of the assets of Abilene Diagnostic Clinic, P.L.L.C. ("Abilene"), (ii) 4,027,020 shares reserved for issuance upon exercise of outstanding options and warrants with a weighted average exercise price of $2.89 per share, and (iii) 200,030 shares reserved for conversion of outstanding convertible subordinated notes issued in connection with acquisitions. See "Business--Affiliation Structure" and "Management--Director Stock Option Plan," "--Employee Stock Incentive Plan," "--Employee Stock Purchase Plan," and "--Physician Stock Option Plan."
                             SUMMARY FINANCIAL DATA

                                 JULY 1, 1994         YEAR ENDED                   NINE MONTHS ENDED
                                 (INCEPTION)TO        DECEMBER 31,                   SEPTEMBER 30,
                                 DECEMBER 31,              PRO FORMA(1)                           PRO FORMA(1)
                                     1994         1995         1995         1995          1996         1996
                                 -----------   -----------  -----------  -----------  -----------  --------
STATEMENT OF OPERATIONS DATA:
Physician group revenue, net...  $         -   $ 1,918,029  $59,078,860  $   690,110  $20,779,713  $47,426,069
Less:  cost of affiliated
  physician services...........            -       759,513   24,023,340      247,103    9,249,421   19,031,014
                                 -----------   -----------  -----------  -----------  -----------  -----------
Net revenue....................            -     1,158,516   35,055,520      443,007   11,530,292   28,395,055
Net income (loss)..............     (169,890)     (697,342)     534,769     (502,802)    (308,185)     544,713
Net income (loss) per share....  $     (0.03)  $     (0.09) $      0.05  $     (0.07) $     (0.04) $      0.05
Weighted average number of
  common shares outstanding....    6,014,197     7,510,269   10,350,350    7,487,146    7,578,094   10,390,974

OTHER DATA (AT END OF PERIOD):
Affiliated physicians..........                         32                         8          118          152
Affiliated physician groups....                          2                         1            6            7
Number of service sites........                          4                         1           19           23
States. . . . .................                          1                         1            3            4


                                                  SEPTEMBER 30, 1996
                                                           PRO      PRO FORMA
                                             ACTUAL     FORMA(2)  AS ADJUSTED(3)
BALANCE SHEET DATA:
Cash and cash equivalents................$   941,038  $ 1,126,394
Working capital..........................  1,887,672    2,076,628
Total assets............................. 25,921,274   39,661,157
Long-term debt, less current maturities..  5,133,045    5,512,522
Redeemable equity securities.............  3,945,134            -
Total stockholders' equity............... 10,916,389   25,991,436

(1) Gives effect to the following transactions as if they had been completed on January 1, 1995: (i) the affiliations with North Texas Medical Surgical, P.A., Cullman Primary Care, P.C., Morgan-Haugh, P.S.C., HealthFirst Medical Group, P.A., King's Daughters Clinic, P.A., and Abilene during 1995 and 1996 (collectively, the "Acquisitions") and (ii) the merger with Western Medical Management Corp., Inc. (the "Reno merger"). The acquisition of the assets of Abilene by the Company will be completed in February 1997.

(2) Gives effect to the Abilene acquisition and the Reno merger as if they had been completed on September 30, 1996, the conversion into Common Stock of all outstanding shares of Redeemable Convertible Preferred Stock, and the termination of the Company's contingent obligation to repurchase Redeemable Common Stock.

(3) Adjusted to give effect to the same of shares of Common Stock offered by the Company hereby at an assumed public offering price of $ per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                RISK FACTORS

         In addition to the other information contained in this Prospectus, the following should be considered carefully in evaluating an investment in the Common Stock offered hereby.

RISKS ASSOCIATED WITH GROWTH STRATEGY

         The Company's strategy involves growth through affiliation with physician groups and the expansion of their practices. The Company is subject to various risks associated with this strategy, including the risks that the Company will be unable to identify and recruit suitable affiliation candidates, successfully expand and manage the practices of the groups with which it affiliates, or successfully integrate such groups into its existing operations. The Company's growth is dependent on its ability to affiliate with physicians, to manage and control costs, and to realize economies of scale. There can be no assurance that the Company will be able to achieve and manage its planned growth or that suitable physician groups will continue to be available for affiliation upon terms satisfactory to the Company, if at all. In addition, there can be no assurance that the Company will be able to continue to attract and retain a sufficient number of qualified physicians and other healthcare professionals to continue to expand its operations or otherwise to maintain an adequate infrastructure to support continued growth. See "Business."

LIMITED CAPITAL; NEED FOR ADDITIONAL FINANCING

         Implementation of the Company's growth strategy requires substantial capital resources. Such resources will be needed to acquire the assets of additional physician groups and for the effective integration, operation, and expansion of affiliated groups. The Company expects that its capital requirements over the next several years will substantially exceed capital generated from operations, the net proceeds of the Offering, and borrowings available under its current credit facility. To finance its capital requirements, the Company intends from time to time to issue additional equity securities and incur additional debt. A greater amount of debt or additional equity financing could be required to the extent that the Company's Common Stock fails to maintain a market value sufficient to warrant its use in future affiliations or to the extent that physician groups are unwilling to accept Common Stock in exchange for their operating assets. There can be no assurance that the Company will be able to obtain additional required capital on satisfactory terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LIMITED OPERATING HISTORY; LOSSES

         The Company has operated only since December 1994. It has grown principally through acquisitions and is pursuing a strategy of growth. For the year ended December 31, 1995, the Company incurred a net loss of $697,342, and for the nine months ended September 30, 1996, it incurred a net loss of $308,185. There can be no assurance that the Company will become profitable. In addition, the Company may experience significant quarter-to-quarter variations in operating results. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONCENTRATION OF REVENUE

     The Company's net revenue is currently derived from seven physician groups, of which King's Daughters Clinic, P.A. in Temple, Texas ("Temple") accounted for approximately 34.2% and 34.2%, Western Medical Management Corp., Inc. in Reno, Nevada ("Reno") accounted for approximately 21.9% and 20.6%, and Abilene accounted for approximately 18.1% and 19.6% of the Company's net revenue on a pro forma basis for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. While the Company's service agreements are for terms of 40 years and may be terminated only for cause, any termination or significant deterioration of the Company's relationship with any of its affiliated physician groups could have a material adverse effect upon the Company. In addition, each of the Company's affiliated physician groups operates within a limited geographic area, and a deterioration of economic or other conditions within such area could have a material adverse impact upon the group. Such a result, as well as any other deterioration in the financial condition of any of the affiliated physician groups, could also have a material adverse effect on the Company. See "Business."

GOVERNMENT REGULATION

         Federal and state laws regulate the healthcare industry and the relationships among physicians and other providers of healthcare services.

         Medicare and Medicaid Fraud and Abuse. The fraud and abuse provisions of the Medicare and Medicaid statutes prohibit the payment or receipt of any remuneration for the referral of Medicare or Medicaid patients or for recommendations, leasing, arranging, ordering, or purchasing of Medicare- or Medicaid-covered services and impose significant penalties for false or improper billings for physician services. In addition, these laws impose restrictions on physicians' referrals for certain designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including exclusion from participation in the Medicare and Medicaid programs. Such exclusion or penalties, if applied to the Company's affiliated physicians, could have a material adverse effect upon the Company. See "Business Government Regulation."

         State Regulation. The laws of many states, including Texas, from which a significant portion of the Company's revenue is derived, prohibit non-physician entities from practicing medicine and limit the ability of non-physicians to receive physician practice revenues. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's contractual arrangements with affiliated physicians will not be successfully challenged as constituting fee splitting or the unlicensed practice of medicine or that the enforceability of such arrangements will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict the Company's existing operations or expansion. In the event that any legislature, regulatory authority, or court limits or prohibits the Company from carrying on its business or from expanding the operations of the Company to certain jurisdictions, structural and organizational modifications of the Company's organization and arrangements may be required, which could have a material adverse effect on the Company. See "Business Government Regulation."

         Reform Initiatives. There have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the availability of and payment for healthcare. The Company believes that such initiatives will continue during the foreseeable future. Certain reforms previously proposed could, if adopted, have a material adverse effect on the Company. See "Business -- Government Regulation."

RELIANCE ON MEDICAL SERVICE PROVIDERS

         Each of the Company's affiliated physician groups enters into employment agreements with its physicians. Such agreements generally are for an initial term of five years. Although the Company, in conjunction with the affiliated physician groups, will endeavor to extend such contracts, in the event a significant number of physicians terminate their relationships with the Company's affiliated physician groups at the expiration of their employment agreements or otherwise, the Company could be adversely affected. See "Business -- Affiliation Structure."

CHANGES IN BASIS OF PAYMENT FOR HEALTHCARE SERVICES

         The Company derives all of its revenue from its affiliated physician groups. Substantially all of the revenue of the affiliated groups is derived from third-party payors. The Company estimates that approximately 30% of the net physician group revenue is currently derived from government-sponsored healthcare programs (principally, the Medicare and Medicaid programs). The healthcare industry is experiencing a trend toward cost containment, as government and other third-party payors seek to impose lower reimbursement and utilization rates upon providers and negotiate reduced payment schedules with them. The Company believes that this trend will continue to result in a reduction in per-patient revenue from historical levels. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have a material adverse effect on the Company. See "Business -- Government Regulation."

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS

     A significant part of the Company's growth strategy involves assisting its affiliated physician groups in obtaining capitated managed care contracts and managing the medical risk associated with such contracts. Such captitated managed care contracts typically are with health maintenance organizations ("HMOs"). Under such contracts, the physician group accepts a pre-determined amount per patient per month, referred to as a "capitation" payment, in exchange for providing all necessary covered services to the patients covered by the contract, thus shifting much of the risk of providing care from the payor to the physician group. Such an arrangement results in a greater predictability of revenues, but exposes the physician group to the risk of fluctuations in the costs of providing the services. To the extent that patients covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced and the revenues derived from such contracts may be insufficient to cover the costs of the services provided. Any such reduction of margins or losses from these arrangements could have a material adverse effect on the Company. Although its management has substantial experience in managed care contracting, the Company itself has had limited experience with such contracts. There can be no assurance that the Company will be able to negotiate satisfactory risk-sharing or capitated arrangements on behalf of its affiliated physician groups. In addition, some jurisdictions are taking the position that capitated risk-sharing arrangements should be regulated by state insurance laws. As a result, in some states the Company's affiliated physician groups may be limited in their ability to enter into such arrangements. See "Business."

POSSIBLE EXPOSURE TO PROFESSIONAL LIABILITY

         In recent years, physicians, hospitals, and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. In addition, through its employment of non-physician healthcare personnel, the Company could be named in actions involving care provided by the affiliated physician groups assisted by such personnel. The Company maintains professional malpractice and general liability insurance. In addition, the Company's service agreements require affiliated physicians to maintain professional liability insurance coverage of the practice and of each employee and agent of the practice. The Company generally is a named insured under such policies and is indemnified under each of the service agreements by the physician groups for liabilities resulting from the performance of medical services. Certain types of risks and liabilities are not covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to the Company or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the physician groups or the Company could have a material adverse effect on the Company. See "Business -- Insurance."

RISKS RELATED TO INTANGIBLE ASSETS

     As a result of the Company's various acquisition transactions, intangible assets of approximately $14.5 million have been recorded on the Company's balance sheet at September 30, 1996. Using an amortization period of 40 years for the service agreements (the life of the service agreements), amortization expense will be approximately $364,000 per year. Acquisitions that result in the recognition of additional intangible assets will cause amortization expense further to increase. A substantial portion of the amortization generated by these intangible assets is not deductible for tax purposes.

         Although as of September 30, 1996 the net unamortized balance of intangible assets acquired and anticipated to be acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's results of operations. See Note 2 of Notes to Consolidated Financial Statements.

COMPETITION

         The physician practice management industry is highly competitive. The Company is subject to significant competition both in affiliating with physician groups and in seeking managed care contracts on behalf of its affiliated groups. Its competitors include hospitals, managed care organizations, and other physician practice management companies. In comparison with the Company, many of its competitors are larger and have substantially greater resources, provide a wider variety of services, and have longer established relationships with purchasers of such services. There can be no assurance that the Company will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to enter into affiliations with physician groups on terms beneficial to the Company.

         The Company also experiences competition in the recruitment and retention of qualified physicians and other healthcare professionals on behalf of its affiliated physician groups. There can be no assurance that the Company will be able to recruit or retain a sufficient number of qualified physicians and other healthcare professionals to continue to expand its operations.

BROAD DISCRETION OF MANAGEMENT IN APPLYING PROCEEDS OF OFFERING

         The Company intends to utilize the net proceeds of the Offering to finance the purchase of operating assets in connection with future affiliations with physician groups and expansions of such groups, for working capital, and for other general corporate purposes. Accordingly, the Company's management will have broad discretion in applying the net proceeds of the Offering. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF PRICE

         Prior to the Offering there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market will develop or be sustained upon completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, material announcements by the Company, governmental regulatory action, general conditions in the healthcare industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many healthcare services companies and which have often been unrelated to the operating performance of such companies. The Company's operating results in future quarters may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially. See "Underwriting."

CONTROL BY MANAGEMENT

         Upon completion of the Offering, the executive officers and Directors of the Company will collectively own approximately % of the outstanding shares of Common Stock. Accordingly, these persons may have the ability to control the Company's Board of Directors and, therefore, the business, policies, and affairs of the Company. Such control could preclude unsolicited acquisitions of the Company and, consequently, adversely affect the market price of the Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Certificate of Incorporation and certain provisions of the Delaware General Corporation Law may make it difficult to change control of the Company and replace incumbent management. For example, the Certificate of Incorporation provides for a staggered Board of Directors and permits the Board of Directors, without stockholder approval, to issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as the Board of Directors may determine. In addition, the Company's Board of Directors has adopted a stockholder rights plan that could further discourage attempts to acquire control of the Company. See "Description of Capital Stock" and "Management."

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through the sale of its equity securities. The Company is unable to predict the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. Certain existing stockholders have the right to require the Company to register their Common Stock from time to time. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

DILUTION

         Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution in pro forma net tangible book value from the initial public offering price. See "Dilution."

DIVIDENDS

         The Company has never paid cash dividends on its Common Stock and does not currently intend to pay cash dividends. It is not likely that any cash dividends will be paid in the foreseeable future. See "Dividend Policy."

                           USE OF PROCEEDS

         The net proceeds of the Offering, after deducting expenses payable by the Company and assuming an initial offering price of $ per share, will be approximately $ million ($ million if the Underwriters' over-allotment option is exercised). The Company intends to use such proceeds to finance affiliations with physician groups, for working capital, including reduction of $ million outstanding under its revolving credit agreement (the "Credit Facility"), and for other general corporate purposes. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing securities. For information concerning the terms of the Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         While the Company is continually seeking additional physician groups with which to affiliate, it currently has no agreement or understanding with respect to any future affiliation, and there can be no assurance that any such affiliation will occur.

                          DIVIDEND POLICY

         The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain any earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements, and earnings of the Company, as well as other factors the Board of Directors may deem relevant. In addition, the Company is currently restricted under the terms of its Credit Facility from paying any dividends to stockholders without the prior written consent of the lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               DILUTION

         The Company's pro forma net tangible book value at September 30, 1996 was $831,000 or approximately $0.18 per share. Pro forma net tangible book value per share represents total assets, less intangible assets and total liabilities, divided by the number of shares outstanding as of September 30, 1996 (assuming the conversion into Common Stock of all outstanding Redeemable Convertible Preferred Stock and the exchange of all outstanding Redeemable Common Stock and Class B Common Stock for Common Stock). After giving effect to the sale of the shares of Common Stock offered hereby at an assumed initial offering price of $ per share and the application by the Company of the estimated net proceeds therefrom as described in "Use of Proceeds," the pro forma net tangible book value of the Company as of September 30, 1996 would have been $ , or $ per share of Common Stock. This represents an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution in net tangible book value of $ per share of Common Stock to purchasers of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share........................ $

   Pro forma net tangible book value per share before the Offering......$   0.18
   Increase in net tangible book value attributable to new investors....
Pro forma net tangible book value per share after the Offering..........

Dilution per share to new investors.....................................$


         The following table summarizes, on a pro forma basis as of September 30, 1996, the total shares purchased and the total consideration and average price per share paid by existing stockholders, and paid by the new investors purchasing the shares offered hereby, assuming an initial public offering price of $ per share.

                           Shares Purchased   Total Consideration  Average Price
                           Number   Percent   Amount      Percent   Per Share

Existing stockholders.....                %   $                 %   $
New investors............

     Total   ............                 %   $                 %

         The above calculations do not give effect to the exercise of (i) outstanding options and warrants to purchase 4,027,020 shares of Common Stock at a weighted average exercise price of $2.89 per share outstanding at September 30, 1996, (ii) options available for issuance under the Company's 1994 stock option plan for an additional 408,200 shares of Common Stock , and (iii) 200,030 shares of Common Stock issuable upon conversion of outstanding convertible subordinated notes issued in connection with affiliations.

                               CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1996 (i) on a pro forma basis to give effect to the conversion of all outstanding shares of Redeemable Convertible Preferred Stock and Class B Common Stock of the Company into Common Stock, the termination of the Company's contingent obligation to repurchase Redeemable Common Stock, and the issuance of shares of Common Stock in connection with the Reno merger and the February 1997 Abilene acquisition, and (ii) as adjusted to reflect the sale by the Company of the Common Stock offered hereby, assuming an initial public offering price of $ per share and after deducting the applicable underwriting discount and estimated expenses payable by the Company, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." See "Pro Forma Consolidated Financial Information."

                                                                           SEPTEMBER 30, 1996
                                                                                 PRO               PRO FORMA
                                                        ACTUAL                  FORMA             AS ADJUSTED
Current maturities of long-term debt (1)..........   $    1,198,641       $     1,647,760       $
                                                     ==============       ===============       ==============
Long-term debt, net of current
     maturities (1)...............................   $    5,133,045       $     5,512,522       $
Redeemable Convertible Preferred Stock, no
     par value; 700,000 shares authorized,
     500,000 shares issued and outstanding;
     no shares issued and outstanding pro
     forma and pro forma as adjusted..............        2,953,358                     -
Redeemable Common Stock, no par value;
     165,296 shares issued and outstanding;
     no shares issued and outstanding pro
     forma and pro forma as adjusted..............          991,776                     -
Stockholders' equity:
     Class B Common Stock, no par value;
         2,600,000 shares authorized;
         1,226,150 shares issued and
          outstanding; no shares issued
         and outstanding pro forma and pro
         forma as adjusted........................          601,893                     -
     Common  Stock, no par value; 50,000,000
         shares authorized; 2,700,136 shares
         issued and outstanding; 6,195,934 shares
         issued and outstanding pro forma and
                   shares issued and outstanding
         pro forma as adjusted (2)................        9,226,653            23,274,722
     Common Stock to be issued, 194,361,
         759,491 and 759,491 shares,
         respectively.............................        2,385,760             5,776,542
     Stockholder notes receivable.................         (122,500)             (122,500)
     Accumulated deficit..........................       (1,175,417)           (2,937,328)
                                                     --------------       ---------------
         Total stockholders' equity...............       10,916,389            25,991,436
         Total capitalization.....................   $   19,994,568       $    31,503,958       $
                                                     ==============       ===============       ==============


(1)  See Note 6 to Consolidated Financial Statements for information concerning long-term debt.
(2)  Excludes 4,027,020 shares reserved for issuance upon exercise of outstanding options and warrants, at a weighted average exercise price of $2.89 per share, and 200,030 shares reserved for issuance upon conversion of outstanding convertible subordinated notes issued in connection with affiliations. See "Description of Capital Stock."

               PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


         The following pro forma consolidated statements of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995, give effect to the Reno merger and the Acquisitions as if they had been completed on January 1, 1995. The pro forma consolidated balance sheet gives effect to the Reno merger and the Abilene acquisition as if they had been completed on September 30, 1996 and also reflects the conversion of all outstanding Redeemable Convertible Preferred Stock and Class B Common Stock of the Company into Common Stock and the termination of the Company's contingent obligation to repurchase all outstanding Redeemable Common Stock, all of which will occur simultaneously with the closing of the Offering, as if such transactions had occurred on September 30, 1996. The Reno merger will be accounted for as a pooling of interests, and accordingly the historical operations and balance sheets of the Company and Western Medical Management Corp., Inc. have been combined in these pro forma financial statements. The pro forma consolidated financial information is based on the combined financial statements of the Company and the affiliated physician groups, giving effect to the Acquisitions under the purchase method of accounting, and the assumptions and adjustments in the accompanying notes to pro forma consolidated financial information.

         The pro forma consolidated financial information has been prepared by management based on the audited and unaudited financial statements of the affiliated physician groups, adjusted where necessary, to reflect the acquisitions and related operations as if the service agreements between the Company and such groups had been in effect during the entire periods presented. This pro forma consolidated financial information is presented for illustrative purposes only and is not indicative of the results that would have occurred if the Reno merger and the Acquisitions had been completed on the dates indicated or that may be obtained in the future. The pro forma consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company and the audited financial statements and notes thereto of North Texas Medical Surgical, P.A., Cullman Family Practice, P.C., Family Medical Clinic, P.C., Morgan-Haugh, P.S.C., HealthFirst Services, Inc. and Tarrant Family Practice, P.A., Abilene Diagnostic Clinic Practices, King's Daughters Clinic, P.A., and Western Medical Management Corp., Inc. included elsewhere in this Prospectus.

                                           PRO FORMA CONSOLIDATED BALANCE SHEET
                                                    SEPTEMBER 30, 1996
                                                        (UNAUDITED)

                                              ABILENE          ABILENE           RENO         EQUITY
                                HISTORICAL   HISTORICAL      ADJUSTMENTS    HISTORICAL (F) CONVERSIONS (G)    PRO FORMA
ASSETS
Current assets:
   Cash and cash equivalents.  $   941,038  $   185,356  (a) $        --     $        --  $        --      $   1,126,394
   Accounts receivable, net..    4,809,591    1,457,843  (a)          --       1,785,473           --          8,052,907
   Inventories...............      194,385           --               --           7,678           --            202,063
   Management fees receivable      418,244           --         (418,244) (b)         --           --                 --
   Due from affiliated
      physician groups.......    1,203,503           --         (664,506) (b)         --           --            538,997
   Prepaid expenses and other
      current assets.........      247,617       30,727          (30,727) (c)     65,849           --            313,466
                               -----------  -----------      -----------     -----------  -----------      -------------
        Total current assets.    7,814,378    1,673,926       (1,113,477)      1,859,000           --         10,233,827
Property and equipment, net..    2,986,762       40,643   (a)         --         557,491           --          3,584,896
Intangible assets, net.......   14,459,340           --       10,701,514  (a)         --           --         25,160,854
Other assets, net............      660,794       56,851          (56,851) (c)     20,786           --            681,580
                               -----------  -----------      -----------     -----------  -----------      -------------
        Total assets.........  $25,921,274  $ 1,771,420      $ 9,531,186     $ 2,437,277  $        --      $  39,661,157
                               ===========  ===========      ===========     ===========  ===========      =============

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
   Accounts payable..........  $ 1,052,924  $    89,845      $   (89,845) (c)$   939,355  $        --      $   1,992,279
   Management fees payable...           --      418,244   (a)   (418,244) (b)         --           --                 --
   Payable to affiliated
      physician groups.......    1,211,197           --               --         513,811           --          1,725,008
   Accrued salaries, wages and
      benefits...............    1,097,484           --               --              --           --          1,097,484
   Accrued expenses and other
      current liabilities....    1,366,460      766,133   (a)   (101,627) (c)    328,208           --          1,694,668
                                                                (664,506) (b)
   Current maturities of notes
      payable................      759,872       68,929          (68,929) (c)    449,119           --          1,208,991
   Current maturities of capital
      lease obligations......      269,361           --               --              --           --            269,361
   Deferred purchase
      price..................  169,408      --               --              --           --               169,408
                             ---------    ----            -----           -----         ----            ----------
        Total current
        liabilities..........    5,926,706    1,343,151       (1,343,151)      2,230,493           --          8,157,199
Notes payable, net...........    1,191,025       93,006          (93,006) (c)    379,477           --          1,570,502
Capital leases...............    1,030,171           --               --              --           --          1,030,171
Deferred purchase price......      718,000           --               --              --           --            718,000
Convertible subordinated notes
   payable...................    1,800,274           --               --              --           --          1,800,274
Other long term liabilities..      393,575           --               --              --           --            393,575
                               -----------  -----------      -----------     -----------  -----------      -------------
      Total liabilities......   11,059,751    1,436,157       (1,436,157)      2,609,970           --         13,669,721
Redeemable convertible
   preferred stock...........    2,953,358           --               --              --   (2,953,358)                --
Redeemable common stock......      991,776           --               --              --     (991,776)                --
Stockholders' equity:
   Class B common stock......      601,893           --               --              --     (601,893)                --
   Common stock..............    9,226,653      335,263         (335,263) (d)  1,589,218    4,547,027         23,274,722
                                                               7,911,824  (e)                                         --
   Common stock to be issued.    2,385,760           --        3,390,782  (e)         --           --          5,776,542
   Stockholder notes receivable   (122,500)          --               --              --           --           (122,500)
   Retained earnings.........   (1,175,417)          --               --      (1,761,911)          --         (2,937,328)
                               -----------  -----------      -----------     -----------  -----------      -------------
   Total stockholders' equity   10,916,389      335,263       10,967,343        (172,693)   3,945,134         25,991,436
                               -----------  -----------      -----------     -----------  -----------      -------------
      Total liabilities and
      stockholders' equity...  $25,921,274  $ 1,771,420      $ 9,531,186     $ 2,437,277  $        --      $  39,661,157
                               ===========  ===========      ===========     ===========  ===========      =============

     See accompanying notes to pro forma consolidated financial information.

                       PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             NINE MONTHS ENDED SEPTEMBER 30, 1996
                                         (UNAUDITED)

                                                                      1996 TRANS-
                                                        HISTORICAL    ACTIONS (H)         ADJUSTMENTS             PRO FORMA

Physician group revenue, net.......................   $  20,779,713   $  26,646,356       $            -       $   47,426,069
Less: cost of affiliated physician services........       9,249,421      10,847,248          (10,847,248) (i)      19,031,014
                                                                                               9,781,593  (j)
Net revenue........................................      11,530,292      15,799,108            1,065,655           28,395,055

Operating expenses:
   Clinic salaries and benefits....................       4,483,942       7,659,268             (603,070) (k)      11,540,140
   Clinic rent and lease expense...................       1,222,006       1,804,992               17,630  (l)       3,044,628
   Clinic supplies.................................       1,411,472       1,579,733                    -            2,991,205
   Other clinic costs..............................       2,644,614       4,669,761             (402,809) (m)       6,911,566
   General corporate expenses......................       1,824,521               -                    -            1,824,521
   Depreciation and amortization...................         201,567         356,822              (29,365) (n)         988,406
                                                                                                 459,382  (o)
   Interest expense................................          50,355         131,903              (25,442) (p)         216,020
                                                                                                  59,204  (q)
                                                      -------------   -------------       --------------
                                                         11,838,477      16,202,479             (524,470)          27,516,486
                                                      -------------   -------------       --------------       --------------

Income (loss) before provision for
   income taxes....................................        (308,185)       (403,371)           1,590,125              878,569

Provision for income taxes.........................               -           9,445              324,411  (r)         333,856
                                                      -------------   -------------       --------------       --------------

Net income (loss)..................................   $    (308,185)  $    (412,816)      $    1,265,714       $      544,713
                                                      =============   =============       ==============       ==============

Net income (loss) per share
   outstanding.....................................   $       (0.04)                                                     0.05
                                                      =============                                            ==============

Weighted average number of common shares
   outstanding.....................................       7,578,094                                                10,390,974
                                                      =============                                            ==============











       See accompanying notes to pro forma consolidated financial information.

                            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                      YEAR ENDED DECEMBER 31, 1995
                                              (UNAUDITED)

                                                                 PRO FORMA
                                     1995                         FOR 1995          1996
                                    TRANS-                         TRANS-          TRANS-
                   HISTORICAL     ACTIONS (H)     ADJUSTMENTS    ACTIONS (S)     ACTIONS (H)       ADJUSTMENTS      PRO FORMA

Physician group
revenue, net....  $ 1,918,029     $7,907,397    $         -      $9,825,426     $ 49,369,434      $  (116,000)      $59,078,860
Less: cost of
   affiliated
   physician
   services.....      759,513      4,116,214     (4,116,214) (i)  4,691,885       19,293,238      (19,293,238)   (i) 24,023,340
                                                  3,932,372  (j)                                   19,331,455 (j)
                  -----------     ----------    -----------      ----------     ------------      -----------
Net revenue.....    1,158,516      3,791,183        183,842       5,133,541       30,076,196         (154,217)       35,055,520

Operating expenses:
 Clinic salaries
  and benefits..      554,384        984,071        (56,589) (k)  1,481,866       13,278,985       (1,365,246)   (k) 13,395,605
 Clinic rent and
  lease
  expense.......      115,028        467,305              -         582,333        3,025,426           49,487 (l)     3,657,246
 Clinic supplies      111,703        347,178              -         458,881        2,958,726                -         3,417,607
 Other clinic costs   242,491      1,737,455       (205,624) (m)  1,774,322        8,682,090         (792,746)(m)     9,663,666
 General corporate
  expenses......      802,980              -              -         802,980                -        1,629,715 (t)     2,432,695

 Depreciation and
  amortization..       34,302         14,870        (14,870) (n)    330,002          693,032         (257,319)(n)     1,321,165
                                                    295,700  (o)                                      555,450 (o)
 Interest expense
  (income)......       (5,030)        23,620        (23,620) (p)    (5,030)          259,684         (132,619)   (p)    305,006
                                                          -                                           182,971 (q)
                  -----------     ----------    -----------      ----------     ------------      -----------
                    1,855,858      3,574,499         (5,003)      5,425,354       28,897,943         (130,307)       34,192,990
                  -----------     ----------    -----------      ----------     ------------      -----------       -----------

Income (loss)
before
provision
for income
taxes...........     (697,342)       216,684        188,845        (291,813)       1,178,253          (23,910)          862,530

Provision
(benefit)
for income
taxes...........            -              -       (110,889) (r)   (110,889)         181,326          257,324 (r)       327,761
                  -----------     ----------    -----------      ----------     ------------      -----------       -----------

Net income
(loss)..........  $  (697,342)    $  216,684     $  299,734      $ (180,924)    $    996,927      $  (281,234)      $   534,769
                  ===========     ==========     ==========      ==========     ============      ===========       ===========

Net income
(loss) per
share...........  $    (0.09)                                                                                       $      0.05
                  ==========                                                                                        ===========

Weighted average
number of
common shares
outstanding.....    7,510,269                                                                                        10,350,350
                  ===========                                                                                       ===========

     See accompanying notes to pro forma consolidated financial information.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


         During the year ended December 31, 1995, the Company acquired, through its wholly owned subsidiary, certain operating assets and assumed certain operating liabilities of a physician group located in Texas. During the nine months ended September 30, 1996, the Company, through its wholly owned subsidiaries, acquired certain operating assets and assumed certain operating liabilities of four additional physician groups located in Alabama, Kentucky, and Texas. The Company has also entered into an agreement to acquire the operating assets and assume certain operating liabilities of Abilene, which is currently operated under an interim service agreement with the closing to occur on February 16, 1997. In addition, the Reno merger will be consummated simultaneously with the closing of the Offering.

Pro Forma Consolidated Balance Sheet

         The adjustments reflected in the pro forma consolidated balance sheet are as follows:

(a) To record the assets acquired and liabilities assumed by ProMedCo in the Abilene acquisition. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values as of September 30, 1996. Common stock issued and to be issued in connection with the acquisition totaled 1,883,768 shares.

         The following methods and assumptions were used to estimate fair value:

         Cash and cash equivalents- The historical carrying amount approximates fair value.

         Accounts receivable, net- The Company reviewed receivable balances and determined that fair value approximates their historical carrying amount.

         Property and equipment, net- The Company performed an asset by asset review and determined that fair value approximates their historical carrying amount.

         Liabilities assumed- Given the short term nature of the liabilities assumed, the historical carrying amount approximates their fair value.

         Intangible assets- The intangible assets purchased are summarized as follows:

                  Service agreement rights                   $   10,701,514

         Service agreement rights are being amortized using the straight-line method over 40 years, the non-cancelable term of the service agreements not including options for future extensions. The service agreements are cancelable only for cause. In the event a physician group breaches the service agreement, or if the Company terminates with cause, the physician group is required to purchase all related assets, including the unamortized portion of any intangible assets, at their then net book value.

(b) To eliminate the Abilene portion of management fees receivable and due from affiliated physician groups on ProMedCo's historical balance sheet and the related payables on Abilene's historical

       NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION -- CONT.

         balance sheet. The entire $1,082,750 relates to unpaid management fees and cash advances owed to ProMedCo by Abilene under the terms of the service agreement.

(c) To eliminate assets not acquired and liabilities not assumed by ProMedCo in the Abilene acquisition as stated in the purchase agreement.

(d) To eliminate the owner's equity of Abilene in connection with the purchase accounting for the acquisition.

(e) To record the Common Stock issued and issuable in exchange for the assets acquired and liabilities assumed in connection with the Abilene acquisition. The purchase agreement requires 70% of the purchase price to be paid at closing, with the remaining 30% payable at future dates.

(f) To record the Reno merger. The Reno merger will be accounted for as a pooling of interests, and accordingly the historical balance sheet of Reno as of September 30, 1996 has been combined with the ProMedCo balance sheet.

(g) To reflect the conversion of all Redeemable Convertible Preferred Stock and Class B Common Stock into Common Stock and the termination of the Company's contingent obligation to repurchase Redeemable Common Stock. The Equity Conversions assume that all stock was converted using a one-for-one conversion ratio, as provided in the Company's Certificate of Incorporation.

Pro Forma Consolidated Statements of Operations

         The adjustments reflected in the pro forma consolidated statements of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 are as follows:

(h) The Transactions column represents the historical revenues and expenses of the physician groups for that portion of the year preceding the groups' affiliation with the Company. The 1995 transactions include North Texas Medical Surgical, P.A. and Abilene Diagnostic Clinic, P.L.L.C. The 1996 transactions include the Abilene Association of Anesthesiology, P.A. and the additional doctors that joined the Abilene Diagnostic Clinic, P.L.L.C. during 1996, Cullman Family Practice, P.C., Family Medical Clinic, P.C., Morgan-Haugh, P.S.C., HealthFirst Services, Inc. and Tarrant Family Practice, P.A., King's Daughters Clinic, P.A., and Western Medical Management Corp., Inc.

(i) To eliminate the historical cost of affiliated physician services for each acquired physician group.

(j) To record the cost of affiliated physician services to the percentage specified in the service agreement entered into with each affiliated physician group. The adjustment is for the periods the physician groups were not managed under the service agreements.

          NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION -- CONT.

(k) To eliminate the salaries of nurses and physician extenders at historical levels for the periods not covered by the service agreements. The service agreements provide that these costs are for the account of the physician groups.

(l) To record additional rental expense related to the rental of clinic space from affiliated physician groups.

(m) To eliminate physician benefits and other physician-related costs, such as club dues and subscriptions, that will not be paid by the Company.

(n) To eliminate the depreciation and amortization expense recorded by the physician groups at historical values.

(o) To adjust depreciation expense by $85,637 and $253,809 and amortization expense by $373,745 and $597,341 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively. The adjustments assume the acquired assets were held for the entire period presented.

(p) To eliminate interest expense related to liabilities not assumed in connection with acquisitions.

(q) To record interest expense on debt issued in connection with acquisitions.

(r) To record and adjust estimated federal and state income taxes at a combined rate of 38%.

(s) The Pro Forma For 1995 Transactions column represents the pro forma results of operations for the year as if all 1995 transactions were entered into on January 1, 1995.

(t) To record additional general corporate expenses necessary to manage all acquired physician groups for the entire year. Additional general corporate expenses were calculated based on historical 1996 expenditures and include the rental of corporate office space, management salaries, and corporate overhead.

                         SELECTED FINANCIAL DATA

     The selected financial data presented below should be read in conjunction with the consolidated financial statements and the notes thereto of the Company, the financial statements and the notes thereto of North Texas Medical Surgical, P.A., Cullman Family Practice, P.C., Family Medical Clinic, P.C., Morgan-Haugh, P.S.C., HealthFirst Services, Inc. and Tarrant Family Practice, P.A., Abilene Diagnostic Clinic Practices, King's Daughters Clinic, P.A., and Western Medical Management Corp., Inc., "Pro Forma Consolidated Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected unaudited pro forma consolidated statement of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the Acquisitions and the Reno merger as if they had been completed on January 1, 1995. The selected unaudited pro forma consolidated balance sheet data as of September 30, 1996 give effect to the Abilene acquisition and the Reno merger as if they had been completed on September 30, 1996. Such pro forma data are presented for illustrative purposes only and do not purport to represent what the Company's results would have been if such events had occurred at the dates indicated, nor do such data purport to project the financial position or results of operations for any future period or as of any future date. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                                 JULY 1, 1994       YEAR ENDED                  NINE MONTHS ENDED
                               (INCEPTION) TO       DECEMBER 31,                  SEPTEMBER  30,
                                 DECEMBER 31,               PRO FORMA                              PRO FORMA
                                     1994         1995         1995         1995          1996         1996
                                 -----------   ---------    -----------  -----------  -----------  --------
STATEMENT OF OPERATIONS DATA:
Physician group revenue, net...  $         -   $1,918,029   $59,078,860  $   690,110  $20,779,713  $47,426,069
Less:  cost of affiliated
  physician services...........            -     759,513     24,023,340      247,103    9,249,421   19,031,014
                                 -----------   ---------    -----------  -----------  -----------  -----------
Net revenue....................            -   1,158,516     35,055,520      443,007   11,530,292   28,395,055
Operating expenses:
  Clinic salaries and benefits.            -     554,384     13,395,605      232,010    4,483,942   11,540,140
  Clinic rent and lease expense            -     115,028      3,657,246       37,958    1,222,006    3,044,628
  Clinic supplies. . ..........            -     111,703      3,417,607       42,133    1,411,472    2,991,205
  Other clinic costs...........            -     242,491      9,663,666       87,372    2,644,614    6,911,566
  General corporate expenses...      172,462     802,980      2,432,695      538,033    1,824,521    1,824,521
  Depreciation and amortization        1,182      34,302      1,321,165       21,240      201,567      988,406
  Interest expense (income)....       (3,754)     (5,030)       305,006      (12,937)      50,355      216,020
                                 -----------   ---------    -----------  -----------  -----------  -----------
                                     169,890   1,855,858     34,192,990      945,809   11,838,477   27,516,486
                                 -----------   ---------    -----------  -----------  -----------  -----------
Income (loss) before provision
  for income taxes.............     (169,890)   (697,342)       862,530     (502,802)    (308,185)     878,569
Income tax.....................      -             -            327,761      -            -            333,856
                                 -----------   ---------    -----------  -----------  -----------   ---------
    Net income (loss)..........  $  (169,890)  $(697,342)   $   534,769  $  (502,802) $  (308,185) $   544,713
                                 ===========   =========    ===========  ===========  ===========  ===========
Net income (loss) per share....  $     (0.03)  $   (0.09)   $      0.05  $     (0.07) $     (0.04) $      0.05
                                 ===========   =========    ===========  ===========  ===========  ===========
Weighted average number of
  common shares outstanding....    6,014,197   7,510,269     10,350,350    7,487,146    7,578,094   10,390,974
                                 ===========   =========    ===========  ===========  ===========  ===========

                                                          SEPTEMBER 30, 1996
                                                                          PRO
                                                           ACTUAL        FORMA
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $   941,038  $ 1,126,394
Working capital.......................................    1,887,672    2,076,628
Total assets..........................................   25,921,274   39,661,157
Long-term debt, less current maturities...............    5,133,045    5,512,522
Redeemable equity securities..........................    3,945,134            -
Total stockholders' equity............................   10,916,389   25,991,436

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

         ProMedCo is a physician practice management company that consolidates its affiliated physician groups into primary-care-driven multi-specialty networks. The Company was incorporated in Texas in 1993 and will be reincorporated in Delaware prior to the completion of the Offering. ProMedCo commenced operations in December 1994 and affiliated with its initial physician group in June 1995. The Company's rapid growth in 1995 and 1996 has resulted primarily from its affiliation with additional physician groups. Through September 30, 1996, the Company affiliated with six physician groups in three states representing 118 physicians and 21 physician extenders practicing at 19 service sites. When affiliating with a physician group, the Company typically acquires at fair market value the group's non-real estate operating assets and enters into a 40-year service agreement with the group in exchange for a combination of Common Stock, cash, other securities of the Company, and/or the assumption of certain liabilities.

     Net physician group revenue is the revenue derived by the Company's affiliated physician groups from medical services, including revenue from ancillary services. Net physician group revenue consists of the estimated realizable amounts from patients, third-party payors, and others for services rendered. For providing medical services, the physician group receives a fixed percentage of the group's operating income, which is defined as net clinic revenue less certain contractually agreed-upon expenses not including physician salaries and other physician-related expenses. This cost of affiliated physician services is deducted from net physician group revenue to arrive at the Company's net revenue.

         Operating expenses consist of the expenses incurred by the Company in fulfilling its obligations under the service agreements. These expenses are the same as the operating costs and expenses that would have been incurred by the affiliated groups, including non-physician salaries, employee benefits, medical supplies, building rent, equipment leases, malpractice insurance premiums, management information systems and other expenses related to clinic operations. The distribution to the group for providing medical services is increased or decreased by a percentage of the group's surplus or deficit, respectively, in net revenue under risk-sharing arrangements pursuant to capitated managed care contracts.

         In addition to the clinic expenses discussed above, the Company also incurs personnel and administrative expenses in connection with maintaining a corporate office function that provides management, administrative, marketing and acquisition services to the affiliated groups. The Company's profitability depends on, among other things, increasing market share, expanding healthcare services, enhancing operating efficiencies, and developing favorable contractual relationships with payors.

         Management believes that industry trends toward cost containment and lower reimbursement rates will continue to result in a reduction from historical levels in per patient revenue. Further reductions in reimbursement rates could have an adverse effect on the Company's operations unless the Company is otherwise able to offset such payment reductions.

         For the nine months ended September 30, 1996, three of the Company's affiliated physician groups each contributed 10% or more of the Company's pro forma net revenue. Temple, Reno, and Abilene represented approximately 34.2%, 20.6%, and 19.6% of the pro forma net revenue, respectively.

RESULTS OF OPERATIONS

         As a result of the Company's rapid growth and limited period of affiliation with its affiliated physician groups, the Company does not believe that the period-to-period comparisons and percentage relationships within periods set forth below are meaningful. The Company commenced operations in December 1994 and affiliated with its first physician group in June 1995 and its second group in December 1995. The Company entered into affiliations with four additional groups during the nine months ended September 30, 1996. Changes in results of operations for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 and for the year ended December 31, 1995 were caused primarily by affiliations with these five physician groups.

         The following table sets forth the percentages of net physician group revenue represented by certain items reflected in the Company's consolidated statements of operations.

                                          YEAR ENDED                           NINE MONTHS ENDED SEPTEMBER 30,
                                         DECEMBER 31,                                            PRO FORMA
                                             1995               1995                1996              1996
                                        -------------       -------------      --------------    -------------
Physician group revenue, net..........          100.0%              100.0%              100.0%           100.0%
Less: cost of affiliated
   physician services.................           39.6                35.8                44.5             40.1
                                        -------------       -------------      --------------    -------------
Net revenue...........................           60.4                64.2                55.5             59.9
Operating expenses:
   Clinic salaries and benefits.......           28.9                33.6                21.6             24.3
   Clinic rent and lease expenses.....            6.0                 5.5                 5.9              6.4
   Clinic supplies....................            5.8                 6.1                 6.8              6.3
   Other clinic costs.................           12.6                12.7                12.7             14.6
   General corporate expenses.........           41.9                78.0                 8.8              3.8
   Depreciation and amortization......            1.8                 3.1                 1.0              2.1
   Interest expense (income)..........           (0.3)               (1.9)                0.2              0.5
                                        -------------       -------------      --------------    -------------
      Net income (loss)...............          (36.4)%             (72.9)%              (1.5)%            1.9%
                                        =============       =============      ==============    =============

         For the nine months ended September 30, 1996, net physician group revenue was $20,779,713, compared with $690,110 for the nine months ended September 30, 1995, an increase of $20,089,603. For the nine months ended September 30, 1996, pro forma net physician group revenue was $47,426,069. For the nine months ended September 30, 1996, cost of affiliated physician services was $9,249,421, compared with $247,103 for the nine months ended September 30, 1995. For the nine months ended September 30, 1996, net revenue was $11,530,292, compared with $443,007 for the nine months ended September 30, 1995, an increase of $11,087,285. For the nine months ended September 30, 1996, pro forma net revenue was $28,395,055. For the year ended December 31, 1995, net revenue was $1,158,516, compared with zero for the period from July 1, 1994 (inception) to December 31, 1994. The increase in net physician group revenue, cost of affiliated physician services, and net revenue resulted from the affiliation with five physician groups since December 1995.

         For the period from July 1, 1994 (inception) to December 31, 1994 and through the nine months ended September 30, 1995, general corporate expenses exceeded net revenue due to the start-up nature of the Company. While declining as a percentage of net revenue, the level of these expenses continued to increase during 1995 and through the nine months ended September 30, 1996, as the Company continued to add to its management infrastructure. While the Company expects that these expenses will continue to increase as the Company increases the number of affiliated physician groups, it believes that these expenses will continue to decline as a percentage of net revenue. Pro forma net income for the nine months ended September 30, 1996 was $544,713.

         The mix of physician specialities and ancillary services affects clinic salaries and benefits, clinic supplies, and deprecation and amortization. Generally, primary care and office-based physician practices are less capital intensive, but require a higher number of support staff, than specialty care or hospital-based practices. The percentage of primary care physicians to total physicians affiliated with the Company was 84% and 58% (70% on a pro forma basis) at December 31, 1995 and September 30, 1996, respectively.

         Clinic rent and lease expense as a percentage of net revenue will vary based on the size of each of the affiliated group offices and the current market rental rate for medical office space in the particular geographic markets. Other clinic costs will vary as a percentage of net revenue based on regional cost differences and the Company's ability to implement operational efficiencies and negotiate more favorable purchasing arrangements.

SUMMARY OF OPERATIONS BY QUARTER (UNAUDITED)

         The following table presents unaudited quarterly operating results for the preceding five quarters. The Company believes that all necessary adjustments, consisting only of normal, recurring adjustments, have been included in the amounts stated below to present fairly the quarterly results when read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. Future quarterly results may fluctuate depending on, among other things, the timing and number of affiliations with physician groups. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or for future periods.

                                                          THREE MONTHS ENDED
                              SEPTEMBER 30,   DECEMBER 31,        MARCH 31,       JUNE 30,        SEPTEMBER 30,
                                1995             1995              1996            1996            1996

STATEMENT OF OPERATIONS
   DATA:
Physician group
   revenue, net...........  $   517,366     $    1,227,919     $   4,139,217   $   6,981,105    $    9,659,391
Less: cost of affiliated
   physician services.....      192,390            512,410         2,010,147       3,286,250         3,953,024
                            -----------     --------------     -------------   -------------    --------------
Net revenue...............      324,976            715,509         2,129,070       3,694,855         5,706,367
Operating expenses:
   Clinic salaries and
     benefits.............      175,139            322,374          778,356        1,434,784         2,270,802
   Clinic rent and lease
     expense..............      29,002              77,070          262,838         395,255          563,913
   Clinic supplies........      33,705              69,570          241,329         417,935          752,208
   Other clinic costs.....      54,362             155,119          492,078         855,920          1,296,616
   General corporate
     expenses.............      177,452            264,947          581,596         676,098          566,827
   Depreciation and
     amortization.........      12,961              13,062           31,591          43,378          126,598
   Interest expense
     (income).............      (3,858)              7,907          (28,768)         27,618           51,505
                            ----------      --------------     ------------    ------------     ------------
     Net income (loss)....  $   (153,787)   $     (194,540)    $   (229,950)   $   (156,133)    $     77,898
                            ========== =    ==============     ============    ============     ============

OTHER DATA (AT END OF PERIOD):
Affiliated physicians.....           8                  32               51              72              118
Affiliated physician
 groups...................           1                   2                3               5                6
Number of service sites...           1                   4                6              15               19
States....................           1                   1                2               3                3

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 1996, the Company had $1.9 million in working capital, a decrease of $1.1 million from December 31, 1995. The decrease was primarily related to cash paid and short-term obligations incurred relative to the 1996 Acquisitions. The Company's principal sources of liquidity as of September 30, 1996 consisted of cash and cash equivalents of $941,000 and net accounts receivable of $4.8 million. In addition, effective July 15, 1996 the Company entered into the Credit Facility, providing a $25.0 million revolving working capital loan.

         The Company has financed its acquisitions, capital expenditures, and working capital needs since inception through a combination of (i) private placements of capital stock and (ii) issuances of Common Stock, debt, and convertible subordinated notes and assumption of equipment financing and other debt in the Acquisitions. Through September 30, 1996, the Company paid or committed to pay consideration in an aggregate amount of approximately $17.3 million in connection with the Acquisitions, consisting of $11.9 million of issuances or committed issuances of Common Stock, $3.6 million of debt assumed, and $1.8 million of cash paid.

         For the year ended December 31, 1995 and the nine months ended September 30, 1996, cash used by operations was approximately $600,000 and $200,000, respectively. During 1995 and the nine months ended September 30, 1996 the Company incurred losses of approximately $700,000 and $300,000, respectively, and increases in non-cash current assets were offset by increases in current liabilities.

         Cash used in investing activities was $2.1 million in 1995 and $39,000 for the nine months ended September 30, 1996. In 1995, the Company purchased government-sponsored agency debt securities with maturities of less than six months. During the 1996 period, cash used in investing activities was primarily for the acquisition of physician groups.

         Cash provided by financing activities (primarily related to the issuance of the Company's Redeemable Convertible Preferred Stock) for the year ended December 31, 1995 totaled $3.3 million.

          Under the terms of the Credit Facility, the Company paid a commitment fee in July 1996 of $500,000, which was capitalized and is being amortized as an adjustment to interest expense using the effective interest method. The interest rate under the Credit Facility is, at the Company's option (i) the 30-day commercial paper rate of issuers whose corporate bonds are rated "AA" plus 3.25%, (ii) reserve adjusted LIBOR plus 3.25%, or (iii) prime rate plus 0.5%. The Credit Facility, which expires July 15, 1999, includes certain restrictive covenants including prohibitions on the payment of dividends, limitations on capital expenditures, and the maintenance of minimum net worth and certain financial ratios (including minimum interest-expense and debt-service coverage, maximum debt-to-capitalization, and maximum senior debt-to-EBITDA, as defined). At September 30, 1996 borrowings under the Credit Facility were $647,000 and the interest rate in effect was 8.75%.

         Although each of the Company's service agreements with its affiliated physician groups requires the Company to provide capital for equipment, expansion, additional physicians, and other major expenditures, no specific amount has been committed in advance. Capital expenditures are made based partially upon the availability of funds, the sources of funds, alternative projects, and an acceptable repayment period.

         The Company's acquisition and expansion programs will require substantial capital resources. In addition, the operation and expansion of physician groups will require ongoing capital expenditures. The financing of future acquisitions and business expansion is anticipated to be provided by a combination of the proceeds of this Offering, the Credit Facility, and cash flows from operations. The Company believes that the combination of these sources will be sufficient to meet the Company's currently anticipated acquisition, expansion, and working capital needs through 1997. In addition, in order to meet its long-term liquidity needs, ProMedCo expects to incur, from time to time, additional short- and long-term bank indebtedness and to issue additional equity and debt securities, the availability and terms of which will depend upon market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company. The failure to raise the funds necessary to finance its future cash requirements could adversely affect the Company's ability to pursue its strategy and could adversely affect its results of operations for future periods.

                            BUSINESS

GENERAL

         ProMedCo is a physician practice management company that consolidates its affiliated physician groups into primary-care-driven multi-specialty networks. The Company focuses on pre-managed-care secondary markets located principally outside of or adjacent to large metropolitan areas. The Company believes that primary care physicians increasingly will be the principal point of access to the healthcare delivery system and will control, directly or indirectly, a growing percentage of healthcare expenditures, and it therefore affiliates with physician groups having a primary care orientation. ProMedCo assists in expanding and integrating the affiliated groups into comprehensive multi-specialty networks to increase their market presence. The groups expand through affiliations with additional primary care physicians and specialists and selective additions of ancillary services. The groups are thus well positioned to become the physician component of locally developing managed care delivery systems. In addition to providing operating and expansion capital, the Company provides its affiliated groups with a broad range of strategic and management expertise and services.

         ProMedCo commenced operations in December 1994 and has since affiliated with seven physician groups aggregating 152 physicians and 43 physician extenders (primarily physician assistants and nurse practitioners) at 23 sites in Texas, Alabama, Kentucky, and Nevada. Currently, approximately 70% of the Company's affiliated physicians are primary care providers. Following the Offering, approximately
     % of ProMedCo's outstanding Common Stock will be owned by the Company's management and affiliated physicians.

INDUSTRY OVERVIEW

         The healthcare delivery system in the United States has been undergoing substantial change, largely in response to concerns over the quality and escalating cost of healthcare. National expenditures for healthcare grew from $250 billion in 1980 to an estimated $1 trillion in 1995. Of the total estimated 1995 expenditures, physicians received approximately $200 billion for their own services and controlled an additional $600 billion through the referral of patients for additional care and services provided by others.

         The substantial increase in healthcare expenditures has led to the widespread establishment and growth of managed care organizations ("MCOs"), consisting primarily of HMOs and preferred provider organizations ("PPOs"). As MCO enrollment has grown, so has MCO influence over physicians and other healthcare providers. MCOs have increased their efforts to reduce costs and bring about greater accountability with respect to the quality and appropriateness of care.

         As a result of increased enrollment in managed care health plans, physicians and other healthcare providers, in order to retain broad access to patients, are seeking to become components of vertically integrated healthcare delivery systems that provide a full range of services for the MCOs that operate those plans. Typically, the physician and hospital components of these integrated systems contract with MCOs to provide medical and hospital services to MCO enrollees pursuant to risk-sharing and other arrangements. Such risk-sharing arrangements commonly consist of "capitated" risk contracts, under which providers undertake to provide a specified range of services for a predetermined fixed fee per enrollee. Such an arrangement results in a greater predictability of revenues, but exposes the provider to the risk of fluctuations in the costs of providing the services. To the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced and the revenues derived from such contracts may be insufficient to cover the costs of the services provided. Many physician groups are concluding that, in order to compete effectively in the managed care environment, they need to have greater control over the delivery of a wider range of healthcare services and expenditures. Accordingly, an increasing number of physician groups are entering into capitation arrangements under which they assume contractual risk and responsibility for healthcare provided by others.

         The private practice of medicine remains a largely fragmented market. The American Medical Association reports that, of the approximately 613,000 physicians actively involved in patient care in the United States, only 34% are currently practicing in groups. Many of these are small to mid-sized physician groups, which are at a competitive disadvantage in the managed care environment. They generally do not have the market presence, expertise, or sophisticated cost accounting and quality management systems required for capitated risk-sharing arrangements. In addition, they often lack the capital required to purchase new medical equipment and information systems to enhance the efficiency and quality of their practices.

           Physician groups are increasingly turning to physician-driven organizations such as ProMedCo to provide the professional management expertise and capital required to compete in the managed care environment and otherwise to assist them with the increasingly complex management of physician practices. ProMedCo believes that this has resulted in a need for management organizations committed to preserving the professional autonomy of physician groups and whose economic incentives are fully aligned with those of physicians. Because of the unique position of primary care physicians in managing the delivery of healthcare by both providing primary care and controlling patient referrals, ProMedCo further believes that multi-specialty groups with a substantial primary care orientation are likely to be best positioned to succeed in the emerging managed care environment.

STRATEGY

         The Company's strategy is to affiliate with leading physician groups in pre-managed-care markets and expand and integrate them into comprehensive multi-specialty networks to increase their market presence and position them to become the physician component of managed care delivery systems as they develop in their local markets. The key elements of the Company's strategy are as follows:

         Affiliate with Primary-Care-Oriented Multi-Speciality Groups. ProMedCo believes that the primary care physician increasingly will manage the delivery of healthcare services to patients by providing primary care and controlling patient referrals for specialist, hospital, and other healthcare services. Because of this central role, the Company believes that multi-specialty physician groups with a primary care orientation can more effectively manage capitated risk than other participants in the healthcare delivery system. The Company also believes that primary care physicians and specialists organized within a single multi-specialty network provide a comprehensive range of services that is attractive to MCOs.

         Continue to Penetrate Pre-Managed-Care Markets. Notwithstanding the increasing presence of MCOs, managed care is just beginning to reach many communities, principally outside of or adjacent to large metropolitan areas. ProMedCo seeks to affiliate in such markets with high quality physician groups that recognize the need for outside managerial, financial, and business expertise, that are committed to expanding their practices, and that are, or have the potential to be, the leading multi-specialty groups within their markets.

         Expand Existing Groups. ProMedCo seeks to increase the market presence of each of its affiliated groups within the group's local market. The Company facilitates expansion of the groups through affiliations with and recruitment of other primary care physicians and selected specialists, recruitment of physician extenders, and expansion of selected ancillary services.

         Preserve Local Autonomy. While the Company provides management expertise to a newly affiliated group, it believes that each physician group presents unique management issues and therefore is best served by decentralized management. The Company generally retains the group's existing administrative staff, adding additional management personnel as the group expands. Each group's physicians continue to maintain full professional control of the practice of medicine. The Company establishes for each group a policy council, comprised equally of physicians and ProMedCo representatives, to determine the broad strategic and operational policies of the group.

         Align Economic Interests. ProMedCo believes that affiliations with practice management organizations whose incentives are fully aligned with the interests of physicians are more attractive to physicians than affiliations with hospitals or MCOs. Accordingly, ProMedCo employs an affiliation structure under which the income of both the Company and the physicians within each group depend upon the operating income of the group, providing a common incentive to expand the group and increase its efficiency. In conjunction with the group's affiliation with the Company, the affiliated physicians generally receive ProMedCo Common Stock, which further aligns their interests with those of the Company.

DEVELOPMENT AND OPERATIONS

  Market Development

         ProMedCo's development objective is to affiliate with leading primary care groups or primary- care-oriented multi-specialty groups within pre-managed-care secondary markets. The Company performs research and market analyses to identify priority markets, which generally are communities that have populations of at least 30,000, have less than 20% HMO penetration, and meet other market criteria. Such criteria relate to, among other things, the number of primary care physicians relative to demand, Medicare payment rates, physician group competition, the number of hospitals, demographics, population growth, and the likelihood of significant future HMO growth. The Company estimates that there are approximately 490 markets in 33 states, with an average population of 69,000, that currently satisfy its priority market criteria. The Company ranks these markets based upon the degree to which they satisfy its criteria, enabling the Company further to prioritize its development efforts. While the Company identifies its priority markets in this manner, it expects to pursue development opportunities in other markets as well.

         Within its priority markets, ProMedCo seeks to affiliate either with primary care groups or with multi-specialty groups that are committed to the importance of primary care physicians. The Company seeks to affiliate with groups that have a reputation for providing high quality care and have a substantial share of their local markets or the potential to acquire such share. These groups are frequently the largest groups in their markets.

     Once ProMedCo has identified a group meeting its criteria, the Company conducts preliminary discussions to ascertain the group's interest in an affiliation. If such interest is established, the Company conducts site visits, analyzes financial and other data, and conducts an extensive due diligence investigation into the group's operations, leadership, and commitment to long-term growth. Assuming a favorable outcome of the investigation, the Company proposes to purchase the group's operating assets and enter into a long-term service agreement with the group. See "--Affiliation Structure."

         Upon affiliation with a group, the Company immediately begins to facilitate expansion of the group within its local market. Group expansion may be accomplished through affiliations with additional primary-care and specialty physicians in the community, recruitment of physicians from outside the community, and addition of physician extenders to the group. One of the Company's affiliated groups, for example, consisted of 24 physicians when it entered into an agreement in principle with the Company and, during the ensuing ten months, has been expanded to 36 physicians, including four new specialities.

  Current Operations

         Since commencing operations in December 1994, ProMedCo has affiliated with seven groups currently aggregating 152 physicians and 43 physician extenders at 23 sites in Texas, Alabama, Kentucky, and Nevada. Approximately 70% of ProMedCo's affiliated physicians are primary care providers. The primary care physicians generally consist of family practitioners, general internists, pediatricians, obstetrician/gynecologists, and urgent-care physicians. Increasingly, these physicians are augmented by physician extenders, primarily consisting of physician assistants and nurse practitioners, whom the Company believes significantly increase the efficiency of delivery of a group's primary care services. Each of the physician groups also provides, to varying degrees, medical specialty services and ancillary services. Medical specialities currently include anesthesiology, endocrinology, gastroenterology, general surgery, infectious diseases, nephrology, neurology, occupational medicine, orthopedic surgery, otolaryngology, pulmonology, rheumatology, and urology. Each of the physician groups is continually seeking to expand its practice through the addition of primary care physicians and specialists.

         The physician groups offer, to varying degrees, a range of ancillary services such as audiology, clinical laboratories, diagnostic imaging (which may include CAT scanning, gastrointestinal laboratories, mammography, nuclear medicine, ultrasound, and x-ray), stress testing, and outpatient surgical facilities. The Company and each of its affiliated groups continually evaluate the addition of ancillary services to enhance the growth and profitability of such group.

          The following table sets forth information concerning the Company's affiliated physician groups.

                                             BEGINNING OF
  MEDICAL                                      PROMEDCO                    PHYSICIAN      MEDICAL     SITES OF
   GROUP                    LOCATION          AFFILIATION     PHYSICIANS   EXTENDERS    SPECIALITIES  SERVICE

North Texas
 Medical Surgical, P.A.     Denton, TX        June 1995             8          1            1            1
Abilene Diagnostic
 Clinic, P.L.L.C.           Abilene, TX       December 1995        36          5            9            3
Cullman Primary
 Care, P.C.                 Cullman, AL       March 1996           10          1            1            3
Morgan-Haugh,
 P.S.C.                     Mayfield, KY      April 1996           12          1            5            2
HealthFirst Medical
 Group, P.A.                Lake Worth, TX    June 1996            13          6            2            6
King's Daughter's
 Clinic, P.A.               Temple, TX        September 1996       42          10           20           4
The Medical Group of
 Northern Nevada            Reno, NV          October 1996         31          19           7            4

TOTAL                                                             152          43                        23

The Abilene and Reno groups are currently operated under interim service agreements. The Reno merger will be consummated simultaneously with the closing of the Offering. The acquisition of the Abilene group's operating assets will be consummated in February 1997 and is subject only to the delivery of customary closing documents. Following the merger and the asset acquisition, each group will be operated under a long-term service agreement.

Management Services

         Upon affiliating with a physician group, ProMedCo immediately assumes the management of all aspects of the group's operations other than the provision of medical services. The operating assets acquired by the Company are provided for the exclusive use of the group, and substantially all non-physician personnel utilized in the group's practice become employees of the Company. ProMedCo provides the full range of administrative services required for the group's operations, including facilities management and the purchase of medical malpractice insurance, supplies, and equipment, and a broad spectrum of financial and accounting services, including budgeting, billing and third-party reimbursement services. The Company also provides each group with operating capital and expansion capital for affiliations with other physicians, additions of ancillary services, and improvements of existing facilities and equipment. As MCOs expand their presence into the local market, the Company provides expertise in the negotiation of managed care contracts and the management of risk-sharing arrangements. Currently, only one of the Company's affiliated groups derives a significant portion of its revenues from managed care contracts.

         While the Company provides a centralized source of expertise in all aspects of management, it believes that each physician group presents different operational issues and challenges and therefore employs a system of decentralized local management of each group. The Company generally retains the group's existing administrative staff as ProMedCo employees, adding additional management personnel as the group expands. The physicians in the group continue to maintain full professional control of the practice of medicine, including the hiring and termination of physicians and the setting of practice guidelines and standards. The Company establishes for each group a policy council comprised equally of physicians and ProMedCo representatives to determine the broad strategic and operational policies of the group. See "--Affiliation Structure."

         The Company believes that sophisticated information systems are essential to reducing the cost and improving the quality of healthcare. Basic practice management systems have long been necessary for efficient patient scheduling and registration, billing, and collections. In the future, the integration of financial, practice management, managed care, and clinical systems is expected to be imperative for physician groups to remain competitive. Clinical systems will provide information in the physician's workplace--such as case management, practice guidelines, and clinical pathways--that will facilitate the improvement of patient care. Electronic medical records will automate the clinical workflow and allow access to patient records from multiple sites, thus providing more effective clinical decision support and increasing the quality of care. Systems that effectively measure clinical outcomes and patient satisfaction are likely to become increasingly important as quality becomes a more significant factor in maintaining and growing market share.

         Rather than attempting to develop its own proprietary information systems, ProMedCo believes it is more cost-effective, in light of the rapidly changing healthcare and information technology environments, to utilize systems developed and proven by independent companies. Although there are many systems currently under development, none are yet available that, in the Company's opinion, effectively address all of the evolving needs of physicians. The Company initially works with its affiliated physician groups to maximize the performance of the groups' existing systems. As MCOs increase their penetration of each group's market, new or enhanced information systems will be implemented as required. Ultimately, the Company expects to interface all of its affiliated clinics with a central data repository for consolidation and evaluation of operating, clinical, and financial data.

AFFILIATION STRUCTURE

         ProMedCo utilizes an affiliation structure that fully aligns the interests of the Company with those of its physician partners. Moreover, each physician group retains professional autonomy and control over its medical practices through continued ownership and governance of its professional corporation or similar organization.

         When a physician group has agreed to affiliate with ProMedCo, the Company purchases the group's operating assets, excluding real estate, and the group enters into a long-term service agreement with the Company in exchange for a combination of Common Stock, cash, other securities of the Company, and/or assumption of certain liabilities. The Company has utilized, and intends to continue to utilize, Common Stock in payment of a significant portion of its consideration for affiliated physician groups. The Company also grants stock options to certain affiliated physicians and physician extenders, including those subsequently recruited by the group. See "Management--Physician Stock Option Plan."

         The service agreement between the Company and the physician group typically becomes effective at the beginning of the month of the acquisition of the group's operating assets. Under the service agreement, the Company provides the physician group with the facilities and equipment used in the group's medical practice, assumes responsibility for the management of the operations of the practice, and employs substantially all of the non-physician personnel utilized by the group.

         The income of both the Company and the physicians within each group is dependent upon the operating income of the group. Under its service agreement, the physician group receives a fixed percentage of group operating income, which is defined as the group's net revenue less certain contractually agreed-upon clinic expenses before physician salaries and other physician-related expenses. In addition, the distribution to the group is increased or decreased by a percentage of the group's surplus or deficit, respectively, in revenues under risk-sharing arrangements pursuant to capitated managed care contracts. Thus, both the Company and the physicians have incentives to improve the group's operating income and revenue surplus under risk-sharing arrangements, and both share the risk that the group may have limited or no operating income or a deficit under its risk-sharing arrangements. Although the risk-sharing provisions currently do not have a material effect upon any affiliated group's operating income, the Company expects such provisions to become significant as managed care emerges in its groups' local markets and its groups enter into managed care contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Company's service agreements are for a term of 40 years and generally cannot be terminated by either party without cause, consisting primarily of bankruptcy or material default. Upon expiration of the term of a service agreement or in the event of termination, the physician group is required to purchase the assets related to the practice, including intangible assets, then owned by the Company at their current book value. Concurrently with the execution of a service agreement, the physician group is required to enter into an employment contract with each of its physicians, typically for an initial term of five years. The employment contract provides for the repayment to ProMedCo of all or a portion of the physician's share of the consideration paid by ProMedCo for the group's operating assets and service agreement in the event of the physician's breach of the contract. Each physician group also enters into an agreement not to compete with the Company, and each physician within the group enters into an agreement not to compete with the physician group during the period of his employment and for a period of time thereafter, typically two years.

         The policy council established for each group is comprised equally of physicians and ProMedCo representatives. The council meets periodically to consider and determine broad policies regarding strategic and operational planning, marketing, arrangements with MCOs, and other major issues involving in the group's operations. This ensures that the physicians within each group retain a significant voice in the expansion and operation of their group, while benefitting from ProMedCo's management experience and expertise.

COMPETITION

         The physician practice management industry is highly competitive. The Company is subject to significant competition both in affiliating with physician groups and in seeking managed care contracts on behalf of its affiliated groups. Its competitors include hospitals, managed care organizations, other physician groups, and other physician practice management companies. Many of the Company's competitors are larger, have substantially greater resources, and have longer established relationships with purchasers of healthcare services than the Company. There can be no assurance that the Company will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to enter into affiliations with physician groups on terms beneficial to the Company.

         The Company also experiences competition in the recruitment and retention of qualified physicians and other healthcare professionals on behalf of its affiliated physician groups. There can be no assurance that the Company will be able to recruit or retain a sufficient number of qualified physicians and other healthcare professionals to continue to expand its operations.

GOVERNMENT REGULATION

         As a participant in the healthcare industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal and state levels. The Company believes its operations are in material compliance with applicable laws. Because the structure of its relationship with physician groups is relatively new, however, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. There can therefore be no assurance that a review of the Company's or the affiliated physicians' business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the healthcare regulatory environment will not change so as to restrict the Company's or its affiliated physician groups' existing operations or expansion.

         The Company estimates that approximately 30% of the net physician group revenue of the Company is derived from payments made by government-sponsored healthcare programs (principally Medicare and Medicaid). As a result, any change in government reimbursement regulations, policies, practices, interpretations, or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties, including civil and criminal fines and imprisonment, on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payers for healthcare services. Although the Company believes it is in material compliance with such laws, there can be no assurance that its activities will not be challenged or scrutinized by governmental authorities.

         The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. The Company performs only non-medical administrative services, does not hold itself out as a provider of medical services, and does not exercise influence or control over the practice of medicine by the physicians with whom it is affiliated. Accordingly, the Company believes it is not in violation of applicable state laws relating to the practice of medicine. In addition to prohibiting the practice of medicine, numerous states limit the ability of entities such as the Company to control physician revenues or to receive portions of such revenues in excess of the value of services provided. The Company believes that it is not in violation of applicable state laws relating to the corporate practice of medicine or sharing of physician revenues.

         Certain provisions of the Social Security Act, commonly referred to as the fraud and abuse provisions, prohibit the payment or receipt of any form of remuneration in return for the referral of Medicare or Medicaid patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease, or order of items or services that are covered by Medicare or Medicaid programs. Many states have adopted similar prohibitions against payments that are intended to induce referrals of Medicaid and other third-party payor patients. Although the Company believes that neither it nor any of its affiliated physician groups is in violation of the any such prohibitions, its operations do not fit within any of the existing or proposed federal safe harbors and may therefore be subject to challenge.

         Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his or her immediate family is prohibited by this legislation from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it and its affiliated physician groups are in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some states have also enacted similar so-called "physician self-referral" laws, and additional states may follow. The Company believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's relationships with physician groups to comply with new or revised state statutes.

         Because the Company's affiliated physician groups remain separate legal entities, they may be deemed competitors subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal, and division of market. The Company intends to comply with such state and federal laws in its development of integrated healthcare delivery networks, but there can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operation of the Company and its affiliated physician groups.

         As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the U.S. Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing, or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which could be material, on the Company.

INSURANCE

         The Company's affiliated physician groups maintain medical malpractice liability insurance in the amount of $1 million per occurrence and $3 million in the aggregate. The Company is named as the additional insured on the policies maintained by each of its affiliated groups. The Company also maintains general liability and umbrella coverage, including excess malpractice coverage of $5 million per occurrence and $5 million in the aggregate. The cost and availability of such coverage has varied widely in recent years. While the Company believes its insurance policies are adequate in amount and coverage for its current operations, there can be no assurance that the coverage maintained by the Company will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

EMPLOYEES

         As of September 30, 1996, the Company employed approximately 450 people, including those employed in its corporate office. The Company is not party to any collective bargaining agreement with a labor union and considers its relations with its employees to be good. The Company does not employ any of the physicians practicing in its affiliated groups.

PROPERTIES

         The Company currently leases approximately 5,000 square feet of space at 801 Cherry Street in Fort Worth, Texas, where its headquarters are located, under a lease terminable upon 60 days' notice by either party. The Company believes these facilities are adequate for its current uses and that additional space is available to accommodate its anticipated growth.

         The Company leases, subleases, or occupies pursuant to its service agreements the clinic facilities at which its affiliated physician groups conduct their practices. The leases have varying terms ranging from month-to-month to ten years. The Company anticipates that as the affiliated practices continue to grow and add new services, expanded facilities will be required.

LEGAL PROCEEDINGS

         The Company is not a party to any pending legal proceeding. The Company's affiliated physician groups are from time to time subject to medical malpractice claims. Such claims, if successful, could result in substantial damage awards that may exceed the limits of insurance coverage. The Company does not engage in the practice of medicine or provide medical services, nor does it control the practice of medicine by its affiliated physician groups or the compliance with regulatory requirements directly applicable to such groups. Nevertheless, there can be no assurance that the Company will not become subject to such claims in the future.

                           MANAGEMENT

         The following table sets forth certain information regarding the directors and executive officers of the Company:

  NAME                           AGE               POSITION

Richard E. Ragsdale (1)(2)(3)..  52      Chairman and Director
H. Wayne Posey(1)(2)...........  58      President, Chief Executive Officer,
                                         and Director
Richard R. D'Antoni............  48      Executive Vice President, Chief
                                         Operating Officer, and Director
Deborah A. Johnson.............  44      Senior Vice President - Administration
Dale K. Edwards................  34      Vice President - Development
R. Alan Gleghorn...............  35      Vice President - Operations
Rick E. Weymier................  40      Vice President - Managed Care
David T. Bailey, M.D.(4).......  51      Director
E. Thomas Chaney(1)(2)(3)......  54      Director
James F. Herd, M.D.............  60      Director
Jack W. McCaslin(4)............  57      Director


(1)  Member of Executive Committee
(2)  Member of Compensation Committee
(3)  Member of Option Committee
(4)  Member of Audit Committee

         RICHARD E. RAGSDALE, a co-founder of the Company, has served as the Chairman of its Board of Directors since its inception. He also has served as the Chairman of the Board of Directors of Community Health Systems, Inc. ("CHS"), a non-urban hospital management company that he co-founded, since its inception in 1985, and a director of The RehabCare Group, Inc., a publicly owned rehabilitation services management company, since 1993. Prior to 1985, Mr. Ragsdale was Senior Executive Vice President, Chief Financial Officer, and a director of Republic Health Corporation, a hospital management company that he co-founded in 1981. During 1980 and 1981, he was Vice President and Chief Financial Officer of INA Healthcare Group, a wholly owned subsidiary of INA Corporation, and from 1973 to 1980 he was a Vice President of Hospital Affiliates International, Inc.
("HAI"), a publicly owned hospital management company.

         H. WAYNE POSEY, a co-founder of the Company, has been the President, Chief Executive Officer, and a Director of the Company since its inception. Mr. Posey was a healthcare consultant from 1975 until 1994, most recently as the principal in charge of the healthcare services division of McCaslin & Company, P.C., a public accounting and consulting company in Fort Worth, Texas. Mr. Posey was employed by HAI from 1970 until 1975, holding the positions of Controller, Vice President and Controller, and Senior Vice President of Operations. He also served on HAI's Board of Directors and Executive Committee.

         RICHARD R. D'ANTONI has served as Executive Vice President, Chief Operating Officer, and a Director of the Company since February 1996. From 1990 to 1995, Mr. D'Antoni served as President and Chief Executive Officer of Cellcor, Inc., a publicly owned biotechnology company. Previously, he served as Executive Vice President of Medical Care International, Inc., predecessor of Medical Care America, Inc., a publicly owned operator of outpatient surgical centers, and also was employed by Medical Networks, Inc., a physician practice management company, where he was responsible for development and operations.

     DEBORAH A. JOHNSON has served as Senior Vice President-Administration of the Company since October 1996. From February 1995 to October 1996 Ms. Johnson was, successively, Senior Vice President - Operations and Senior Vice President
- Administration of MedPartners/Inc., a physician practice management company. From 1978 to 1994 Ms. Johnson served in various executive capacities with Humana Inc., an integrated healthcare delivery company, Galen Health Care Inc., a hospital management company, and Columbia/HCA Healthcare Corporation. Her positions have included Legal Counsel, Director of Strategic Planning, Vice President-Information Systems, and Vice President-Internal Audit.

         DALE K. EDWARDS has served as a Vice President of the Company with primary responsibility for developing affiliations with physician groups since November 1994. From November 1993 to November 1994, Mr. Edwards was Vice President of Physician Network Development with Columbia/HCA Healthcare Corporation a publicly owned hospital management company, and with Medical Care America, Inc., prior to its acquisition by Columbia/HCA. From 1991 to 1993, Mr. Edwards was Vice President of Managed Care and Regional Vice President of Sales of Medical Care America. Previously, he was employed by HealthPlus, a regional HMO in the State of Washington, as an Account Executive.

         R. ALAN GLEGHORN has served as a Vice President of the Company with primary responsibility for operations since January 1995. From 1993 to January 1995, Mr. Gleghorn was Administrator and Chief Operating Officer of Family Healthcare Associates, a 52-member physician medical group practice with nine locations in the Dallas Fort Worth Metroplex. From September 1984 to August 1993, Mr. Gleghorn served as Associate Administrator of a 56-member physician medical group in Wichita Falls, Texas. During 1995, he was the President of the Texas Medical Group Management Association. He is certified as a Medical Practice Executive by the American College of Medical Practice Executives.

         RICK E. WEYMIER has served as Vice President of Managed Care of the Company since March 1996. From April 1994 to March 1996, he was Chief Operating Officer of Morgan Health Group, Inc., a 270-member primary care physician network. From July 1993 until he joined Morgan, Mr. Weymier was Chief Operating Officer of Southwest Orthopedic Institute, a 24-member physician orthopedic group. From May 1991 to July 1993, he served as Vice President-Finance of MH Healthcare, Inc., a hospital- owned 60,000-member prepaid health plan. Mr. Weymier is certified as a Medical Practice Executive by the American College of Medical Practice Executives.

     DAVID T. BAILEY, M.D. has served as a Director of the Company since January 1996. Dr. Bailey also serves as President of Abilene Diagnostic Clinic, P.L.L.C., a ProMedCo affiliated physician group. Dr. Bailey is Board Certified with the American Board of Family Practice and has been a full-time practicing family physician since 1973. He has served as Chairman of the Department of Family Practice both at Hendrick Medical Center and Abilene Regional Hospital in Abilene. He also served as Chairman of the Board of Trustees at Abilene Christian Schools from 1983 to 1994.

     E. THOMAS CHANEY has served as President, Chief Executive Officer, and a director of CHS, which he co-founded in 1985, since its inception. From 1981 to 1985, Mr. Chaney was Vice President of Finance of ARA Living Centers, an operator of nursing homes. From 1978 to 1981, he was national director of the U.S. healthcare practice of the accounting and consulting firm of KMG Main Hurdman, and from 1971 to 1978, he held the positions of Controller and Chief Accounting Officer with HAI. A co-founder of the Company, he has served as a Director of the Company since its inception.

         JAMES F. HERD, M.D. has been in private practice in obstetrics and gynecology in Fort Worth, Texas since 1968. During 1994, he was the President of the Tarrant County Medical Society. From 1986 to 1990, he served as Chief and Vice Chief of Staff at Harris Methodist Hospital in Fort Worth.
He has been a Director of the Company since its inception.

         JACK W. MCCASLIN has been the managing principal of McCaslin & Company, P.C. and its predecessor, McCaslin, Wright & Greenwood, P.C. since 1983. From 1980 to 1982, he was Secretary and Treasurer of Burnett Oil Company, Inc. Prior to joining Burnett Oil, he was a partner of the public accounting firm of Deloitte Haskins & Sells in its Fort Worth office. Mr. McCaslin was the President of the Fort Worth Chapter of Certified Public Accountants in 1993. He has served as a Director of the Company since its inception.

         The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes of directors serving staggered terms. The three classes of the Board of Directors are as follows: Class I, comprised of Messrs. D'Antoni and Herd, who will serve until 1998; Class II, comprised of Messrs. Bailey and McCaslin, who will serve until 1999; and Class III, comprised of Messrs. Chaney, Posey, and Ragsdale, who will serve until 2000.

         The Board of Directors has established an Executive Committee, a Compensation Committee, an Option Committee, and an Audit Committee. The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of the Company between Board meetings to the extent permitted by applicable law. The Compensation Committee reviews on behalf of, and makes recommendations to, the Board of Directors with respect to the compensation of executive officers. The Option Committee administers the Company's option plans and makes recommendations to the Board of Directors with respect to the plans and the grant of options to persons eligible under the plans. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement, and certain other matters relating to their services provided to the Company, including the independence of such accountants.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation earned in the year ended December 31, 1995 by the Chief Executive Officer and each of the most highly compensated executive officers whose individual remuneration exceeded $100,000 for the fiscal year (the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE

                                                                                         Long Term
                                                                                       Compensation
                                                   Annual Compensation                    Awards
                                                                          Other         Securities
       Name and Principal                                                Annual         Underlying      All Other
            Position                       Salary ($)   Bonuses ($)  Compensation ($)    Options     Compensation
       ------------------                 -----------  ------------  ----------------    --------    ------------
H. Wayne Posey..........................  $   144,667  $    12,600   $       -               -       $      -
  President and CEO
Dale K. Edwards.........................      111,250        9,625           -            80,000            -
  Vice President-Development
R. Alan Gleghorn........................      104,199        4,167           -            104,000           -
  Vice President-Operations



                                         OPTION GRANTS IN FISCAL YEAR 1995

                                         Individual Grants                                Potential Realizable
                                   Percent of                                               Value at Assumed
                   Number of      Total Options                                             Annual Rates of
                    Shares         Granted to                                                Stock Price
                  Underlying      Employees            Exercise                           Appreciation for
                    Options       in Fiscal Year         Price         Expiration          Option Term (2)
                                                                                    -------------------------
     Name         Granted(1)      1995                Per Share           Date            5%            10%
     ----         ----------------------       -----------------       ---------       --------       -------
H. Wayne Posey            -             -                                   -              -             -
Dale K. Edwards        80,000         14.6%              $6.00           7/1/04        $            $
R. Alan Gleghorn       24,000         4.4%               $0.50           7/1/04        $            $
                       80,000         14.6%              $6.00           7/1/04        $            $

-----------------

(1) Represents options to purchase Common Stock granted pursuant to the 1994 Stock Option Plan. Options generally are exercisable in 20% increments, commencing one year after the date of grant.

(2) Based upon the estimated initial public offering price and on annual appreciation of such value, through the expiration date of such options, at the stated rates. These amounts represent assumed rates of appreciation only and may not necessarily be achieved. Actual gains, if any, depend on the future performance of the Common Stock, as well as the continued employment of the Named Executives for the full term of the options.

                                        AGGREGATED OPTION EXERCISES IN 1995
                                     AND OPTION VALUES AS OF DECEMBER 31, 1995

                        Number of                       Number of                       Value of Unexercised
                         Shares                    Underlying Unexercised                  In-the-Money
                        Acquired                     Warrants/Options at                Warrants/Options at
                       on          Valu               December 31, 1995                 December 31, 1995(1)
        Name        Exercise     Realized     Exercisable      Unexercisable     Exercisable      Unexercisable
H. Wayne Posey              -            -    277,109(2)               40,000    $                $
Dale K. Edwards             -            -         8,000              112,000    $                $
R. Alan Gleghorn            -            -             -              104,000    $                $

(1) Represents an amount equal to the difference between the estimated initial public offering price of the Company's Common Stock minus the option exercise price, multiplied by the number of unexercised options at December 31, 1995.

(2) Represents an option to purchase 155,000 Units, each consisting of one share of Common Stock and a warrant to purchase .7878 of a share of Common Stock.


EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Messrs. Posey, D'Antoni, Edwards, Gleghorn, and Weymier and Ms. Johnson to serve in their respective current positions. The agreement with Mr. Posey, which expires June 30, 2001, provides for an initial annual base salary of $325,000 plus an annual bonus not to exceed 120% of base salary, depending upon the achievement of certain operating goals. In the event Mr. Posey's employment is terminated without cause or there is a "change in control" of the Company (as defined in his employment agreement), Mr. Posey is entitled to receive severance benefits equal to the present value of 36 months of his salary, bonus, and certain other benefits.

         Mr. D'Antoni's agreement, which expires February 9, 1998, currently provides for a base salary of $260,000, subject to a minimum of 80% of the base salary of the Chief Executive Officer of the Company. The agreement also provides that Mr. D'Antoni may receive an annual bonus based upon the achievement of certain operating goals. The Company has agreed to lend Mr. D'Antoni up to $500,000 to finance the exercise of options held by him and, in the event the Company's taxes are reduced because the options do not qualify as incentive stock options, the amount of such reduction will be applied to the repayment of any such loan and any excess will be paid to Mr. D'Antoni. In the event Mr. D'Antoni's employment is terminated without cause or there is a change in control of the Company, Mr. D'Antoni is entitled to receive his salary and bonus through the later of February 9, 1998 or one year following such termination or change in control.

         Ms. Johnson's agreement, which expires October 18, 1998, provides for an initial annual base salary of $150,000 and an annual bonus based upon the achievement of certain operating goals. In the event Ms. Johnson's employment is terminated without cause or there is a change in control of the Company, Ms. Johnson is entitled to receive her salary and bonus through the later of October 18, 1998 or one year following such termination or change in control.

         The employment agreements with Mr. Edwards and Mr. Gleghorn expire on November 14, 1996 and provide for annual salaries of $160,000 and $130,000, respectively. Messrs. Edwards' and Gleghorn's agreements provide for the payment of the purchase price of shares of Common Stock (see "Certain Transactions") over a two-year period under promissory notes that bear interest at annual rates of 5.71% and 6.2%, respectively. The Company is entitled to repurchase all or a portion of Mr.

Edwards' and Mr. Gleghorn's stock for its purchase price less any amounts paid to the Company in the event their employment is terminated prior to certain specified dates. Mr. Weymier's agreement expires March 4, 1997 and provides for an annual salary of $100,000. In addition to the provisions described above, the agreements with Messrs. Edwards, Gleghorn, and Weymier provide for an annual bonus based upon the achievement of certain operating goals. In addition, such agreements provide for an annual increase in salary at least equal to the increase in the Consumer Price Index.

     The Company has established the level of potential bonuses and related operating goals for its officers for the six months ending December 31, 1996.
Depending upon whether the Company meets or the extent to which it exceeds certain levels of net income, Messrs. Posey, D'Antoni, and Edwards and Ms. Johnson will be entitled to receive bonuses of up to 60% of their base salaries to be paid during the current year, and up to an additional 60% of their base salaries to be paid in equal installments in January of each of the next three years, and Messrs. Gleghorn and Weymier will be entitled to receive bonuses of up to 45% of their base salaries to be paid during the current year, and up to an additional 40% of their base salaries to be paid in equal installments in January of each of the next three years.

DIRECTOR COMPENSATION

         Members of the Board of Directors receive no cash compensation in their capacities as Directors. Beginning January 1997, each Director not employed by the Company will be granted options annually to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of grant, exercisable in annual increments of 20%. Each such Director who is newly appointed or newly elected to the Board of Directors will in addition be granted options to purchase 5,000 shares of Common Stock upon the same terms. See "-- Director Stock Option Plan." All Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof and for other expenses incurred in their capacity as Directors.

         The Company has entered into five-year consulting agreements with Messrs. Ragsdale and Chaney, providing for annual compensation of $60,000 and $36,000, respectively, under which Messrs. Ragsdale and Chaney provide strategic and financial advisory services to the Company. Compensation under such agreements is paid to Messrs. Ragsdale and Chaney in their capacities as consultants to the Company and not as Directors. The Company believes that the terms of the arrangements, which were determined through negotiation among the Company's founders, are as favorable as might have been obtained from non-affiliated persons.

CERTAIN TRANSACTIONS

         In connection with its organization and initial funding, the Company issued securities to certain of its officers and directors in private transactions. In July 1994, the Company issued 80,000, 214,068, and 690,000 shares of Common Stock at a purchase price of $0.05 per share to Messrs. Herd, McCaslin, and Ragsdale, respectively, and 690,000 shares of Common Stock at a purchase price of $0.03 to Mr. Posey. In connection with such issuances, the Company also granted such persons warrants to purchase 63,020, 168,634, 543,556, and 543,556 shares of Common Stock, respectively, at an exercise price of $1.25 per share. In October 1994, the Company issued 500,000, 76,000, and 500,000 shares of Common Stock at a purchase price of $0.50 per share to Messrs. Chaney, McCaslin, and Ragsdale, respectively. In connection with such issuances, the Company also granted such persons warrants to purchase 393,882, 59,870, and 393,882 shares of Common Stock, respectively, at an exercise price of $1.25 per share. In November 1994, the Company issued 40,000 shares of Common Stock at a purchase price of $0.50 per share to Mr. Edwards. In January 1995, the Company issued 20,000 shares of Common Stock at a purchase price of $0.50 per share to Mr. Gleghorn. In June 1995 the Company granted warrants in connection with the issuance of notes payable to purchase 60,000 shares of Common Stock at an exercise price of $2.50 per share to each of Messrs. Chaney and Ragsdale.

         In December 1995 the Company issued an aggregate of 500,000 shares of Redeemable Convertible Preferred Stock at a purchase price of $6.00 per share to Bessemer Venture Partners, a venture capital firm, and certain related persons (collectively, "Bessemer"). In addition, the Company issued Bessemer warrants to purchase 200,000 shares of Redeemable Convertible Preferred Stock at an exercise price of $6.00 per share for no additional consideration. Upon consummation of the Offering, all of such shares of Redeemable Convertible Preferred Stock will be converted into shares of Common Stock on a share-for-share basis, and such warrants will be converted into warrants to purchase 200,000 shares of Common Stock.

         Following the Company's affiliation with the Abilene group, David T. Bailey, M.D., the president of the group, became a member of the Company's Board of Directors. The Company and the group are parties to an asset purchase agreement, an interim service agreement, and a service agreement. See "Business -- Development and Operations -- Current Operations" and "Business -- Affiliation Structure."

         In June 1995, Messrs. Ragsdale and Chaney each advanced the Company $150,000. The loans, which bore interest at an annual rate of 7.2%, were forgiven in June 1996 in consideration of the exercise of warrants to purchase 60,000 shares of Common Stock at $2.50 per share. See Note 6 of Notes to Consolidated Financial Statements.

         In March 1996, the Company accepted a note in the amount of $120,000 from Mr. D'Antoni in consideration of his exercise of options to purchase 20,000 shares of Common Stock at an exercise price of $6.00 per share. The note bears interest at an annual rate of 5.71% and matures on March 1, 2000.

DIRECTOR STOCK OPTION PLAN

         The Company has reserved 100,000 shares of Common Stock for issuance to Directors. Beginning in January 1997, each Director not employed by the Company will annually be granted options to purchase 2,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant, exercisable in annual increments of 20%. Each such Director who is newly appointed or newly elected to the Board of Directors will in addition be granted options to purchase 5,000 shares of Common Stock upon the same terms.

EMPLOYEE STOCK OPTION PLANS

         The Company has reserved 1,500,000 shares of Common Stock for issuance under its 1994 Stock Option Plan and 1,000,000 shares of Common Stock for issuance under its 1996 Employee Stock Option Plan. Under the plans, which are administered by the Option Committee of the Board of Directors, key employees, including executive officers, may be granted incentive or non-qualified stock options. Options granted under the plans may not be exercised until vested. The Option Committee is empowered under the plans to determine all terms and provisions under which options are granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price, and (iv) the duration of the option, which cannot exceed ten years. As of September 30, 1996, options to purchase 1,276,200 shares of Common Stock had been granted under the 1994 plan and none had been granted under the 1996 plan.

EMPLOYEE STOCK PURCHASE PLAN

         The Company has reserved 500,000 shares of Common Stock for purchase over the next five years under its 1996 Employee Stock Purchase Plan. This plan permits employees to purchase shares of Common Stock at a discount to market value and be eligible to receive favorable income tax treatment of the discount under section 423 of the Internal Revenue Code of 1986, as amended. Under this plan, all employees working more than 20 hours weekly are eligible to purchase reserved shares at a discount equal to 15% of market price. The market cost of shares purchased by an employee under this plan may not exceed $25,000 annually. As of September 30, 1996, no shares had been purchased under the Employee Stock Purchase Plan.

PHYSICIAN STOCK OPTION PLAN

         The Company has reserved 1,000,000 shares of Common Stock for issuance under its 1996 Physician Stock Option Plan. Under the plan, physicians and physician extenders employed by the Company's affiliated physician groups may be granted non-qualified options to purchase shares of Common Stock. Options granted under the plan may not be exercised until vested. The Option Committee is empowered under the plan to determine all terms and provisions under which options are granted, including (i) the number of shares subject to each option,
(ii) when the option becomes exercisable, (iii) the exercise price, and (iv) the duration of the option. As of September 30, 1996, no options had been granted under the Physician Stock Option Plan.

                     PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of September 30, 1996, and as adjusted to reflect the sale of the shares offered hereby, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each Director, (iii) each Named Executive Officer, and (iv) all Directors and executive officers as a group. The Company believes that the individuals listed below each have sole voting and investment power with respect to such shares, except as otherwise indicated in the footnotes to the table. Unless otherwise indicated below, the business address of each person listed is: c/o ProMedCo, Inc. 801 Cherry Street, Suite 1450, Fort Worth, Texas 76102.

                               Shares Beneficially Owned   Shares Beneficially
Name and Address                 Prior to Offering(1)    Owned After Offering(1)
of Beneficial Owne             Number        Percent     Number          Percent

Richard E. Ragsdale           2,026,540        27.2      2,026,540
H. Wayne Posey (2)            1,510,665        20.3      1,510,665
E. Thomas Chaney              1,114,780        15.0      1,114,780
Jack W. McCaslin                518,572         7.0        518,572
Richard R. D'Antoni             120,000         1.6        120,000
David T. Bailey, M.D.               -            -            -            -
James F. Herd, M.D.             143,020         1.9        143,020
Bessemer Venture Partners
    III L.P.(3)                 652,308         8.8        652,308
All Directors and executive
    officers as a group
    (12 persons)              5,578,377        75.0      5,578,377

(1) Includes shares issuable upon the exercise of options that are exercisable within 60 days of the date of this Prospectus. The shares underlying such options are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
  (2) The Company and Mr. Posey (the "Selling Stockholder") have granted to the Underwriters an over-allotment option to purchase up to an additional shares of Common Stock. To the extent that the Underwriters exercise this option, the first 150,000 shares of Common Stock will be sold by the Selling Stockholder and the balance will be sold by the Company.
       See "Underwriting."
  (3) This number includes (1) 18,837 shares held by a limited partnership of which Deer III & Co., the general partner of Bessemer, is the general partner and (2) 17,381 shares held by six individuals and two subchapter S corporations employed by or related to Bessemer Securities Corporation, whose wholly-owned subsidiary is the limited partner of Bessemer. Each of these individuals and S corporations is obligated to vote his or her shares as directed by Bessemer. This number does not include 50,162 shares owned or controlled by partners of Deer III & Co., nor does it include 3,500 shares owned by associates of Deer III & Co. Included in the foregoing numbers are shares issuable upon conversion of Redeemable Convertible Preferred Stock which are issuable upon the exercise of warrants that are presently exercisable at $6.00 per share in the following amounts: Bessemer - 173,654, the limited partnership - 5,382, the eight individuals - 4,966, the partners of Deer III & Co., - 14,332 and associates of Deer III & Co. - 1,000. The Redeemable Convertible Preferred Stock when issued, is convertible into equal numbers of common shares. The voting partners of the general partner of Bessemer, who may be deemed the beneficial owners of the securities held by Bessemer, are William T. Burgin, Robert H. Buescher, David J. Cowan, G. Felda Hardymon, and Christopher F. O. Gabrieli. This number also includes options exercisable within 60 days at $6.00 per share, expiring July 1, 2004, to purchase the following shares: Bessemer, 7,834; the limited partnership of which Deer III & Co. is the general partner, 243; and the six individuals and two subchapter S corporations employed by or related to Bessemer Securities Corporation, 224. This number does not include 586 of such option shares issuable to partners of Deer III & Co. or to entities controlled by such partners or 45 of such option shares issuable to associates of Deer III & Co. These individuals disclaim beneficial ownership of such securities except to the extent of their partnership interest. The address of Bessemer Venture Partners is 1025 Old Country Road, Suite 205, Westbury, New York 11590.

                         DESCRIPTION OF CAPITAL STOCK

         The following summary description is qualified by reference to the Company's Certificate of Incorporation, which is filed as an exhibit to the registration statement of which this Prospectus is a part (the "Registration Statement"). Upon consummation of the Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, no par value per share, of which shares will be issued and outstanding, and 20,000,000 shares of Preferred Stock, no par value per share, none of which will be issued and outstanding.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of a majority of the shares of Common Stock voting for the election of Directors can elect all of the Directors then up for election. The holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors is authorized, without further approval or action by the stockholders, to issue shares of Preferred Stock in one or more series and to determine the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and number of shares constituting any series of Preferred Stock or the designation of such series.

         The rights of the holders of Common Stock will generally be subject to the prior rights of the holders of any outstanding shares of Preferred Stock with respect to dividends, liquidation preferences, and other matters. Among other things, the Preferred Stock could be issued by the Company to raise capital or finance acquisitions. The Preferred Stock could have certain anti-takeover effects under certain circumstances. The issuance of shares of Preferred Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company, or creating a class or series of Preferred Stock with class voting rights.

         The Company has no current plans to issue any shares of its Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless: (i) the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by directors who are also officers, and excluding certain employee stock option plans); and (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Except as otherwise specified in Section 203, an "interested stockholder" is defined as (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, (b) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, or (c) the affiliates and associates of any such person. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers. Under Delaware law, the Company could have opted out of
Section 203 but elected to be subject to its provisions.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

         Classified Board of Directors. The Company's Certificate of Incorporation and By-Laws provide that the Board is to be divided into three classes of directors serving staggered terms. One class of directors will be elected at each annual meeting of stockholders for a three-year term. See "Management-- Directors and Executive Officers." Thus, at least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Board of Directors. Directors can be removed from office only for cause and only by the affirmative vote of at least two-thirds of the then outstanding shares of capital stock entitled to vote generally in the election of Directors, voting as a single class. Vacancies on the Board of Directors may be filled only by the remaining Directors and not the stockholders. The foregoing provisions may have the effect of making it more difficult to acquire control of the Company by means of a hostile tender offer, open market purchases, a proxy contest, or otherwise.
See "Management."

         Requirements for Advance Notification of Stockholder Nominations and Proposals. The Company's By-Laws require 60 to 90 days' notice to the Company with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. Such notice must provide specified information, including information regarding the ownership of Common Stock by the person giving the notice, information regarding the proposal or the nominees, and information regarding the interest of the proponent in the proposal or the nominations.

     Special Meetings of Stockholders; Actions by Written Consent. The Company's Certificate of Incorporation and By-Laws provide that special meetings of stockholders of the Company may only be called by the Chairman of the Board, the President, or a majority of the then authorized number of Directors. This provision precludes stockholders from calling a special meeting and taking actions opposed by the Board of Directors. The Certificate of Incorporation also provides that stockholder action cannot be taken by written consent in lieu of a meeting.

         Limitation of Director Liability. The Company's Certificate of Incorporation limits the liability of Directors to the Company and its stockholders to the fullest extent permitted by Delaware law. Specifically, under current Delaware law, a director will not be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except liability (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law) or
(iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care. This limitation on monetary liability does not alter the duties of Directors, affect the availability of equitable relief, or affect the availability of monetary relief predicated on claims based upon federal law, including the federal securities laws.

         Supermajority Provisions. The Company's Certificate of Incorporation provides that the vote of the Board of Directors or the affirmative vote of at least two-thirds of the then outstanding shares of capital stock entitled to vote generally in the election of Directors, voting as a single class, is required to amend, repeal, or alter any of the Company's By-Laws or the foregoing provisions contained in the Company's Certificate of Incorporation.

RIGHTS PLAN

         Prior to the consummation of the Offering, there will be a dividend distribution of one right (a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on the date the shares of Common Stock are first offered to the public (the "Record Date"). The Board of Directors will further authorize the issuance of one right for each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Final Expiration Date (as defined herein) and the date the Rights are redeemed. Except as described below, each Right, when exercisable, entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Junior Preferred Shares"), at a price of $ per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The purchase price will be the estimated fair market value of the Junior Preferred Shares at the dividend distribution date. Therefore, the dividend will have no initial value and no impact on the financial statements of the Company. The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") between the Company and , as Rights Agent. A copy of the Rights Agreement has been filed with the Commission as an exhibit to the registration statement of which this Prospectus is a part. This summary of certain provisions of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

         Initially, the Rights will be evidenced by Common Stock certificates representing shares then outstanding, and no separate certificates evidencing the Rights will be distributed. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, with certain limited exceptions (an "Acquiring Person"), has acquired, or obtained the right to acquire, beneficial ownership of capital stock of the Company representing 15% or more of the voting power of the Company (the "Shares Acquisition Date") or (ii) 15 business days (or such later date as may be determined by action of the Board of Directors prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of capital stock of the Company representing 15% or more of the voting power of the Company (such date being called the "Distribution Date"), the Rights will be evidenced by the Common Stock certificates and not by separate certificates.

         The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with, and only with, the Common Stock. Until the Distribution Date (or earlier redemption, expiration, or termination of the Rights), the transfer of any Common Stock certificates will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date, and will expire upon the earliest of (i) the close of business on the tenth anniversary of the date of the Rights Agreement (the "Final Expiration Date"), (ii) the redemption of the Rights by the Company as described below or (iii) the exchange of all Rights for Junior Preferred Shares as described below.

         A person will not become an Acquiring Person under the Rights Agreement if such person is the Company or an affiliate of the Company or obtained 15% or more of the voting power of the Company through (i) an issuance of Common Stock by the Company directly to such person (for example, in a private placement or an acquisition by the Company in which Common Stock is used as consideration) or
(ii) a repurchase by the Company of Common Stock.

         In the event that any person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, Junior Preferred Shares (or, in certain circumstances, cash, property, or other securities of the Company) having a value equal to two times the exercise price of the Right.

         In the event that, at any time following a Shares Acquisition Date, the Company is acquired by the Acquiring Person in a merger or other business combination transaction or 50% or more of the Company's assets or earning power are sold to the Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

         Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the "Triggering Events"), any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become null and void.

         The Purchase Price payable, the number of Junior Preferred Shares, shares of Common Stock or other securities or property issuable upon exercise of the Rights, and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, reverse split, combination, consolidation, or reclassification of, the Junior Preferred Shares or the Common Stock.

         With certain exceptions, no adjustment to the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% to the Purchase Price. Upon the exercise of a Right, the Company will not be required to issue fractional Junior Preferred Shares or fractional shares of Common Stock (other than fractions in multiples of one one-hundredth of a Junior Preferred Share) and, in lieu thereof, an adjustment in cash may be made based on the market price of the Junior Preferred Shares or Common Stock on the last trading date prior to the date of exercise.

         At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of capital stock of the Company representing 50% or more of the voting power of the Company, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which will become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

         At any time after the date of the Rights Agreement until the earlier of the time that a person becomes an Acquiring Person or the Final Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), which may (at the option of the Company) be paid in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors. Upon the effectiveness of any action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The provisions of the Rights Agreement may be amended by the Company, except that any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

         Upon consummation of the Offering, there will be shares of Common Stock outstanding and shares of Common Stock reserved for issuance under employee benefit plans. Each outstanding share of Common Stock will receive one Right. Junior Preferred Shares will be reserved for issuance in the event of the exercise of the Rights.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired by the Acquiring Person. Under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, at any time prior to the time that any person or entity becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.

                      SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this Offering, there has been no public market for the Common Stock. Sales of substantial amounts of shares of Common Stock in the public market could adversely affect market prices of the shares and make it more difficult for the Company to sell equity securities in the future at a time and price that it deems appropriate.

         The shares sold in this Offering ( shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer, and generally includes members of the Board of Directors and senior management. The remaining shares of Common Stock that will be outstanding immediately following this Offering include shares issued in private transactions (the "Restricted Shares").

         The Restricted Shares, together with 4,027,020 shares of Common Stock that may be acquired upon exercise of presently outstanding options and warrants and 200,030 shares of Common Stock that may be issued upon conversion of presently outstanding convertible subordinated notes, may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144. The Restricted Shares held by current stockholders will become eligible for sale, subject to the restrictions of Rule 144, commencing in
 . In general, Rule 144 allows a stockholder who has beneficially owned Restricted Shares for at least two years (including person who may be deemed "affiliates" of the Company under Rule 144) to sell a number of shares within any three-month period that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately shares after giving effect to this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. A stockholder who is not an "affiliate" of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned his or her shares for at least three years (as computed under Rule 144), is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above.

         The Company and its Directors, officers, and certain stockholders have agreed not to offer, sell, or otherwise dispose of any of their Common Stock for a period of 180 days after the date of this Prospectus without prior written consent of Piper Jaffray, Inc. See "Underwriting."

         Certain holders have demand and "piggyback" registration rights with respect to 1,238,394 shares of Common Stock held by them or issuable to them, which rights allow them to require the Company, subject to certain conditions, to file a registration statement covering the sale of such shares after the expiration of the 180-day lock up period. In addition, the Company intends to file a registration statement covering approximately 3,600,000 shares of Common Stock reserved for issuance under the Company's stock option plans.

                                   UNDERWRITING

         The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Piper Jaffray Inc., Robertson, Stephens & Company LLC, and Cowen & Company are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the number of shares of Common Stock set forth opposite each Underwriter's name in the table below:

                                                                  NUMBER OF
 NAME                                                              SHARES

 Piper Jaffray Inc........................................
 Robertson, Stephens & Company LLC........................
 Cowen & Company..........................................










 Total...........................................

         Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement, if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that in certain circumstances purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

         The Representatives have advised the Company that the Underwriters propose to offer Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $ per share. Additionally, the Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the Offering, the initial public offering price and other selling terms may be changed by the Underwriters.

         The Company and the Selling Stockholder have granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an additional shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common

Stock offered hereby. To the extent that the Underwriters exercise this option, the first 150,000 shares of Common Stock will be sold by the Selling Stockholder and the balance will be sold by the Company.

         The Representatives have informed the Company that neither they, nor any other member of the National Association of Securities Dealers, Inc. (the "NASD") participating in the Offering, will make sales of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

         The Offering of the shares of Common Stock is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation, or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

         The officers and Directors of the Company and certain other stockholders designated by the Representatives, who will beneficially own in the aggregate shares of Common Stock upon completion of the Offering, have agreed that they will not sell, offer to sell, distribute, or otherwise dispose of any shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of Piper Jaffray Inc. See "Shares Eligible For Future Sale." The Company has agreed that it will not, without the prior written consent of Piper Jaffray Inc., offer, sell, issue, or otherwise dispose of any shares of Common Stock, options, or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options and warrants granted prior to the date hereof, may grant additional options under
                            , and may issue Common Stock in connection with
affiliation with new physician groups.

         Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock has been determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management, and the consideration of the above factors in relation to the market valuation of companies in related businesses. See "Risk Factors--No Prior Public Market; Possible Volatility of Price."

         The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

                               LEGAL MATTERS

         Certain legal matters in connection with the Offering are being passed upon by Dyer Ellis & Joseph PC, Washington, D.C., special counsel to the Company, and for the Underwriters by Vinson & Elkins L.L.P., Dallas, Texas.

                                 EXPERTS

         The consolidated financial statements and schedule of the Company as of December 31, 1994 and 1995, June 30, 1996, and for the period from inception (July 1, 1994) to December 31, 1994, and the year ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of North Texas Medical Surgical, P.A., Cullman Family Practice, P.C., Family Medical Clinic, P.C., Morgan-Haugh, P.S.C., King's Daughters Clinic P.A., Western Medical Management, Inc., and the combined financial statements of HealthFirst Services, Inc. and Tarrant Family Practice, P.A. and Abilene Diagnostic Clinic Practices included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                          ADDITIONAL INFORMATION

         A Registration Statement on Form S-1 including amendments thereto relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, exhibits, and schedules. A copy of the Registration Statement may be inspected without charge at the Securities and Exchange Commission's principal office located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. The Registration Statement may also be obtained from the Web site that the Commission maintains at http:\www.sec.gov.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports for each of the first three quarters of each fiscal year containing unaudited financial information.

                           INDEX TO FINANCIAL STATEMENTS

                                                                           Page

PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES
     Report of Independent Public Accountants............................  F-4
     Consolidated Balance Sheets as of December 31, 1994 and
         1995, and June 30, 1996 and September 30, 1996 (unaudited)......  F-5
     Consolidated Statements of Operations for the period
         from inception (July 1, 1994) to December 31, 1994,
         the year ended December 31, 1995, and the nine months
         ended September 30, 1995 and 1996 (unaudited)...................  F-7
     Consolidated Statements of Stockholders' Equity for
         the period from inception (July 1, 1994) to December 31,
         1994, the year ended December 31, 1995,
         and the six months ended June 30, 1996 and the three months ended
         September 30, 1996 (unaudited)..................................  F-8
     Consolidated Statements of Cash Flows for the period
         from inception (July 1, 1994) to December 31, 1994,
         the year ended December 31, 1995, and the nine months
         ended September 30, 1995 and 1996 (unaudited)...................  F-9
     Notes to Consolidated Financial Statements..........................  F-10

NORTH TEXAS MEDICAL SURGICAL, P.A.
     Report of Independent Public Accountants............................  F-26
     Balance Sheets as of December 31, 1994, and June 30, 1995...........  F-27
     Statements of Operations for the years ended
         December 31, 1993 and 1994, and
         the six months ended June 30, 1995..............................  F-28
     Statements of Stockholders' Equity for the years
         ended December 31, 1993
         and 1994, and the six months ended June 30, 1995................  F-29
     Statements of Cash Flows for the years ended
         December 31, 1993 and 1994,
         and the six months ended June 30, 1995..........................  F-30
     Notes to Financial Statements.......................................  F-31

CULLMAN FAMILY PRACTICE, P.C.
     Report of Independent Public Accountants............................  F-34
     Balance Sheets as of December 31, 1994 and 1995.....................  F-35
     Statements of Operations for the years ended
         December 31, 1994 and 1995, the
         period from January 1, 1995 to
         February 28, 1995 (unaudited), and the period
         from January 1, 1996 to March 6, 1996 (unaudited)...............  F-36
     Statements of Stockholders' Equity for the years
         ended December 31, 1994 and 1995................................  F-37
     Statements of Cash Flows for the years ended
         December 31, 1994 and 1995......................................  F-38
     Notes to Financial Statements.......................................  F-39

FAMILY MEDICAL CLINIC, P.C.
     Report of Independent Public Accountants............................  F-42
     Balance Sheets as of December 31, 1994 and 1995.....................  F-43
     Statements of Operations for the years ended
         December 31, 1994 and 1995, the
         period from January 1, 1995, to February 28,
         1995 (unaudited), and the period
         from January 1, 1996 to March 6, 1996 (unaudited)...............  F-44
     Statements of Stockholders' Equity for the years
         ended December 31, 1994 and 1995................................  F-45
     Statements of Cash Flows for the years ended
         December 31, 1994 and 1995......................................  F-46
     Notes to Financial Statements.......................................  F-47

MORGAN-HAUGH, P.S.C.
     Report of Independent Public Accountants............................  F-51
     Balance Sheets as of December 31, 1994 and 1995.....................  F-52
     Statement of Operations for the years ended
         December 31, 1993, 1994, and 1995, the
         period from January 1, 1995 to March 31, 1995
         (unaudited), and the period from
         January 1, 1996 to March 31, 1996 (unaudited)...................  F-53
     Statements of Stockholders' Equity for the years ended
         December 31, 1993, 1994, and 1995 ..............................  F-54
     Statements of Cash Flows for the years ended
         December 31, 1993, 1994, and 1995...............................  F-55
     Notes to Financial Statements.......................................  F-56

HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.
     Report of Independent Public Accountants............................  F-62
     Combined Balance Sheets as of December 31, 1994 and 1995............  F-63
     Combined Statements of Operations for the years
         ended December 31, 1993,
         1994, and 1995, the period from
         January 1, 1995 to May 31, 1995
         (unaudited), and the period from January 1, 1996 to
         May 31, 1996 (unaudited)........................................  F-64
     Combined Statements of Owners' Equity for the years ended
         December 31, 1993, 1994, and 1995...............................  F-65
     Combined Statements of Cash Flows for the years ended
         December 31, 1993, 1994, and 1995...............................  F-66
     Notes to Combined Financial Statements..............................  F-67

ABILENE DIAGNOSTIC CLINIC PRACTICES
     Report of Independent Public Accountants............................  F-71
     Combined Balance Sheets as of December 31,
         1994 and 1995 and September 30,
         1996 (unaudited)................................................  F-72
     Combined Statements of Operations for the years ended
         December 31, 1993, 1994, and 1995, and the
         nine months ended September 30,
         1995 and 1996 (unaudited).......................................  F-73
     Combined Statements of Owners' Equity for the years ended
         December 31, 1993, 1994, and 1995...............................  F-74
     Combined Statements of Cash Flows for the years ended
         December 31, 1993, 1994, and 1995, and the nine months ended
         September 30, 1995 and 1996 (unaudited).........................  F-75
     Notes to Combined Financial Statements..............................  F-76

KING'S DAUGHTERS CLINIC, P.A.
     Report of Independent Public Accountants............................  F-80
     Balance Sheets as of December 31, 1994 and 1995, and
         August 31, 1996 (unaudited).....................................  F-81
     Statements of Operations for the years ended
         December 31, 1993, 1994, and 1995,
         and the eight months ended August 31,
         1995 and 1996 (unaudited).......................................  F-82
     Statements of Stockholders' Equity for the
         years ended December 31, 1993,
         1994, and 1995, and the eight months
         ended August 31, 1996 (unaudited)..............................   F-83
     Statements of Cash Flows for the years ended
         December 31, 1993, 1994, and 1995,
         and the eight months ended August 31, 1995 and
         1996 (unaudited)...............................................   F-84
     Notes to Financial Statements.......................................  F-85

WESTERN MEDICAL MANAGEMENT CORP., INC.
     Report of Independent Public Accountants............................  F-91
     Balance Sheets as of December 31, 1994 and
         1995, and  September 30,
         1996 (unaudited)................................................  F-92
     Statements of Operations for the years ended
         December 31, 1993, 1994, and 1995,
         and the nine months ended September 30, 1995 and
         1996 (unaudited)................................................  F-93
     Statements of Stockholders' Equity for the years
         ended December 31, 1993,
         1994, and 1995, and the nine months ended
         September 30, 1996 (unaudited)..................................  F-94
     Statements of Cash Flows for the years ended
         December 31, 1993, 1994, and 1995,
         and the nine months ended September 30, 1995 and
         1996 (unaudited)................................................  F-95
     Notes to Financial Statements.......................................  F-96

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Professional Medical Management Company:

We have audited the accompanying consolidated balance sheets of Professional Medical Management Company (a Delaware corporation - see Note 7 to Consolidated Financial Statements) and subsidiaries as of December 31, 1994 and 1995, and June 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (July 1, 1994) to December 31, 1994, and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Professional Medical Management Company and subsidiaries as of December 31, 1994 and 1995, and June 30, 1996, and the results of their operations and their cash flows for the period from inception (July 1, 1994) to December 31, 1994, and the year ended December 31, 1995, in conformity with generally accepted accounting principles.





                                                  ARTHUR ANDERSEN LLP

Fort Worth, Texas,
     August 20, 1996

      PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS


                                                                                                      Pro Forma
                                                                                                  September 30, 1996
                                                                                                       (Note 2)
                                                                                                                    Pro Forma
                                                                                                        Merger      Including
                                                                                         Pro Forma        and        Merger
                                            December 31,       June 30,     September 30,For Equity   Acquisition      and
ASSETS                                    1994       1995         1996         1996      Conversions  Adjustments  Acquisition
                                       ---------   ---------  -----------   ----------   -----------  -----------  -----------
                                                                            (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents........   $490,391   $1,076,836  $ 1,148,243   $  941,038   $  941,038   $   185,356  $ 1,126,394
   Short-term investments...........          -   1,970,530             -            -            -             -            -
   Accounts receivable, net of
     allowances of $0, $135,334,
     $1,289,008, and $4,559,730,
     respectively...................        200     168,177     1,415,350    4,809,591    4,809,591     3,243,316    8,052,907
   Inventory........................          -      13,035        78,641      194,385      194,385         7,678      202,063
   Management fees receivable.......          -     116,968       806,378      418,244      418,244      (418,244)            -
   Due from affiliated physician groups       -           -       371,448    1,203,503    1,203,503      (664,506)     538,997
   Prepaid expenses and other
     current assets.................         62      17,559       120,829      247,617      247,617        65,849      313,466
                                       --------   ---------   -----------   ----------   ----------   -----------  -----------

       Total current assets.........    490,653   3,363,105     3,940,889    7,814,378    7,814,378     2,419,449   10,233,827

PROPERTY AND EQUIPMENT, net
   of accumulated depreciation and
   amortization of $1,049, $22,907,
   $48,124, and $108,970,
   respectively.....................     31,555      96,035       887,902    2,986,762    2,986,762       598,134    3,584,896

INTANGIBLE ASSETS, net of
   accumulated amortization of $0,
   $11,515, $60,613, and $102,199,
   respectively.....................          -     976,025     6,841,027   14,459,340   14,459,340    10,701,514   25,160,854

OTHER ASSETS, net of accumulated
   amortization of $133, $1,062, $1,716
   and $25,882, respectively........      2,233      16,182        84,062      660,794      660,794        20,786      681,580
                                       --------   ---------   -----------   ----------   ----------   -----------  -----------

       Total assets.................   $524,441   $4,451,347  $11,753,880   $25,921,274  $25,921,274  $13,739,883  $39,661,157
                                       ========   ==========  ===========   ===========  ===========  ===========  ===========













    The accompanying notes are an integral part of these financial statements.

              PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS -- CONT.

                                                                                                          Pro Forma
                                                                                                     September 30, 1996
                                                                                                          (Note 2)
                                                                                                                        Pro Forma
                                                                                                             Merger     Including
                                                                                              Pro Forma   and          Merger
                                               December 31,         June 30,    September 30,For Equity    Acquisition      and
                                             1994        1995         1996         1996      Conversions  Adjustments  Acquisition
                                          ---------  -----------  -----------   ----------   -------------------------------------
                                                                                (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable.....................  $  19,794  $    94,174  $   291,624   $ 1,052,924  $ 1,052,924  $   939,355  $ 1,992,279
   Payable to affiliated physician groups         -            -      276,747     1,211,197    1,211,197      513,811    1,725,008
   Accrued salaries, wages and benefits.          -       24,079      269,299     1,097,484    1,097,484            -    1,097,484
   Accrued expenses and other current
     liabilities........................        359      185,346      840,928     1,366,460    1,366,460      328,208    1,694,668
   Current maturities of notes payable..      1,025       66,898      420,132       759,872      759,872      449,119    1,208,991
   Current maturities of obligations under
     capital lease......................          -            -            -       269,361      269,361            -      269,361
   Deferred purchase price..............          -            -      264,408       169,408      169,408            -      169,408
                                        -----------  -----------  -----------   -----------  -----------  -----------  -----------
         Total current liabilities......     21,178      370,497    2,363,138     5,926,706    5,926,706    2,230,493    8,157,199
NOTES PAYABLE, net of current
   maturities...........................      2,050        1,429      455,169     1,191,025    1,191,025      379,477    1,570,502
NOTES PAYABLE TO
   STOCKHOLDERS.........................          -      261,604            -             -            -            -            -
OBLIGATIONS UNDER CAPITAL
   LEASE ...............................  -          -            -             1,030,171    1,030,171    -            1,030,171
DEFERRED PURCHASE PRICE.................          -            -      718,000       718,000      718,000            -      718,000
CONVERTIBLE SUBORDINATED
   NOTES PAYABLE........................          -            -    1,800,274     1,800,274    1,800,274            -    1,800,274
OTHER LONG TERM LIABILITIES.............          -            -            -       393,575      393,575            -      393,575
                                          ---------  -----------  -----------   -----------  -----------  -----------  -----------
         Total liabilities..............     23,228      633,530    5,336,581    11,059,751   11,059,751    2,609,970   13,669,721
                                          ---------  -----------  -----------   -----------  -----------  -----------  -----------

COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE
   PREFERRED STOCK, 700,000 shares
   authorized; 500,000 shares issued and
   outstanding (liquidation preference of
   $6,000,000) .........................          -    2,953,358    2,953,358     2,953,358            -            -            -
REDEEMABLE COMMON STOCK,
   165,296 shares issued
   and outstanding......................          -      991,776      991,776       991,776            -            -            -
STOCKHOLDERS' EQUITY:
   Class B Common Stock, no par value;
     2,600,000 shares authorized; 1,226,150
     shares issued and outstanding (liquidation
     preference of $1,226,150)..........    601,893      601,893      601,893       601,893            -            -            -
   Common stock, no par value; 50,000,000
     shares authorized; 1,878,000, 1,899,000,
     2,122,827, and 2,700,136 shares
     issued and outstanding at December 31,
     1994 and 1995, June 30, 1996, and
     September 30, 1996, respectively...    102,710      165,856    1,238,077     9,226,653   13,773,680    9,501,042   23,274,722
   Common stock to be issued, 0, 667,
     167,647 and 194,361 shares, at
     December 31, 1994 and 1995, June 30,
     1996, and September 30, 1996,
     respectively.......................          -        4,000    2,011,760     2,385,760    2,385,760    3,390,782    5,776,542
   Stockholder notes receivable.........    (33,500)     (31,834)    (126,250)     (122,500)    (122,500)                 (122,500)
   Accumulated deficit..................   (169,890)    (867,232)  (1,253,315)   (1,175,417)  (1,175,417)  (1,761,911)  (2,937,328)
                                          ---------  -----------  -----------   -----------  -----------  -----------  -----------
         Total stockholders' equity.....    501,213     (127,317)   2,472,165    10,916,389   14,861,523   11,129,913   25,991,436
                                          ---------  -----------  -----------   -----------  -----------  -----------  -----------
         Total liabilities and
           stockholders' equity.........  $ 524,441  $ 4,451,347  $11,753,880   $25,921,274  $25,921,274  $13,739,883  $39,661,157
                                          =========  ===========  ===========   ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these financial statements.

          PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                           Period from
                                            Inception
                                         (July 1, 1994)
                                               to             Year Ended                 Nine Months
                                          December 31,       December 31,            Ended September 30,
                                              1994               1995              1995              1996
                                        ---------------     ---------------  ----------------  ----------
                                                                                (Unaudited)       (Unaudited)
PHYSICIAN GROUP
   REVENUE, NET.......................  $             -     $     1,918,029  $        690,110  $    20,779,713
LESS: COST OF AFFILIATED
  PHYSICIAN SERVICES..................                -             759,513           247,103        9,249,421
                                        ---------------     ---------------  ----------------  ---------------
NET REVENUE...........................                -           1,158,516           443,007       11,530,292

OPERATING EXPENSES:
   Clinic salaries and benefits.......                -             554,384           232,010        4,483,942
   Clinic rent and lease expense......                -             115,028            37,958        1,222,006
   Clinic supplies....................                -             111,703            42,133        1,411,472
   Other clinic costs.................                -             242,491            87,372        2,644,614
   General corporate expenses.........          172,462             802,980           538,033        1,824,521
   Depreciation and amortization......            1,182              34,302            21,240          201,567
   Interest expense (income)..........           (3,754)             (5,030)          (12,937)          50,355
                                        ---------------     ---------------  ----------------  ---------------

                                                169,890           1,855,858           945,809       11,838,477
                                        ---------------     ---------------  ----------------  ---------------

LOSS BEFORE PROVISION FOR
   INCOME TAXES.......................         (169,890)           (697,342)         (502,802)        (308,185)

PROVISION FOR INCOME TAXES............                -                   -                 -                -
                                        ---------------     ---------------  ----------------  ---------------

NET LOSS..............................  $      (169,890)    $      (697,342) $       (502,802) $      (308,185)
                                        ===============     ===============  ================  ===============

NET LOSS PER SHARE....................  $         (0.03)    $         (0.09) $          (0.07) $         (0.04)
                                        ===============     ===============  ================  ===============

WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES
   OUTSTANDING........................        6,014,197           7,510,269         7,487,146        7,578,094
                                        ===============     ===============  ================  ===============




    The accompanying notes are an integral part of these financial statements.

           PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  Class B                                       Common     Stockholder
                               Common Stock              Common Stock            Stock        Notes     Accumulated
                           Shares       Amount       Shares        Amount    To Be Issued Receivable      Deficit       Total
BALANCE, July 1,
   1994, (inception)..             -  $         -            -  $         -  $         -  $         -   $         -  $         -
   Issuance of common
     stock............             -            -    1,878,000      102,710            -     (34,750)             -       67,960
   Issuance of Class B
     common stock.....     1,226,150      601,893            -            -            -            -             -      601,893
   Payments on stockholder
     notes............             -            -            -            -            -        1,250             -        1,250
   Net loss...........             -            -            -            -            -            -      (169,890)    (169,890)
                         -----------  -----------  -----------  -----------  -----------  -----------   -----------  -----------

BALANCE, December 31,
   1994...............     1,226,150      601,893    1,878,000      102,710            -      (33,500)     (169,890)     501,213
   Common stock
     subscribed.......             -            -            -            -        4,000       (4,000)            -            -
   Issuance of common stock
     and warrants.....             -            -       21,000       63,146            -      (10,000)            -       53,146
   Payments on stockholder
     notes............             -            -            -            -            -       15,666             -       15,666
   Net loss...........             -            -            -            -            -            -      (697,342)    (697,342)
                         -----------  -----------  -----------  -----------  -----------  -----------   -----------  -----------

BALANCE, December 31,
1995..................     1,226,150      601,893    1,899,000      165,856        4,000      (31,834)     (867,232)    (127,317)
   Issuance of common
     stock............             -            -      223,827    1,072,221            -            -             -    1,072,221
   Stock subscription
     canceled.........             -            -            -            -       (4,000)       4,000             -            -
   Common stock
     to be issued in
     connection with
     acquisitions.....             -            -            -            -    2,011,760            -             -    2,011,760
   Issuance of stockholder
     note.............             -            -            -            -            -     (120,000)            -     (120,000)
   Payments on stockholder
     notes............             -            -            -            -            -       21,584             -       21,584
   Net loss...........             -            -            -            -            -            -      (386,083)   (386,083)
                         -----------  -----------  -----------  -----------  -----------  -----------   -----------  ----------

BALANCE, June 30,
1996..................     1,226,150      601,893    2,122,827    1,238,077    2,011,760     (126,250)   (1,253,315)   2,472,165
Issuance of common
   stock (unaudited)..             -            -      577,309    7,988,576            -            -             -    7,988,576
Common stock to be issued
   in connection
   with acquisitions
   (unaudited)........             -            -            -            -      374,000            -             -      374,000
Payments on stockholder
   notes (unaudited)..             -            -            -            -            -        3,750             -        3,750
Net income (unaudited)             -            -            -            -            -            -        77,898       77,898
                         -----------  -----------  -----------  -----------  -----------  -----------   -----------  -----------
BALANCE, September 30,
1996 (unaudited)......     1,226,150  $   601,893    2,700,136  $ 9,226,653  $ 2,385,760  $  (122,500)  $(1,175,417) $10,916,389
                         ===========  ===========  ===========  ===========  ===========  ===========   ===========  ===========

  The accompanying notes are an integral part of these financial statements.

            PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Period from
                                                                        Inception
                                                                     (July 1, 1994)
                                                                          to           Year Ended             Nine Months
                                                                     December 31,    December 31,         Ended September 30,
                                                                         1994             1995            1995          1996
                                                                     ------------    ------------    -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss.......................................................   $   (169,890)   $   (697,342)   $    (502,802) $   (308,185)
   Adjustments to reconcile net loss to net
     cash used in operating activities (net of effects of
     purchase transactions):
       Depreciation and amortization..............................          1,182          34,302           21,240       201,567
       Noncash compensation.......................................              -               -                -        14,750
       Changes in assets and liabilities:
         Accounts receivable......................................           (200)        (45,791)         (42,234)     (703,301)
         Inventory................................................              -         (13,035)         (13,948)     (115,991)
         Management fees receivable...............................              -        (116,968)               -      (301,276)
         Due from affiliated physician groups.....................              -               -          (14,629)     (849,924)
         Prepaid expenses and other current assets................            (62)         11,914            7,372       (71,614)
         Other assets.............................................         (2,366)        (13,949)          (5,026)     (126,469)
         Accounts payable.........................................         19,794          55,048           46,450       332,695
         Accrued expenses and other current liabilities...........            359         143,625           29,802     1,684,569
                                                                     ------------    ------------    -------------  ------------
           Net cash used in operating activities..................       (151,183)       (642,196)        (473,775)     (243,179)
                                                                     ------------    ------------    -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment............................        (32,604)        (30,395)         (15,113)     (510,611)
   Purchases of clinic assets, net of cash........................              -         (90,424)         (90,424)   (1,499,097)
   Purchases of short-term investments............................              -      (1,970,530)               -             -
   Proceeds from short-term investments...........................              -               -                -     1,970,530
                                                                     ------------    ------------    -------------  ------------
           Net cash used in investing activities..................        (32,604)     (2,091,349)        (105,537)      (39,178)
                                                                     ------------    ------------    -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under notes payable.................................          3,075         297,820          360,706       674,319
   Payment of deferred financing costs............................              -               -                -      (570,000)
   Proceeds from issuance of redeemable
     convertible preferred stock..................................              -       2,953,358                -             -
   Proceeds from issuance of common stock.........................        704,603          63,146           15,000       126,656
   Payment of deferred purchase price.............................              -               -                -       (95,000)
   Payments of stockholder notes receivable, net..................        (33,500)          5,666            2,466        10,584
                                                                     ------------    ------------    -------------  ------------
           Net cash provided by financing activities..............        674,178       3,319,990          378,172       146,559
                                                                     ------------    ------------    -------------  ------------
INCREASE (DECREASE) IN CASH.......................................        490,391         586,445         (201,140)     (135,798)
CASH AND CASH EQUIVALENTS, beginning of period....................              -         490,391          490,391     1,076,836
                                                                     ------------    ------------    -------------  ------------
CASH AND CASH EQUIVALENTS, end of period..........................   $    490,391    $  1,076,836    $     289,251  $    941,038
                                                                     ============    ============    =============  ============
SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION (See also Notes 3 and 6):
   Cash paid during the year-
     Interest expense.............................................   $          -    $     14,391    $           -  $     50,355
     Income taxes.................................................   $          -    $          -    $           -  $          -

     The accompanying notes are an integral part of these financial statements.

        PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 31, 1994 AND 1995, JUNE 30, 1996, AND
                   SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


1.   DESCRIPTION OF BUSINESS:

Professional Medical Management Company and subsidiaries ("ProMedCo" or the "Company"), a Delaware corporation, formerly ProMedCo, Inc. and subsidiaries, a Texas corporation (see Note 7), is engaged in operating and managing physician groups. The Company, through its wholly owned subsidiaries, acquires certain net assets of and operates physician groups under long-term service agreements with affiliated physician groups. The Company was incorporated in Texas in December 1993, commenced operations in December 1994, and completed its first acquisition in June 1995. Therefore, the Company has a limited operating history.

2.  SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation/Basis of Consolidation

The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned subsidiaries that have acquired the operating assets and assumed certain liabilities of its affiliated physician groups. The Company's subsidiaries account for the Company's operating activities with its affiliated physician groups under the Company's long-term service agreements. All intercompany accounts and transactions have been eliminated in the consolidation.

The Company's financial statements have been prepared in anticipation of an initial public offering (the "Offering").

       PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


Net Revenue

Revenue for the physician groups is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered and reduced by the cost of affiliated physician services. The cost of affiliated physician services represents amounts paid to the physicians under the management service agreements. Net revenue represents the Company's proportionate share of revenue under these agreements.

Under these service agreements, the Company typically provides the physician group with the facilities and equipment used in the group's medical practice, assumes responsibility for the management of the operations of the practice, and employs substantially all of the non-physician personnel utilized by the group.

The income of both the Company and the physicians within each group is dependent upon the operating income of the group. Under the service agreements, the physician groups receive a fixed percentage of group operating income, which is defined as the group's net revenue less certain contractually agreed-upon clinic expenses before physician salaries and other physician-related expenses.

Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. There are no material claims, disputes, or other unsettled matters that exist to management's knowledge concerning third-party reimbursements. In addition, management believes there are no retroactive adjustments that would be material to the Company's financial statements. During 1995 and 1996, the Company estimates that approximately 60% and 30%, respectively, of net physician group revenue was received under government-sponsored healthcare programs (principally, the Medicare and Medicaid programs). The Company has numerous agreements with managed care organizations to provide physician services based on negotiated fee schedules. No individual managed care organization is material to the Company.

           PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


Net Loss Per Share

In September 1995, the Company's Board of Directors declared a two-for-one split of the Company's Common Stock including the Class B Common Stock. All share and per share amounts have been restated to reflect the stock split. Net loss per share is computed by dividing net loss by the number of common and common equivalent shares outstanding during the periods in accordance with the applicable rules of the Securities and Exchange Commission ("SEC"). All Common Stock and Common Stock options and warrants issued or contingently issuable in the year prior to the Offering have been considered as outstanding Common Stock equivalents for all periods presented under the treasury stock method, based on an estimate of the initial public offering price. Shares of Common Stock issuable upon conversion of the Redeemable Convertible Preferred Stock are assumed to be Common Stock equivalent shares for all periods presented. Fully diluted net loss per share is not materially different than primary net loss per share and is therefore not presented.

Unaudited Pro Forma Information at September 30, 1996

Upon completion of the Offering, all outstanding Redeemable Convertible Preferred Stock and Class B Common Stock will be exchanged for Common Stock and the Company's contingent obligation to repurchase certain shares of Common Stock will terminate (see Note 7). The unaudited pro forma balance sheet information is presented as if such conversions and termination had occurred as of September 30, 1996.

The Company has also presented unaudited pro forma balance sheet information at September 30, 1996 to reflect the effects of pending acquisitions as described in Notes 3 and 11.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Short-Term Investments

The Company has government-sponsored agency debt securities which are classified as "held-to- maturity." These securities matured in February and May 1996.

Accounts Receivable

Accounts receivable principally represent receivables from patients for medical services provided by physician groups. Such amounts are recorded net of contractual allowances and estimated bad debts.

             PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets which range from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets. Routine maintenance and repairs are charged to expense as incurred, while major renewals or improvements are capitalized.

Intangible Assets

The Company's acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the affiliated physician groups. As part of the purchase allocation, the Company allocates the purchase price to the tangible assets acquired and liabilities assumed, based on estimated fair market values. In connection with each acquisition, the Company enters into long-term service agreements with the affiliated physician groups. The service agreements are for a term of 40 years and cannot be terminated by either party without cause, consisting primarily of bankruptcy or material default.

The cost of obtaining these service agreements and the excess of cost over net assets acquired is attributed to and allocated to the rights the Company obtains in connection with the service agreements. These service agreement rights are being amortized using the straight-line method over 40 years, the non-cancelable term of the service agreements not including options for future extensions.

On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Under SFAS No. 121, intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the undiscounted cash flows of the operations acquired over the remaining amortization period, the carrying value of the asset is reduced to fair value.

Payable to Affiliated Physician Groups

Amounts payable to affiliated physician groups primarily represent monthly compensation to physicians which, based on the service agreements, are generally payable to physicians by the 15th day following the end of each month.

          PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


Deferred Purchase Price

Deferred purchase price represents cash consideration due to affiliated physician groups payable in July 1996 through January 1997. Deferred purchase price totaling $718,000 has been classified as long-term as the amount will be refinanced with borrowings under the Company's revolving credit agreement.

Income Taxes

The Company and its subsidiaries file a consolidated tax return. The Company's year-end for tax reporting purposes is June 30. The Company accounts for income taxes under the liability method which states that deferred taxes are to be determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncement

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires entities to measure compensation costs related to awards of stock-based compensation using either the fair value method or the intrinsic value method. Under the fair value method, compensation expense is measured at the grant date based on the fair value of the award. Under the intrinsic value method, compensation expense is equal to the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. Entities electing to measure compensation costs using the intrinsic value method must make pro forma disclosures for fiscal years beginning after January 1, 1996, of net income and earnings per share as if the fair value method had been applied. The Company has elected to account for stock-based compensation programs using the intrinsic value method consistent with existing accounting policies and, therefore, the standard will have no effect on the consolidated financial statements.

           PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


Basis of Presentation--Interim Financial Statements

The interim financial statements and footnote disclosures as of and for the nine months ended September 30, 1995 and 1996 have been prepared by the Company, without audit, pursuant to Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of their operations for the nine month periods ended September 30, 1995 and 1996, have been included herein.

3.  ACQUISITIONS:

During the year ended December 31, 1995, the Company, through its wholly owned subsidiary, acquired in an asset purchase transaction, certain operating assets and assumed certain operating liabilities of a physician group located in Texas. During the nine months ended September 30, 1996, the Company, through its wholly owned subsidiaries, acquired certain operating assets and assumed certain operating liabilities of five additional physician groups, two located in Alabama, one in Kentucky, and two in Texas. The two acquisitions located in Alabama were both acquired in stock purchase transactions and the other three acquisitions were asset purchase transactions. In addition, the Company has entered into an asset purchase agreement to acquire the operating assets and liabilities of a group that is currently operated under an interim service agreement. The closing of this acquisition will occur on February 16, 1997.

The acquisitions of the operating assets and liabilities have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition. The accounts receivable was valued at net collectible values based upon analyses by the Company. The estimated fair values of assets acquired and liabilities assumed during 1995 and 1996 are summarized as follows:

          PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.



                                                                                   Six Months     Nine Months
                                                                   Year Ended         Ended          Ended
                                                                   December 31,   June 30,        September 30,
                                                                       1995           1996            1996
                                                                  --------------  -------------  ---------
                                                                                                   (unaudited)
   Cash and cash equivalents....................................  $        2,360  $     172,677  $     172,677
   Accounts receivable, net.....................................          90,222      1,073,477      3,777,320
   Prepaid expenses and other current assets....................          15,649        320,102        556,144
   Property and equipment.......................................          66,529        673,425      2,462,181
   Liabilities assumed..........................................         (74,097)      (384,516)    (4,358,220)
   Intangible assets............................................         987,540      5,914,100     13,574,356
                                                                  --------------  -------------  -------------
                                                                       1,088,203      7,769,265     16,184,458

   Less- fair value of common stock issued and to be issued.....         991,776      2,631,284
   10,868,860...................................................
   Less- notes and convertible subordinated notes issued........               -      2,613,882      2,613,882
   Less- deferred purchase price (payable in cash)..............               -        982,408        982,439
                                                                  --------------  -------------  -------------

   Cash purchase price..........................................  $       96,427  $   1,541,691  $   1,719,277
                                                                  ==============  =============  =============

The fair value of common stock issued and to be issued for each acquisition is determined by the Company based upon an analysis of the value of the operating assets and liabilities being acquired using projected discounted cash flows and the negotiation process between the Company and the sellers. For certain acquisitions occurring close to or at the end of the period, the estimated fair values are preliminary, and therefore are subject to change. Under the purchase agreements, the purchase price is adjustable by the Company for a period between 60 to 120 days after the closing of the transaction in order to finalize the fair values of the assets acquired and liabilities assumed.

In connection with the acquisition of a physician group, the Company is contingently obligated to pay additional consideration, depending on the achievement of certain financial results, as defined by the purchase agreement. The Company is contingently obligated until the earlier of the Offering or June 1997. Such liability, if any, will be recorded in the period in which the outcome of the contingency becomes known. Any payment made will be accounted for as additional consideration and will not be immediately charged to expense. Based on the operations of the physician group to date, the Company does not believe any obligation arising from the arrangement will have a material effect on the Company's financial position or results of operations.

In connection with the acquisition of a physician group, the Company has issued Common Stock to the sellers as consideration for the purchase. The purchase agreement requires the Company to issue additional shares based on the Offering price, net of certain adjustments as defined by the purchase

        PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


agreement. Based upon the estimated Offering price, an additional 237,000 shares would be issued in connection with this acquisition.

In addition, the Company has entered into an agreement to acquire the operating assets and liabilities of a physician group which is currently operated under an interim service agreement. The closing of this acquisition will occur on February 16, 1997. The Company will issue approximately 1,884,000 common shares as consideration related to the acquisition, adjustable as defined by the purchase agreement.

The following unaudited pro forma information reflects the effect of acquisitions on the consolidated results of operations of the Company had the acquisitions occurred at January 1, 1995. Future results may differ substantially from pro forma results and cannot be considered indicative of future results.

                                                                    Nine Months
                                                 Year Ended           Ended
                                                December 31,      September 30,
                                                     1995              1996
                                                (Unaudited)       (Unaudited)

Physician group revenue, net...............  $     47,808,484  $    38,400,348

Less: cost of affiliated physician services        20,424,715       15,841,016
                                             ----------------  ---------------

Net revenue................................  $     27,383,769  $    22,559,332
                                             ================  ===============

Net income.................................. $        157,149  $       209,861
                                             ================  ===============

Net income per share........................ $           0.02  $          0.02
                                             ================  ===============

4.   PROPERTY AND EQUIPMENT:

Property and equipment is summarized as follows:

                                                           December 31,             June 30,      September 30,
                                                        1994           1995           1996            1996
                                                                                                   (unaudited)
   Furniture, fixtures, and equipment............  $      32,604  $      108,942  $     723,696  $   2,820,632
   Leasehold improvements........................              -          10,000        212,330        275,100
   Less- accumulated depreciation
     and amortization............................         (1,049)        (22,907)       (48,124)      (108,970)
                                                   -------------  --------------  -------------  -------------

   Property and equipment, net...................  $      31,555  $       96,035  $     887,902  $   2,986,762
                                                   =============  ==============  =============  =============

           PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


5.   INTANGIBLE ASSETS:

Intangible assets are summarized as follows:

                                                             December 31,    June 30,            September 30,
                                                                 1995              1996              1996
                                                                                                  (unaudited)
   Service agreement rights...............................  $       987,540  $      6,901,640  $    14,561,539
   Less- accumulated amortization.........................          (11,515)          (60,613)        (102,199)
                                                            ---------------  ----------------  ---------------

   Intangible assets, net.................................  $       976,025  $      6,841,027  $    14,459,340
                                                            ===============  ================  ===============

6.   NOTES PAYABLE, OTHER LONG-TERM DEBT AND OBLIGATIONS UNDER
     CAPITAL LEASES:

Notes Payable are summarized as follows:

                                                                  December 31,          June 30,    September 30,
                                                                1994         1995         1996         1996
                                                                                                    (Unaudited)
         Notes payable issued to stockholders..........   $           -   $  261,604  $         -   $        -
                                                          =============   ==========  ===========   ==========
         Note payable issued to physician groups.......   $           -   $        -  $   823,093   $  837,321
         Borrowings under Credit Facility..............               -            -            -      647,000
         Other notes payable...........................           3,075       68,327       52,208      466,576
                                                          -------------   ----------  -----------   ----------
                                                                  3,075       68,327      875,301    1,950,897
         Less- current portion.........................          (1,025)     (66,898)    (420,132)    (759,872)
                                                          -------------   ----------  -----------   ----------
         Notes payable, net............................   $       2,050   $    1,429  $   455,169   $1,191,025
                                                          =============   ==========  ===========   ==========

The maturities of notes payable at September 30, 1996, are as follows:

         Remaining in 1996.............................   $     337,358
         1997..........................................         422,514
         1998..........................................         581,119
         1999..........................................         139,770
         2000..........................................         140,660
         2001..........................................         329,476
         Thereafter....................................               -
                                                          -------------

                                                          $   1,950,897

In connection with the issuance of notes payable to stockholders and one other party in 1995, the Company issued 150,000 warrants to purchase common stock at $2.50 per share. On June 30, 1996, the warrants were exercised in exchange for forgiveness of the notes payable.

              PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


The interest rates on the notes payable ranges from 7.0% to 8.25% and mature from 1998 to 2001.

Convertible Subordinated Notes Payable

On March 29, 1996, in connection with the affiliation of two physician groups, the Company issued $1,800,274 in convertible subordinated notes. The notes bear interest at 7.0% and mature in March 2003. The notes may, at the election of the noteholders, be converted into shares of Common Stock at a conversion price of $9.00 per share, subject to certain limitations as defined in the note agreement. In addition, upon the effective date of the Offering, 20% of the notes will, at the option of the holder, convert into shares of Common Stock.

Revolving Credit Agreement

Effective July 15, 1996, the Company entered into a revolving credit agreement (the "Credit Facility"). The Credit Facility provides for a three-year commitment to fund revolving credit borrowings of up to $25.0 million for acquisitions and general working capital purposes. Under the terms of the Credit Facility, the Company paid a commitment fee of approximately $500,000 which has been capitalized in other assets in the accompanying September 30, 1996 consolidated balance sheet and amortized as an adjustment to interest expense using the effective interest method. In July, the Company granted options to the lender exercisable for 62,500 shares of Common Stock. In August, options to purchase 15,625 shares were exercised at $8.00 per share. The remaining options to purchase 46,875 shares at an exercise price of $10.00 per share were outstanding as of September 30, 1996. The interest rate under the Credit Facility will be set at the Company's option as follows: (i) 30-day commercial paper rate of an issuer whose corporate bonds are rated "AA," plus 3.25%; (ii) reserve adjusted LIBOR, as defined, plus 3.25%; or (iii) prime rate plus .5%. The Credit Facility includes certain restrictive covenants including limitations on the payment of dividends as well as the maintenance of certain financial ratios. The Credit Facility is secured by substantially all the assets of the Company. At September 30, 1996, the Company had $3.4 million available under the working capital portion of the Credit Facility and $19.4 million was available for acquisition purposes, subject to certain conditions as defined by the agreement.

             PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


Obligations Under Capital Leases

In connection with an acquisition, the Company assumed the obligation of various equipment under capital leases. At September 30, 1996, future minimum lease payments under capital leases are as follows:

   Remaining 1996........................................   $      131,390
   1997..................................................          455,256
   1998..................................................          408,457
   1999..................................................          264,662
   2000..................................................          205,236
   2001..................................................          106,749
   Thereafter............................................                -
                                                            --------------
                                                                 1,571,750
   Less portion attributable
     to interest.........................................         (272,218)
                                                            --------------

   Net obligations.......................................   $    1,299,532
                                                            ==============

7.   REDEEMABLE CONVERTIBLE PREFERRED STOCK,
     COMMON STOCK, AND STOCKHOLDERS' EQUITY:

The Company has authorized the issuance of 23,300,000 shares of no par value stock, of which 700,000 shares are designated Redeemable Convertible Preferred Stock ("Preferred Stock"), 2,600,000 shares are designated Class B Common Stock, and 20,000,000 shares are designated Common Stock. The Preferred Stock, Class B Common Stock, and Common Stock have voting rights equal to one vote per share.

In August 1996, the Board of Directors authorized the reincorporation of the Company in the State of Delaware, including an increase in the authorized shares of Common Stock to 50,000,000 shares, and the change of the Company's name from ProMedCo, Inc. to Professional Medical Management Company, to be effected prior to the Offering. All presentations have been adjusted to reflect these changes. In addition, the Board of Directors authorized the Company to reserve an aggregate 2,600,000 shares of Common Stock under the Company's Director Stock Option Plan, 1996 Employee Stock Option Plan, 1996 Employee Stock Purchase Plan and 1996 Physician Stock Option Plan.

Redeemable Convertible Preferred Stock

The Company has issued and outstanding 500,000 shares, and warrants to purchase an additional 200,000 shares, of Preferred Stock as of September 30, 1996. The warrants are exercisable at an amount per share equal to the lesser of $6.00 or one-half the price per share issued in the Offering. The warrants expire on December 6, 2000. Shares of Preferred Stock may, at the option of the holder, be converted at any time into Common Stock, on a one-for-one basis as adjusted for certain events. All outstanding

        PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


shares of Preferred Stock will be automatically converted into Common Stock upon an Offering of Common Stock equal to or exceeding $12 per share. In absence of an Offering, the Preferred Stock is subject to mandatory redemption by the Company at $6.00 per share in equal amounts on December 6, 2000, and December 6, 2001.

The Company is required for all shares or share equivalents of Common Stock issued subsequent to December 6, 1995, excluding shares and share equivalents issued in connection with an acquisition or shares issued in connection with a redemption or conversion when the share equivalent was issued prior to December 6, 1995, to grant options to purchase shares of Common Stock to Preferred Stockholders in an amount equal to their percentage ownership of the Company prior to the issuance. During 1996, options to purchase 39,522 shares of Common Stock were granted, of which 3,809 and 5,539 were exercisable at prices ranging from $6.00 to $12.00 per share as of June 30, 1996 and September 30, 1996, respectively.

Redeemable Common Stock

In connection with an acquisition in 1995, the Company issued 165,296 shares of Common Stock for $991,776. The stockholders have the right to require the Company to repurchase the shares for cash, if the Company does not complete a public offering by June 30, 2000.

Class B Common Stock

During 1994, the Company issued 613,075 Class B units, each consisting of two shares of Class B Common Stock and a warrant to purchase 1.5756 shares of Class B Common Stock at an exercise price of $1.25 per share. The warrants are exercisable on or before June 30, 2004. The Company also granted an option to purchase 77,500 Class B units at an exercise price of $0.50 per unit. The options are fully vested and may be exercised until September 30, 2004. As of September 30, 1996, no warrants or options have been exercised. The Class B Common Stock has a liquidation preference, subordinate to the Preferred Stock, at an amount equal to $1.00 per share. Each share of Class B Common Stock may, at the option of the holder, be converted at any time into Common Stock on a one-for-one basis and will automatically convert to Common Stock at the Offering.

Common Stock

During 1994, the Company issued 907,000 Common Stock units, each consisting of two shares of Common Stock and a warrant to purchase 1.5756 shares of Common Stock at an exercise price of $1.25 per share. The warrants are exercisable on or before June 30, 2003. As of September 30, 1996, no warrants have been exercised.

Common Stock To Be Issued

In connection with an acquisition in May 1996, common shares valued at $1,970,960 will be issued in early 1997.

             PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


1994 Stock Option Plan

On July 1, 1994, the Company's Board of Directors approved a Stock Option Plan (the "Plan") under which options to purchase 1,500,000 shares of the Company's Common Stock may be granted to key employees and other non-employees, as defined by the Plan. Options granted under the Plan may be either incentive stock options ("ISO") or non-qualified stock options ("NQSO"). The option price per share shall not be less than the fair market value of the Company's Common Stock at the date of grant. Generally, options vest over a five-year period. As of September 30, 1996, options to purchase 408,200 shares remain available for grant under the Plan.

The following table summarizes the activity in the plan:
                                              Outstanding     Price Per Share

   July 1, 1994 (inception)................              -                -
     Granted...............................         80,000      $0.50 - $2.50
     Exercised.............................              -             -
     Canceled..............................              -             -
                                             -------------

   December 31, 1994.......................         80,000      $0.50 - $2.50
     Granted...............................        546,200      $0.50 - $6.00
     Exercised.............................              -             -
     Canceled..............................       (121,000)     $3.00 - $6.00
                                             -------------

   December 31, 1995.......................        505,200      $0.50 - $6.00
     Granted...............................        650,000      $6.00 - $14.00
     Exercised.............................        (23,200)     $0.50 - $6.00
     Canceled..............................        (33,400)     $0.50 - $6.00
                                             -------------

   June 30, 1996...........................      1,098,600      $0.50 - $14.00
     Granted...............................              -              -
     Exercised.............................              -              -
     Canceled..............................        (30,000)     $6.00 - $9.00
                                             -------------

   September 30, 1996 (unaudited)..........      1,068,600      $0.50 - $14.00
                                             =============

Stock options available for exercise under the Plan as of December 31, 1994 and 1995, June 30, 1996, and September 30, 1996, totaled 0, 8,000, 43,867, and
122,612, respectively. Upon completion of the Offering, the vesting period accelerates for options to purchase approximately 45,000 shares.

          PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


8.     INCOME TAXES:

At September 30, 1996, the Company had a cumulative net operating loss carryforward for income tax purposes of approximately $1.0 million available to reduce future amounts of taxable income. If not utilized to offset future taxable income, the net operating loss carryforwards will begin to expire in 2010.

The net deferred tax assets generated during 1994, 1995, and 1996, respectively, have been offset by provisions of equal amounts to establish a valuation allowance. The valuation allowance will be maintained until it is more likely than not that some portion or all of the deferred tax assets will be realized.

Deferred income taxes reflect the net operating loss carry forward of the Company and the net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:
                                           December 31,             June 30,
                                          1994           1995           1996
   Deferred tax assets:
     Net operating losses.......  $      61,160   $     295,472  $     414,875
     Other.....................              -           1,429              -
                                 -------------   -------------  -------------

   Net deferred tax assets.....         61,160         296,901        414,875

   Valuation allowance.........        (61,160)       (296,901)      (414,875)
                                 -------------   -------------  -------------
                                 $           -   $           -  $           -
                                 =============   =============  =============

The differences between the provision (benefit) for income taxes and the amount computed by applying the statutory Federal income tax rate to loss before income taxes were as follows:

                                                   Period Ended   Year Ended
                                                  December 31,   December 31,
                                                       1994            1995
                                                     -------------  ---------


Federal tax at statutory rate.................   $     (57,763) $    (237,096)

State income tax, net of federal tax
     effect...................................          (3,397)       (13,947)

Increase in valuation allowance...............          61,160        235,741

Other    ............................................   -              15,302
                                                      ----            --------
                                                  $           -  $           -
                                                   =============  =============

        PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.



9.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments for which it is practicable to estimate fair value. The carrying amounts of financial instruments included in current assets and current liabilities approximate fair values because of the short maturity of those instruments. The fair values of the Company's notes payable and convertible subordinated notes payable are based on similar issues or on the current rates available to the Company for debt with similar terms. The carrying values and estimated fair values of the Company's outstanding debt were estimated to be the same as of December 31, 1995.

10.  COMMITMENTS AND CONTINGENCIES:

Leases

Operating leases generally consist of short-term leases for the office space where the physician groups are located. Lease expense of $1,588 and $122,594 for the period and year ended December 31, 1994 and 1995, respectively, reflect lease commitments for medical practice office space, medical practice equipment, corporate office space, and corporate equipment.

The following is a schedule of future minimum lease payments under noncancelable operating leases as of December 31, 1995.

   1996  .................................                  $     514,173
   1997  .................................                        615,292
   1998  .................................                        559,205
   1999  .................................                        511,971
   2000  .................................                        497,231
   Thereafter.............................                        754,090
                                                            -------------
                                                            $   3,451,962
Litigation

The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

Insurance

The Company and its affiliated physician groups are insured with respect to medical malpractice risks on a claims made basis. Management is not aware of any claims against it or its affiliated physician groups which might have a material impact on the Company's financial position or results of operations.

               PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONT.


11.  SUBSEQUENT EVENT:

The Company has entered into a letter of intent with Western Medical Management Corp., Inc. ("Reno"), a physician management company. Under the terms of the agreement, Reno will exchange its common stock for common stock of the Company. The business combination is expected to be consummated at the closing of the Offering, subject to the terms of a final definitive agreement. The transaction is anticipated to be accounted for as a pooling of interests, as defined by APB No. 16, "Business Combinations."

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
North Texas Medical Surgical, P.A.:

We have audited the accompanying balance sheets of North Texas Medical Surgical, P.A. (a Texas professional association) as of December 31, 1994, and June 30, 1995, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1994, and for the six months ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Texas Medical Surgical, P.A. as of December 31, 1994, and June 30, 1995, and the results of its operations and its cash flows for the years ended December 31, 1993 and 1994, and for the six months ended June 30, 1995, in conformity with generally accepted accounting principles.




                                       ARTHUR ANDERSEN LLP




Fort Worth, Texas,
   July 22, 1996

                                        NORTH TEXAS MEDICAL SURGICAL, P.A.

                                                  BALANCE SHEETS

                                 ASSETS               December 31,   June 30,
                                                       1994            1995

CURRENT ASSETS:
   Cash  ........................................  $      17,096  $       2,563
   Accounts receivable, net of allowances
     of $55,000 in
     1994 and 1995...............................        192,664        185,891
   Prepaid expenses and other current assets.....              -          6,000
                                                   -------------  -------------
         Total current assets....................        209,760        194,454

PROPERTY AND EQUIPMENT, net of accumulated
   depreciation and amortization of $118,043 and
   $125,211, respectively........................         79,826         72,658
                                                   -------------  -------------
         Total assets............................  $     289,586  $     267,112
                                                   =============  =============

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable..............................  $      23,693  $       6,218
   Accrued salaries and benefits.................         22,400         22,400
   Note payable..................................         54,652         29,782
                                                   -------------  -------------
         Total current liabilities...............        100,745         58,400
                                                   -------------  -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $100 par value; 500 shares
     authorized, 8 shares
     issued and outstanding......................            800            800
   Retained income...............................        188,041        207,912
                                                   -------------  -------------
         Total stockholders' equity..............        188,841        208,712
                                                   -------------  -------------

         Total liabilities and stockholders'
          equity.................................  $     289,586  $     267,112
                                                   =============  =============









      The accompanying notes are an integral part of these financial statements.

                     NORTH TEXAS MEDICAL SURGICAL, P.A.

                            STATEMENTS OF OPERATIONS




                                        Years Ended          Six Months Ended
                                          December 31,             June 30,
                                       1993           1994            1995
                                    -------------  -------------  ---------

NET REVENUE......................  $    2,417,428  $   2,275,585  $   1,091,147

COSTS AND EXPENSES:
   Cost of affiliated
      physician services.........       1,042,575      1,062,748        434,244
   Clinic salaries and benefits..         592,336        612,736        315,211
   Clinic rent and lease expenses         109,921        109,637         56,587
   Clinic pharmaceuticals
     and supplies................         108,003         83,269         38,921
   Other clinic costs............         557,406        422,184        219,145
   Depreciation and amortization.          21,441         33,868          7,168
   Interest expense..............           1,961             64              -
                                   --------------  -------------  -------------
       Total costs and expenses..       2,433,643      2,324,506      1,071,276
                                   --------------  -------------  -------------

NET INCOME (LOSS)................  $      (16,215) $     (48,921) $      19,871
                                   ==============  =============  =============



















    The accompanying notes are an integral part of these financial statements.

                   NORTH TEXAS MEDICAL SURGICAL, P.A.

                    STATEMENTS OF STOCKHOLDERS' EQUITY


                                                           Common Stock             Retained
                                                       Shares         Amount        Earnings          Total
BALANCE, December 31, 1992.......................              8  $          800  $     253,177  $     253,977

   Net loss......................................              -               -        (16,215)       (16,215)
                                                   -------------  --------------  -------------  -------------

BALANCE, December 31, 1993.......................              8             800        236,962        237,762

   Net loss......................................              -               -        (48,921)       (48,921)
                                                   -------------  --------------  -------------  -------------

BALANCE, December 31, 1994.......................              8             800        188,041        188,841

   Net income....................................              -               -         19,871         19,871
                                                   -------------  --------------  -------------  -------------

BALANCE, June 30, 1995...........................              8  $          800  $     207,912  $     208,712
                                                   =============  ==============  =============  =============














   The accompanying notes are an integral part of these financial statements.

                  NORTH TEXAS MEDICAL SURGICAL, P.A.

                         STATEMENTS OF CASH FLOWS


                                                                                                    Six Months
                                                                                  Years Ended          Ended
                                                                                 December 31,         June 30,
                                                                            1993          1994         1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)...................................................  $   (16,215) $   (48,921) $    19,871
   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities-
       Depreciation and amortization...................................       21,441       33,868        7,168
       Changes in assets and liabilities-
         Accounts receivable...........................................       24,439       92,545        6,773
         Other current assets..........................................        4,938            -       (6,000)
         Accounts payable..............................................        6,069       (4,515)     (17,475)
                                                                         -----------  -----------  -----------
           Net cash provided by operating activities...................       40,672       72,977       10,337
                                                                         -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment.................................            -      (21,174)           -
   Proceeds from sale of property and equipment........................        1,522            -            -
                                                                         -----------  -----------  -----------
           Net cash provided by (used in) investing
               activities..............................................        1,522      (21,174)           -
                                                                         -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from note payable..........................................       21,969            -            -
   Payments on note payable............................................      (59,564)     (64,118)     (24,870)
                                                                         -----------  -----------  -----------
           Net cash used in financing activities.......................      (37,595)     (64,118)     (24,870)
                                                                         -----------  -----------  -----------

NET INCREASE (DECREASE) IN CASH........................................        4,599      (12,315)     (14,533)

CASH, beginning of the year............................................       24,812       29,411       17,096
                                                                         -----------  -----------  -----------

CASH, end of the year..................................................  $    29,411  $    17,096  $     2,563
                                                                         ===========  ===========  ===========

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
   Cash paid during the year-
     Interest..........................................................  $     1,961  $        64  $         -

  The accompanying notes are an integral part of these financial statements.

                      NORTH TEXAS MEDICAL SURGICAL, P.A.

                        NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1994 AND JUNE 30, 1995


1.   DESCRIPTION OF BUSINESS:

North Texas Medical Surgical, P.A. (the "Company") is a Texas professional association owned by eight physicians which practice in the Denton, Texas area. The Company was purchased by ProMedCo of Denton, Inc. effective June 30, 1995 (see Note 8).

2.   SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting.

Revenue Recognition

Revenue is recorded at estimated net amounts to be received from third-party payors and others for services rendered.

Property  and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the following useful lives:

                                                           Years
     Furniture and fixtures...........................       7
     Equipment........................................       5
     Leasehold improvements...........................  Estimated life of lease

Income Taxes

The Company has historically not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the future. Because of this practice, provisions for income taxes and deferred tax assets and liabilities are not material and have not been reflected in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                       NORTH TEXAS MEDICAL SURGICAL, P.A.

                      NOTES TO FINANCIAL STATEMENTS -- CONT.

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:


                                                        December 31,   June 30,
                                                           1994          1995

     Furniture, fixtures, and equipment..............  $   134,310  $   134,310
     Leasehold improvements..........................       63,559       63,559
     Less- Accumulated depreciation and amortization     (118,043)    (125,211)
                                                      -----------  -----------

     Property and equipment, net.....................  $    79,826  $    72,658
                                                       ===========  ===========

4.   NOTE PAYABLE:

At December 31, 1994 and June 30, 1995, the Company had a note payable for $54,652 and $29,782, respectively. This note is payable in monthly installments of $4,964 and was paid in its entirety in December 1995.

5.   COMMITMENTS AND CONTINGENCIES:

The Company has operating leases for administrative equipment and facilities expiring at various dates through April 1997. Rent expense totaled $109,921, and $109,637 for the years ended December 31, 1993 and 1994, respectively, and $56,587 for the six months ended June 30, 1995.

Future lease commitments under the operating leases are as follows:

       1996.......................................................  $    29,855
       1997.......................................................        1,509

6.   RELATED-PARTY TRANSACTIONS:

The Company currently leases its facilities from First Texas Medical, Inc., an affiliated company which shares certain common ownership with the Company.

7.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of June 30, 1995.

                       NORTH TEXAS MEDICAL SURGICAL, P.A.

                     NOTES TO FINANCIAL STATEMENTS -- CONT.

8.   SUBSEQUENT EVENT:

Effective June 30, 1995, the Company was acquired by ProMedCo of Denton, Inc., a wholly owned subsidiary of Professional Medical Management Company, in an asset purchase transaction whereby ProMedCo of Denton, Inc. agreed to acquire substantially all the operations and certain assets and certain liabilities of the Company.

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
Cullman Family Practice, P.C.:

We have audited the accompanying balance sheets of Cullman Family Practice, P.C. (an Alabama professional corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cullman Family Practice, P.C. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                      ARTHUR ANDERSEN LLP



Fort Worth, Texas,
   July 20, 1996

                           CULLMAN FAMILY PRACTICE, P.C.

                                    BALANCE SHEETS



                                                              December 31,
                                     ASSETS                1994         1995
                                     ------            -----------  --------

CURRENT ASSETS:
   Cash    ........................................... $     3,832  $     5,585
   Accounts receivable, net of allowances
     of $113,970 and $72,521,
     respectively.....................................     157,392      100,165
   Prepaid expenses and other current assets.........       16,790       30,464
                                                       -----------  -----------
         Total current assets........................      178,014      136,214

PROPERTY AND EQUIPMENT, net of
   accumulated depreciation
   and amortization of $58,243
   and $66,197, respectively........................         6,053        4,145
                                                       -----------  -----------
         Total assets................................  $   184,067  $   140,359
                                                       ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable..................................  $     8,003  $    11,951
   Accrued expenses and other current liabilities....       20,274       20,497
                                                       -----------  -----------
         Total current liabilities...................       28,277       32,448
                                                       -----------  -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $1 par value; 10,000
     shares authorized, 2,500 shares
     issued and outstanding..........................        2,500        2,500
   Additional paid-in capital........................        5,692        5,692
   Retained income...................................      147,598       99,719
                                                       -----------  -----------
         Total stockholders' equity..................      155,790      107,911
                                                       -----------  -----------

         Total liabilities and stockholders' equity..  $   184,067  $   140,359
                                                       ===========  ===========






  The accompanying notes are an integral part of these financial statements.

                         CULLMAN FAMILY PRACTICE, P.C.

                             STATEMENTS OF OPERATIONS


                                                                                   Period From   Period From
                                                                                   January 1,      January 1,
                                                                                      1995            1996
                                                            Years Ended                to              to
                                                           December 31,           February 28,      March 6,
                                                        1994           1995           1995            1996
                                                   -------------  --------------  -------------  ------------
                                                                                   (Unaudited)     (Unaudited)
NET REVENUE......................................  $   1,872,444  $    2,199,025  $     372,019  $     364,266

COSTS AND EXPENSES:
   Cost of affiliated physician services.........        709,496         966,557        110,210        117,860
   Clinic salaries and benefits..................        565,416         642,975         79,586         83,698
   Clinic rent and lease expenses................        195,912         249,385         43,344         32,407
   Clinic pharmaceuticals and supplies...........        132,102         132,812         15,079         19,093
   Other clinic costs............................        277,697         251,575         46,308         53,652
   Depreciation and amortization.................          4,200           3,600            600            643
   Interest expense..............................            259               -              -              -
                                                   -------------  --------------  -------------  -------------

       Total costs and expenses..................      1,885,082       2,246,904        295,127        307,353
                                                   -------------  --------------  -------------  -------------

NET INCOME (LOSS)................................  $     (12,638) $      (47,879) $      76,892  $      56,913
                                                   =============  ==============  =============  =============















    The accompanying notes are an integral part of these financial statements.

                         CULLMAN FAMILY PRACTICE, P.C.

                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                         Additional
                                                     Common Stock          Paid-In      Retained
                                                 Shares       Amount       Capital      Earnings   Total
BALANCE, December 31, 1993..................         2,500  $     2,500  $     5,692  $   160,236  $   168,428

   Net loss.................................             -            -            -      (12,638)     (12,638)
                                               -----------  -----------  -----------  -----------  -----------

BALANCE, December 31, 1994..................         2,500        2,500        5,692      147,598      155,790

   Net loss.................................             -            -            -      (47,879)     (47,879)
                                               -----------  -----------  -----------  -----------  -----------

BALANCE, December 31, 1995..................         2,500  $     2,500  $     5,692  $    99,719  $   107,911
                                               ===========  ===========  ===========  ===========  ===========






















    The accompanying notes are an integral part of these financial statements.

                         CULLMAN FAMILY PRACTICE, P.C.

                            STATEMENTS OF CASH FLOWS

                                                            Years Ended
                                                            December 31,
                                                        1994            1995

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss......................................  $     (12,638) $     (47,879)
   Adjustments to reconcile net loss to net cash
     provided by operating activities-
       Depreciation and amortization.............          4,200          3,600
       Changes in assets and liabilities-
         Accounts receivable.....................         32,977         57,227
         Other current assets....................           (543)       (13,674)
         Accounts payable........................          8,003          3,948
         Accrued expenses and other
           current liabilities...................          5,690            223
                                                   -------------  -------------
           Net cash provided by
            operating activities.................         37,689          3,445
                                                   -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment...........           (383)        (1,692)
                                                   -------------  -------------
           Net cash used in investing activities.           (383)        (1,692)
                                                   -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on long-term debt....................        (40,000)             -
                                                   -------------  -------------
           Net cash used in financing activities..       (40,000)             -
                                                   -------------  -------------

NET INCREASE (DECREASE) IN CASH...................         (2,694)         1,753

CASH, beginning of year...........................          6,526          3,832
                                                    -------------  -------------

CASH, end of year.................................  $       3,832  $       5,585
                                                    =============  =============







  The accompanying notes are an integral part of these financial statements.

                         CULLMAN FAMILY PRACTICE, P.C.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995


1.   DESCRIPTION OF BUSINESS:

Cullman Family Practice, P.C. (the "Company") is an Alabama professional corporation owned by five physicians which practice in the Cullman, Alabama area. The Company was purchased by ProMedCo of Cullman, Inc. effective March 12, 1996 (see Note 8).

2.   SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation - Audited Financial Statements

The accompanying financial statements have been prepared on the accrual basis of accounting.

Basis of Presentation - Interim Financial Statements

The interim financial statements have been prepared by the Company without audit, pursuant to Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1995 to February 28, 1995, and from January 1, 1996 to March 6, 1996, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Revenue Recognition

Revenue is recorded at estimated net amounts to be received from third-party payors and others for services rendered.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the following useful lives:

                                                            Years

     Furniture and fixtures....................               7
     Equipment.................................               5
     Leasehold improvements....................         Estimated life of lease

                               CULLMAN FAMILY PRACTICE, P.C.

                          NOTES TO FINANCIAL STATEMENTS -- CONT.

Income Taxes

The Company has historically not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the future. Because of this practice, provisions for income taxes and deferred tax assets and liabilities are not material and have not been reflected in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:

                                                            December 31,
                                                       1994            1995

     Furniture and fixtures.....................  $      26,961  $      28,652
     Equipment..................................         30,695         35,050
     Leasehold improvements.....................          6,640          6,640
     Less accumulated depreciation
         and amortization.......................        (58,243)       (66,197)
                                                   -------------  -------------

     Property and equipment, net................  $       6,053  $       4,145
                                                  =============  =============

4.   COMMITMENTS AND CONTINGENCIES:

The Company leases a building and equipment under operating leases which expire in 1999. Rent expense totaled $195,912 and $249,385 for the years ended December 31, 1994 and 1995, respectively.

Future minimum lease commitments under operating leases are as follows:

         1996.............................  $     140,400
         1997.............................        140,400
         1998.............................        140,400
         1999.............................        105,300

                       CULLMAN FAMILY PRACTICE, P.C.

                   NOTES TO FINANCIAL STATEMENTS -- CONT.

5.   RELATED-PARTY TRANSACTIONS:

The Company currently leases its building and equipment from MMB Partnership, an entity owned by the Company's stockholders. The building lease expires in 1999 and the equipment lease is cancelable on the yearly anniversary of the lease by either party given 60 days notice. Amounts paid under the building lease were approximately $103,000 and $138,000 in 1994 and 1995, respectively. Amounts paid under the equipment lease were approximately $91,000 and $111,000 in 1994 and 1995, respectively.

6.   BENEFIT PLAN:

The Company maintains a defined contribution plan for those employees who meet the minimum length of service and age requirements. The Company contributed $17,563 and $22,368 in 1994 and 1995, respectively.

7.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of December 31, 1995.

8.   SUBSEQUENT EVENT:

Effective March 12, 1996, the Company was acquired by ProMedCo of Cullman, Inc., a wholly owned subsidiary of Professional Medical Management Company, in a stock purchase transaction whereby ProMedCo of Cullman, Inc. agreed to acquire substantially all the operations and certain assets and certain liabilities of the Company, excluding, among other things, requirements under the Company's benefit plan.

               REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
Family Medical Clinic, P.C.:

We have audited the accompanying balance sheets of Family Medical Clinic, P.C. (an Alabama professional corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Family Medical Clinic, P.C. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                            ARTHUR ANDERSEN LLP



Fort Worth, Texas,
   July 20, 1996

                        FAMILY MEDICAL CLINIC, P.C.

                                BALANCE SHEETS


                                                          December 31,
                                    ASSETS             1994            1995
                                    ------         -------------  ---------

CURRENT ASSETS:
   Cash  ......................................... $      37,220  $      72,873
   Accounts receivable, net of allowances
     of $127,409 and $150,904,
     respectively.................................       130,302        145,397
                                                   -------------  -------------
       Total current assets.......................       167,522        218,270
PROPERTY AND EQUIPMENT, net of accumulated
   depreciation of $87,731 and $114,582,
   respectively...................................        63,538         94,576
                                                   -------------  -------------
       Total assets............................... $     231,060  $     312,846
                                                   =============  =============

   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable................................$       2,630  $       2,942
   Current maturities of notes payable.............       40,751         39,886
   Accrued expenses and other current liabilities..       41,646         44,793
                                                   -------------  -------------
       Total current liabilities...................       85,027         87,621
NOTES PAYABLE, net of current maturities...........       29,017         99,974
                                                   -------------  -------------
       Total liabilities...........................      114,044        187,595
                                                   -------------  -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $10 par value; 200 shares
     authorized, 150 shares
     issued and outstanding.......................         1,500          1,500
   Additional paid-in capital.....................         5,300          5,300
   Retained income................................       110,216        118,451
                                                   -------------  -------------
       Total stockholders' equity.................       117,016        125,251
                                                   -------------  -------------
       Total liabilities and stockholders' equity. $     231,060  $     312,846
                                                   =============  =============








    The accompanying notes are an integral part of these financial statements.

                            FAMILY MEDICAL CLINIC, P.C.

                              STATEMENTS OF OPERATIONS

                                                                                   Period From   Period From
                                                                                   January 1,      January 1,
                                                                                      1995            1996
                                                            Years Ended                to              to
                                                           December 31,           February 28,   March 6,
                                                        1994           1995           1995            1996
                                                   -------------  --------------  -------------  ---------
                                                                                   (Unaudited)   (Unaudited)
NET REVENUE......................................  $   1,951,683  $    2,113,442  $     330,603  $     394,259
                                                   -------------  --------------  -------------  -------------

COSTS AND EXPENSES:
   Cost of affiliated physician services.........      1,211,088       1,218,585        137,414        169,808
   Clinic salaries and benefits..................        315,974         369,304         51,797         64,657
   Clinic rent and lease expenses................         18,704          87,356          2,372          8,403
   Clinic pharmaceuticals and supplies...........        101,930         108,380         15,014         15,772
   Other clinic costs............................        283,050         264,646         46,886         65,845
   Depreciation..................................         18,306          41,295          4,614          4,734
   Interest expense..............................          1,544          14,891              -            385
                                                   -------------  --------------  -------------  -------------

     Total costs and expenses....................      1,950,596       2,104,457        258,097        329,604
                                                   -------------  --------------  -------------  -------------

NET INCOME.......................................  $       1,087  $        8,985  $      72,506  $      64,655
                                                   =============  ==============  =============  =============














      The accompanying notes are an integral part of these financial statements.

                              FAMILY MEDICAL CLINIC, P.C.
                           STATEMENTS OF STOCKHOLDERS' EQUITY

                               YEARS ENDED DECEMBER 31, 1994
                                     AND DECEMBER 31, 1995



                                            Common Stock           Additional        Retained
                                         Shares      Amount        Paid-In Capital   Earnings        Total
BALANCE, December 31, 1993                  150    $   1,500    $      5,300      $    109,879    $  116,679

     Net income                               -            -               -             1,087          1,087

     Dividends                                -            -               -              (750)          (750)
                                        -------    ---------    ------------      ------------   ------------

BALANCE, December 31, 1994                  150        1,500           5,300           110,216        117,016

     Net income                               -            -               -             8,985          8,985

     Dividends                                -            -               -              (750)          (750)
                                        -------    ---------    ------------      ------------   ------------

BALANCE, December 31, 1995                  150    $   1,500    $      5,300      $    118,451   $    125,251
                                        =======    =========    ============      ============   ============

















     The accompanying notes are an integral part of these financial statements.

                         FAMILY MEDICAL CLINIC, P.C.

                           STATEMENTS OF CASH FLOWS

                                                           Years Ended
                                                           December 31,
                                                        1994            1995

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income.......................................  $     1,087  $     8,985
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation................................        18,306       41,295
       Changes in assets and liabilities-
       Accounts receivable.........................        (9,740)     (15,095)
       Other current assets........................         1,333            -
       Accounts payable............................        (1,966)         312
       Accrued expenses and other
            current liabilities....................         4,870         3,147
                                                    -------------  ------------
           Net cash provided by
              operating activities.................        13,890        38,644
                                                    -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment............         (7,690)      (72,333)
                                                    -------------  ------------
           Net cash used in investing activities..         (7,690)      (72,333)
                                                    ------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable....................        34,511        107,324
   Payments on notes payable......................       (40,769)       (37,232)
   Payment of dividends...........................          (750)          (750)
                                                   -------------  -------------
       Net cash provided by (used in)
         financing activities.....................        (7,008)        69,342
                                                   -------------  -------------
NET INCREASE (DECREASE) IN CASH...................          (808)        35,653
CASH, beginning of year...........................        38,028         37,220
                                                   -------------  -------------
CASH, end of year................................. $      37,220  $      72,873
                                                   =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
   Cash paid during the year-
     Interest ........................................$  1,544       $   14,891









   The accompanying notes are an integral part of these financial statements.

                          FAMILY MEDICAL CLINIC, P.C.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995



1.   DESCRIPTION OF BUSINESS:

Family Medical Clinic, P.C. (the "Company") is an Alabama professional corporation owned by three physicians which practice in Cullman, Alabama. The Company was purchased by ProMedCo of Cullman, Inc. effective March 12, 1996 (see
Note 9).

2.   SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation - Audited Financial Statements

The accompanying financial statements have been prepared on the accrual basis of accounting.

Basis of Presentation - Interim Financial Statements

The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1995 to February 28, 1995, and from January 1, 1996 to March 6, 1996, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Revenue Recognition

Revenue is recorded at estimated net amounts to be received from third-party payors and others for services rendered.

                      FAMILY MEDICAL CLINIC, P.C.

                  NOTES TO FINANCIAL STATEMENTS -- CONT.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Property and equipment is depreciated using the straight-line method over the following useful lives:

                                                                      Years

     Furniture and fixtures..........................................  7
     Equipment.......................................................  5

Income Taxes

The Company has historically not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the future. Because of this practice, provisions for income taxes and deferred tax assets and liabilities are not material and have not been reflected in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:

                                                             December 31,
                                                         1994            1995

         Furniture and fixtures..................  $      92,816  $     147,483
         Equipment...............................         58,453         61,675
         Less- Accumulated depreciation..........        (87,731)      (114,582)
                                                   -------------  -------------
         Property and equipment, net.............  $      63,538  $      94,576
                                                   =============  =============

                        FAMILY MEDICAL CLINIC, P.C.

                   NOTES TO FINANCIAL STATEMENTS -- CONT.

4.   NOTES PAYABLE:

Notes payable consisted of the following:

                                                                                          December 31,
                                                                                      1994            1995
Line of credit with a bank, due August 2000, principal and interest payable monthly, annual interest rate equal to the Bank's commercial base rate ranging between 7.75%-9.75% and 5.9% for the years 1994 and 1995, respectively, secured by all assets of the Company and guaranteed by its
stockholders....................................................................  $      42,279  $     113,609

Other notes payable due April 1997, principal and interest payable monthly, annual interest rates of 7.75%
and 9.5%, secured by automobiles................................................         27,489         26,251
                                                                                  -------------  -------------

       Total  ..................................................................         69,768        139,860
       Less current maturities..................................................        (40,751)       (39,886)
                                                                                  -------------  -------------
       Notes payable, net.......................................................  $      29,017  $      99,974
                                                                                  =============  =============

The maturities of notes payable at December 31, 1995, are as follows:

       1996   .......................................  $      39,886
       1997   .......................................         28,974
       1998   .......................................         24,347
       1999   .......................................         26,631
       2000   .......................................         20,022
                                                       -------------
                                                       $     139,860

5.   COMMITMENTS AND CONTINGENCIES:

The Company has entered into an operating lease for a building which expires in 2005. The future minimum lease commitments under the operating leases are as follows:

         1996..........................  $      90,248
         1997..........................         92,954
         1998..........................         95,743
         1999..........................         98,616
         2000..........................        101,573
         Thereafter....................        565,297

                         FAMILY MEDICAL CLINIC, P.C.

                    NOTES TO FINANCIAL STATEMENTS -- CONT.

Rent expense totaled $18,704 and $87,536 for the years ended December 31, 1994 and 1995, respectively.

6.   RELATED-PARTY TRANSACTIONS:

During 1994, the Company paid approximately $4,500 to Family Medical Clinic Association, an entity owned by two of the Company's stockholders, for building rental. In addition, the Company paid this same entity approximately $14,000 and $4,000 for equipment in 1994 and 1995, respectively.

7.   BENEFIT PLAN:

The Company maintains a defined contribution plan for employees who meet the minimum length of service and age requirements. Under the plan, the Company makes contributions of 11% of all plan participants' compensation, plus 5.7% of each of the participant's excess compensation, as defined. The Company is responsible for the administration of the plan as the plan administrator and trustee. The Company's contributions totaled $113,648 and $113,700 in 1994 and 1995, respectively, including $90,000 contributed for a stockholder in 1994 and 1995.

8.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of December 31, 1995.

9.   SUBSEQUENT EVENT:

Effective March 12, 1996, the Company was acquired by ProMedCo of Cullman, Inc., a wholly owned subsidiary of Professional Medical Management Company, in a stock purchase transaction whereby ProMedCo of Cullman, Inc. agreed to acquire substantially all the operations and certain assets and certain liabilities of the Company, excluding, among other things, requirements under the Company's benefit plan.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
Morgan-Haugh, P.S.C.:

We have audited the accompanying balance sheets of Morgan-Haugh, P.S.C. (a Kentucky professional services corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morgan-Haugh, P.S.C. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             ARTHUR ANDERSEN LLP



Fort Worth, Texas,
   July 16, 1996

                             MORGAN-HAUGH, P.S.C.

                                BALANCE SHEETS

                                                                                         December 31,
                                 ASSETS                                             1994              1995
                                 ------                                         -------------    -------------
CURRENT ASSETS:
    Cash and cash equivalents................................................   $     113,132    $     188,346
    Accounts receivable, net of allowances of $407,000 and
         $432,000, respectively..............................................         582,597          584,636
    Stockholder notes receivable.............................................          23,935                -
    Prepaid expenses and other current assets................................          29,002            8,423
                                                                                -------------    -------------
         Total current assets................................................         748,666          781,405

PROPERTY AND EQUIPMENT, net of accumulated depreciation
    of $836,689 and $929,949, respectively...................................       1,158,393        1,072,726

OTHER ASSETS      ...........................................................          50,261           42,529
                                                                                    ---------       ----------
         Total assets........................................................      $1,957,320       $1,896,660
                                                                                   ==========       ==========

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable.........................................................   $      70,041    $      55,988
    Notes payable............................................................         203,032          130,049
    Accrued expenses and other current liabilities...........................         290,018          345,555
    Deferred income taxes....................................................          83,891          116,909
                                                                                -------------    -------------
         Total current liabilities...........................................         646,982          648,501

NOTES PAYABLE, net of current maturities.....................................         983,017          864,811
                                                                                -------------    -------------
         Total liabilities...................................................       1,629,999        1,513,312
                                                                                -------------    -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Common stock, no par value, 4,000 shares authorized;
         3,000 shares issued and 2,200 shares outstanding....................         505,069          446,566
    Treasury stock...........................................................       (340,097)        (271,186)
    Stockholders notes receivable............................................       (174,472)        (191,277)
    Retained income..........................................................         336,821          399,245
                                                                                -------------    -------------
         Total stockholders' equity..........................................         327,321          383,348
                                                                                -------------    -------------

         Total liabilities and stockholders' equity..........................   $   1,957,320       $1,896,660
                                                                                =============    =============


 The accompanying notes are an integral part of these financial statements.

                              MORGAN-HAUGH, P.S.C.

                           STATEMENTS OF OPERATIONS

                                                                                 Period From       Period From
                                                                                 January 1,        January 1,
                                                                                    1995              1996
                                                     Years                           to                to
                                              Ended December 31,                  March 31,         March 31,
                                      1993           1994            1995           1995              1996
                                  -------------  -------------  -------------   -------------    ---------
                                                                                 (Unaudited)       (Unaudited)
NET REVENUE:
   Patient service revenue.....   $   4,879,771  $   4,519,251  $   4,403,055   $   1,301,949    $   1,091,091
   Other revenue...............         167,541        146,713         48,373          36,822           36,049
                                  -------------  -------------  -------------   -------------    -------------
       Total net revenue.......       5,047,312      4,665,964      4,451,428       1,338,771        1,127,140
                                  -------------  -------------  -------------   -------------    -------------

COSTS AND EXPENSES:
   Cost of affiliated physician
     services..................       1,749,511      1,767,328      1,636,120         495,297          404,988
   Clinic salaries and benefits       1,827,385      1,547,205      1,412,101         222,664          197,644
   Rent expense................          25,633         24,575         33,547           7,685            7,911
   Clinic pharmaceuticals and
     supplies..................         385,466        376,986        304,183          47,298           45,777
   Other clinic costs..........       1,021,745        894,142        761,402         355,236          322,369
   Depreciation................         123,406        115,350        111,266          27,189           23,556
   Interest expense............         100,471         88,775         87,465          23,673           19,887
                                  -------------  -------------  -------------   -------------    -------------
       Total costs and expenses       5,233,617      4,814,361      4,346,084       1,179,042        1,022,132
                                  -------------  -------------  -------------   -------------    -------------

INCOME (LOSS) BEFORE
   PROVISION FOR
   INCOME TAXES................        (186,305)      (148,397)       105,344         159,729          105,008

PROVISION (CREDIT) FOR
   INCOME TAXES................         (73,317)       (59,617)        42,920          60,696           39,903
                                  -------------  -------------  -------------   -------------    -------------

NET INCOME (LOSS)..............   $    (112,988) $     (88,780) $      62,424   $      99,033    $      65,105
                                  =============  =============  =============   =============    =============








    The accompanying notes are an integral part of these financial statements.

                                MORGAN-HAUGH, P.S.C.

                        STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                         Stockholder
                                       Common Stock          Treasury       Notes       Retained
                                    Shares       Amount        Stock     Receivable   Earnings         Total
BALANCE, December 31,
   1992  ......................        2,200   $   570,465  $  (286,635) $  (277,017) $   538,589  $   545,402

   Stock purchased.............         (200)            -      (96,713)           -            -      (96,713)

   Payments on stockholders
     notes, net................            -             -            -      144,025            -      144,025

   Net loss....................            -             -            -            -     (112,988)    (112,988)
                                 -----------   -----------  -----------  -----------  -----------  -----------

BALANCE, December 31,
   1993  ......................        2,000       570,465     (383,348)    (132,992)     425,601      479,726

   Stock purchased.............         (200)            -      (87,558)           -            -      (87,558)

   Stock issued................          400       (65,396)     130,809            -            -       65,413

   Payments on stockholders
     notes, net................            -             -            -      (41,480)           -      (41,480)

   Net loss....................            -             -            -            -      (88,780)     (88,780)
                                 -----------   -----------  -----------  -----------  -----------  -----------

BALANCE, December 31,
   1994  ......................        2,200       505,069     (340,097)    (174,472)     336,821      327,321

   Stock purchased.............         (200)            -      (18,889)           -            -      (18,889)

   Stock issued................          200       (58,503)      87,800            -            -       29,297

   Payments on stockholders
     notes, net................            -             -            -      (16,805)           -      (16,805)

   Net income..................            -             -            -            -       62,424       62,424
                                 -----------   -----------  -----------  -----------  -----------  -----------

BALANCE, December 31,
   1995  ......................        2,200   $   446,566  $  (271,186) $  (191,277) $   399,245  $   383,348
                                 ===========   ===========  ===========  ===========  ===========  ===========


 The accompanying notes are an integral part of these financial statements.

                            MORGAN-HAUGH, P.S.C.

                          STATEMENTS OF CASH FLOWS

                                                                            Years Ended December 31,
                                                                       1993           1994            1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)............................................  $     (112,988) $     (88,780) $      62,424
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities-
       Depreciation.............................................         123,406        115,350        111,266
       (Gain) loss on sale of property..........................            (585)        (2,904)           183
       Changes in assets and liabilities-
         Accounts receivable....................................         (17,637)       (24,392)        (2,039)
         Prepaid expenses and other current assets..............          77,658          5,218         20,579
         Accounts payable.......................................          22,361         (2,691)       (14,053)
         Accrued expenses and other current liabilities.........         (18,499)        35,323         55,537
         Deferred income taxes..................................         (62,492)       (59,617)        33,018
                                                                  --------------  -------------  -------------
           Net cash provided by (used in)
             operating activities...............................          11,224        (22,493)       266,915
                                                                  --------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment..........................         (60,542)       (53,841)       (25,787)
   Proceeds from sales of property and equipment................           5,710         19,622              5
   Other assets.................................................          (2,510)        (2,855)         7,732
                                                                  --------------  -------------  -------------
           Net cash used in investing activities................         (57,342)       (37,074)       (18,050)
                                                                  --------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on stockholders notes receivable....................          99,120         44,043         23,935
   Proceeds from notes payable..................................               -        283,289         76,889
   Payments on notes payable....................................        (122,928)      (214,840)      (255,586)
   Purchase of treasury stock...................................         (96,713)       (87,558)       (18,889)
                                                                  --------------  -------------  -------------
           Net cash provided by (used in)
            financing activities................................        (120,521)        24,934       (173,651)
                                                                  --------------  -------------  -------------

NET INCREASE (DECREASE) IN CASH.................................        (166,639)       (34,633)        75,214

CASH AND CASH EQUIVALENTS, beginning
   of year......................................................         314,404        147,765        113,132
                                                                  --------------  -------------  -------------

CASH AND CASH EQUIVALENTS, end of year..........................  $      147,765  $     113,132  $     188,346
                                                                  ==============  =============  =============

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
   Cash paid during the year-
     Interest...................................................  $      100,471  $      88,775  $      87,465

   The accompanying notes are an integral part of these financial statements.

                               MORGAN-HAUGH, P.S.C.

                          NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994 AND 1995

1.   DESCRIPTION OF BUSINESS:

Morgan-Haugh, P.S.C. (the "Company") is a Kentucky professional corporation that provides medical services. The principal stockholders of the Company are the physicians who provide healthcare services. The Company was purchased by ProMedCo of Mayfield, Inc. effective April 25, 1996 (see Note 10).

2.   SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation - Audited Financial Statements

The accompanying financial statements have been prepared on the accrual basis of accounting.

Basis of Presentation - Interim Financial Statements

The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1995 to March 31, 1995, and from January 1, 1996 to March 31, 1996, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Revenue Recognition

Revenue is recorded at estimated net amounts to be received from third-party payers and others for services rendered.

Cash and Cash Equivalents

The Company includes all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments, with original maturities of three months or less, as cash and cash equivalents.

                                               MORGAN-HAUGH, P.S.C.

                                      NOTES TO FINANCIAL STATEMENTS -- CONT.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line method over the following useful lives:

                                                                  Years

     Furniture, fixtures, and equipment.........................  5-10
     Building and improvements..................................  15-30

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:
                                                           December 31,
                                                       1994            1995

     Land.....................................  $     161,852  $     161,852
     Furniture, fixtures, and equipment.......        679,851        684,844
     Building and improvements................      1,153,379      1,155,979
     Less- Accumulated depreciation...........       (836,689)      (929,949)
                                                -------------  -------------

     Property and equipment, net..............  $   1,158,393  $   1,072,726
                                                =============  =============

4.   NOTES PAYABLE:

Notes payable consists of the following:
                                                             December 31,
                                                          1994         1995
7.5% note payable to a bank, due in monthly
installments of $1,439, including interest, through
April 2005, secured by property and equipment.......  $  123,677  $   115,432

7.5% note payable to a bank, due in monthly
installments of $7,279, including interest, through
May 2003, secured by property and equipment..........    540,002      491,565

                          MORGAN-HAUGH, P.S.C.

                   NOTES TO FINANCIAL STATEMENTS -- CONT.

9.0% note payable to a bank, due in monthly
installments of $2,283, including interest, through
January 2011, secured by property and equipment.......   233,109        225,058

6.56% note payable to a related party, due in monthly
installments of $215, including interest, through
July 2005, unsecured..................................         -         18,324

8.75% note payable to a bank, due in monthly
installments of $407, including interest, through
May 2003, unsecured...................................         -         26,558

5.9% note payable to a related party, due in monthly
installments of $249, including interest, through
December 2003, unsecured..............................    20,943         19,145

9.0% note payable to a bank, due in monthly
installments of $747, including interest, through
September 1999, unsecured.............................         -         28,362

9.0% note payable to a bank, due in monthly
installments of $4,428, including interest, through
May 1997, secured by equipment........................   115,279         70,416

8.26% note payable to a related party, due in monthly
installments of $863, including interest, through
January 1999, unsecured.............................      35,808              -

5.9% note payable to a related party, due in monthly
installments of $442, including interest, through
December 2003, unsecured............................     37,231              -

8.5% note payable to a bank, due August
1995, unsecured...................................        80,000              -
                                                   -------------  -------------

     Total.......................................      1,186,049        994,860

     Less current maturities.....................       (203,032)      (130,049)
                                                   -------------  -------------

     Notes payable, net..........................  $     983,017  $     864,811
                                                   =============  =============

                                   MORGAN-HAUGH, P.S.C.

                            NOTES TO FINANCIAL STATEMENTS -- CONT.

The maturities of notes payable as of December 31, 1995, are as follows:

       1996...............................  $     130,049
       1997...............................        109,436
       1998...............................         94,853
       1999...............................        100,130
       2000...............................        101,166
       Thereafter.........................        459,226
                                            -------------

                                            $     994,860
5.   STOCKHOLDER NOTES RECEIVABLE:

At December 31, 1994 and 1995, the Company had the following non-interest bearing notes due from stockholders. Each of the notes was received in exchange for shares of the Company's common stock. As these notes are noninterest-bearing, interest has been imputed and is recognized as interest income in the statements of operations. As these notes relate to equity contributions, the outstanding receivables as of December 31, 1994, have been shown as a reduction of stockholders' equity.

The maturities of stockholder notes receivable at December 31, 1995, are as follows:

   Note receivable, $601 per month, through March 1998..... $      16,219
   Note receivable, $677 per month, through May 1999.......        29,798
   Note receivable, $403 per month, through May 2010.......        69,714
   Note receivable, $411 per month, through August 2004....        30,021
   Note receivable, $411 per month, through July 2004......        29,425
   Note receivable, $215 per month, through April 2005.....        16,100
                                                            -------------
                                                            $     191,277

6.   COMMITMENTS AND CONTINGENCIES:

The Company leases various equipment on a month-to-month basis; total rent expense charged to operations aggregated $25,633, $24,575, and $33,547 in 1993, 1994, and 1995, respectively.

The Company leases office space and examination rooms to several physicians under one-year renewable lease agreements. The Company is responsible for repairs, maintenance, and utilities; the lessee is responsible for insurance coverage during the term of the lease. Rental income under these operating leases aggregated $20,070, $29,760, and $37,550 in 1993, 1994, and 1995,
respectively, and is included in other revenues in the accompanying statements of operations.

                              MORGAN-HAUGH, P.S.C.

                       NOTES TO FINANCIAL STATEMENTS -- CONT.

7.   INCOME TAXES:

Deferred income taxes are attributable primarily to timing differences between income tax reporting and financial reporting related to revenues and expenses.

The following table summarizes the composition of the deferred tax assets and liabilities.
                                                           December 31,
                                                       1994            1995
                                                   -------------  ---------

Deferred tax assets-
   Accounts payable..............................  $      29,093  $      18,834
   Accrued expenses and other current liabilities        104,048        100,912
   Operating loss carryforwards..................         23,601              -
                                                   -------------  -------------

       Total deferred tax assets................        156,742        119,746
                                                   -------------  -------------

Deferred tax liabilities-
   Accounts receivable...........................        233,039        233,855
   Other ................................................  7,594          2,800
                                                         -------        -------

       Total deferred tax liabilities............        240,633        236,655
                                                   -------------  -------------

Net current deferred taxes.......................  $      83,891  $     116,909
                                                   =============  =============

The following table summarizes the significant components of income tax expense (benefit):

                                          1993           1994            1995
                                    -------------   -------------  -------------

Current tax provision (benefit).... $     (10,825)  $           -  $       9,902
Deferred tax provision (benefit)...       (62,492)        (59,617)        33,018
                                    -------------   -------------  -------------

Provision (credit) for income taxes $     (73,317)  $     (59,617) $      42,920
                                    =============   =============  =============

A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate follows:

                                         1993           1994            1995
                                    -------------   -------------  ------------

Statutory federal income tax rate            34%             34%            34%
State income taxes, net of
         federal income taxes....             4               4              4
Other    ........................             1               2              3
                                            ---            ----            ---

                                             39%             40%            41%
                                    ============   =============  =============

                        MORGAN-HAUGH, P.S.C.

                NOTES TO FINANCIAL STATEMENTS -- CONT.

8.   PROFIT SHARING PLAN:

The Company has a qualified profit sharing plan (the "Plan") that includes a 401(k) provision. The profit sharing component covers substantially all full-time employees and provides for contributions in such amounts as the Board of Directors may annually determine. The 401(k) component permits eligible employees, at their discretion, to invest up to 15% of their salary in the Plan. Under the Plan agreement, the Company must match the employees' discretionary investment in the Plan up to 3% of employees' compensation. Total expenses for the Plan for the years ended December 31, 1993, 1994, and 1995, aggregated $258,596, $130,199, and $153,752, respectively.

9.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of December 31, 1995.

10.  SUBSEQUENT EVENT:

Effective April 25, 1996, the Company was acquired by ProMedCo of Mayfield, Inc., a wholly owned subsidiary of Professional Medical Management Company, in an asset purchase transaction whereby ProMedCo of Mayfield, Inc. agreed to acquire substantially all the operations and certain assets and liabilities of the Company, excluding, among other things, requirements under the Company's profit sharing plan.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
HealthFirst Services, Inc. and
Tarrant Family Practice, P.A.:

We have audited the accompanying combined balance sheets of HealthFirst Services, Inc. and Tarrant Family Practice, P.A. (a Texas corporation and a Texas association, respectively - see Note 1) as of December 31, 1994 and 1995, and the related combined statements of operations, owners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthFirst Services, Inc. and Tarrant Family Practice, P.A. as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                         ARTHUR ANDERSEN LLP



Fort Worth, Texas,
    July 18, 1996

       HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.

                         COMBINED BALANCE SHEETS


                                                                                    December 31,
                                 ASSETS                                         1994             1995
                                 ------                                    -------------     --------
CURRENT ASSETS:
     Cash................................................................  $     164,675     $     121,538
     Accounts receivable - net of allowances of $200,000 and
          $360,000, respectively.........................................        493,000           836,270
                                                                           -------------     -------------
                       Total current assets..............................        657,675           957,808

PROPERTY AND EQUIPMENT, net of accumulated
     depreciation and amortization of $200,895 and $260,479,
     respectively........................................................        423,384           544,646

OTHER ASSETS.............................................................         41,954            31,543
                                                                           -------------     -------------

                      Total assets.......................................  $   1,123,013     $   1,533,997
                                                                           =============     =============

         LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable....................................................  $     109,412     $     180,120
     Notes payable.......................................................         83,757           144,303
     Accrued expenses and other current liabilities......................        308,905           131,530
                                                                           -------------     -------------
                       Total current liabilities.........................        502,074           455,953

NOTES PAYABLE, net of current maturities.................................        221,909           117,867

OTHER LIABILITIES........................................................              -           101,180
                                                                           -------------     -------------

                       Total liabilities.................................        723,983           675,000

COMMITMENTS AND CONTINGENCIES (Note 6)

OWNERS' EQUITY         ..................................................        399,030           858,997
                                                                               ---------      ------------

                       Total liabilities and owners' equity..............  $   1,123,013     $   1,533,997
                                                                           =============     =============




 The accompanying notes are an integral part of these financial statements.

     HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.

                 COMBINED STATEMENTS OF OPERATIONS

                                                                                         Period From  Period From
                                                                                         January 1,   January 1,
                                                                                            1995         1996
                                                                                             to           to
                                                        Years Ended December 31,           May 31,      May 31,
                                                    1993         1994          1995         1995         1996
                                                                                         (Unaudited)  (Unaudited)
NET REVENUE...................................   $2,155,948   $ 3,024,119  $ 4,828,924  $ 1,658,933   $2,590,608
                                                 ----------   -----------  -----------  -----------   ----------

COSTS AND EXPENSES:
     Cost of affiliated physician services....      591,966       878,875    1,287,409      405,035      876,457
     Clinic salaries and benefits.............      627,205       821,329    1,093,392      441,476      162,484
     Clinic rent and lease expense............       61,802        98,851      169,737       38,152       94,070
     Clinic pharmaceuticals and supplies......      172,851       200,978      304,644      115,659      101,764
     Other clinic costs.......................      662,255       872,805    1,428,685      466,999      918,210
     Depreciation and amortization............       32,705        62,113       70,116       11,300            -
     Interest expense.........................       36,922        25,257       22,532        4,103        5,170
                                                 ----------   -----------  -----------  -----------   ----------

            Total costs and expenses..........    2,185,706     2,960,208    4,376,515    1,482,724    2,158,155
                                                 ----------   -----------  -----------  -----------   ----------

NET INCOME (LOSS).............................   $ (29,758)   $    63,911  $   452,409  $   176,209   $  432,453
                                                 ==========   ===========  ===========  ===========   ==========


















  The accompanying notes are an integral part of these financial statements.

           HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.

                          COMBINED STATEMENTS OF OWNERS' EQUITY



BALANCE, December 31, 1992..................................   $   342,473

     Net loss...............................................       (29,758)
                                                               -----------

BALANCE, December 31, 1993..................................       312,715

     Net income.............................................        63,911

     Capital contributions..................................        22,404
                                                               -----------

BALANCE, December 31, 1994..................................       399,030

     Net income.............................................       452,409

     Capital contributions..................................         7,558
                                                               -----------

BALANCE, December 31, 1995..................................   $   858,997
                                                               ===========












    The accompanying notes are an integral part of these financial statements.

         HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.

                        COMBINED STATEMENTS OF CASH FLOWS


                                                                                         Years Ended
                                                                                        December 31,
                                                                               1993         1994         1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)....................................................   $  (29,758)  $    63,911   $  452,409
   Adjustments to reconcile net income (loss)
     to net cash provided by operating activities-
        Depreciation and amortization...................................       32,705       62,113       70,116
        Changes in assets and liabilities-
          Accounts receivable, net......................................      (40,300)    (126,766)     (343,270)
          Other current assets..........................................       40,315            -            -
          Other noncurrent assets.......................................      (24,006)      (8,159)            -
          Accounts payable..............................................       25,163       79,592       70,708
          Accrued expenses and other current liabilities................       49,321      220,292     (177,375)
                                                                           -----------  -----------   -----------

             Net cash provided by operating activities..................       53,440      290,983       72,588
                                                                           -----------  -----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment...................................     (126,931)     (72,041)     (173,409)
                                                                           -----------  -----------   -----------

             Net cash used in investing activities......................     (126,931)     (72,041)     (173,409)
                                                                           -----------  -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable..........................................      167,197       14,785       46,121
   Payments on notes payable............................................      (50,186)    (125,072)      (89,617)
   Proceeds from managed care contract..................................             -            -      101,180
   Proceeds from capital contributions..................................             -       12,500            -
                                                                           -----------  -----------   ----------

             Net cash provided by (used in)
                 financing activities...................................      117,011     (97,787)       57,684
                                                                           -----------  -----------   ----------

NET INCREASE (DECREASE) IN CASH.........................................       43,520      121,155      (43,137)

CASH, beginning of year.................................................             -       43,520      164,675
                                                                           -----------  -----------   ----------

CASH, end of year.......................................................   $   43,520  $   164,675   $  121,538
                                                                           ===========  ===========   ==========

SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION:
     Cash paid during the year for interest.............................   $    36,922  $    25,257   $   22,532
     Noncash capital contributions......................................   $         -  $     9,904   $    7,558

   The accompanying notes are an integral part of these financial statements.

         HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.

                   NOTES TO COMBINED FINANCIAL STATEMENTS

                         DECEMBER 31, 1994 AND 1995



1.   DESCRIPTION OF BUSINESS:

HealthFirst Services, Inc. and Tarrant Family Practice, P.A. (collectively, the "Company") operate five medical clinics in Fort Worth, Texas and surrounding areas. HealthFirst Services, Inc. and Tarrant Family Practice. P.A. were formed under the applicable laws of Texas on June 23, 1994 and January 28, 1987, respectively. The Companies are affiliated entities and have four common shareholders that own 70% of HealthFirst Services Inc. and 100% of Tarrant Family Practice, P.A. Accordingly, their financial position and results of operation have been combined for financial reporting purposes.

2.   SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation - Audited Financial Statements

The accompanying combined financial statements have been prepared on the accrual basis of accounting.

Basis of Presentation - Interim Financial Statements

The interim financial statements have been prepared by the Company without audit, pursuant to Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1995 to May 31, 1995, and from January 1, 1996 to May 31, 1996, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Revenue Recognition

Revenue is recorded at estimated net amounts to be received from third-party payers and others for services rendered.

         HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONT.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the following useful lives:

                                                                   Years
          Furniture and fixtures.....................                        10
          Equipment..................................                      5-10
          Leasehold improvements.....................   Remaining life of lease

Income Taxes

HealthFirst Services, Inc. and Tarrant Family Practice, P.A. are both S Corporations. Accordingly, income tax liabilities are the responsibility of the respective owners.

Owners' Equity

Owners' equity includes the respective capital stock, additional paid-in capital and retained earnings of the legal entities described in Note 1.

The practices were purchased by ProMedCo of Lake Worth, Inc. subsequent to year-end 1995 (see Note 9).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:

                                                           December 31,
                                                       1994            1995
         Furniture, fixtures, and equipment......  $     370,059  $     527,317
         Leasehold improvements..................        254,220        277,808
         Less- Accumulated depreciation
           and amortization......................       (200,895)      (260,479)
                                                       ---------      ---------

         Property and equipment, net.............  $     423,384  $     544,646
                                                   =============  =============

          HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.

                  NOTES TO COMBINED FINANCIAL STATEMENTS -- CONT.

4.   NOTES PAYABLE:

Notes payable consists of the following:

                                                                                            December 31,
                                                                                          1994         1995
     Note payable to bank, due in 1997, payable in monthly
     installments, bearing interest at 8.75%, secured by
     property and equipment.........................................................  $   120,399  $    77,981

     Note payable to a health maintenance organization, for which the Company will provide clinic services to its members; due in 1998, payable in monthly installments beginning in
     1995, bearing interest at prime, secured by operating assets...................      142,000      131,679

     Other notes payable, due from 1996 to 1998, bearing
      interest at rates from 5.85% to 9.75%.........................................       43,267       52,510
                                                                                      -----------  -----------

         Total......................................................................      305,666      262,170

         Less current maturities....................................................     (83,757)     (144,303)
                                                                                      -----------  ------------

         Notes payable, net.........................................................  $   221,909  $   117,867
                                                                                      ===========  ===========

The maturities of notes payable at December 31, 1995 are as follows:

         1996............................................  $   144,303
         1997............................................       76,938
         1998............................................       40,929
                                                           -----------

            Total........................................  $   262,170
                                                           ===========

5.   OTHER LIABILITIES:

During 1995, the Company received cash from a health maintenance organization in return for agreeing to provide clinic services to its members in a certain area, for a three-year period. The amount will be earned over the three year term, beginning in 1996. However, upon the Company's termination of clinic services in the area, the unearned balance becomes due.

6.   COMMITMENTS AND CONTINGENCIES:

The Company has operating leases for all of its facilities including the clinics and the business office, extending through 2011. Rent expense totaled $60,778, $97,714, and $169,411 for the years ended December 31, 1993, 1994, and 1995, respectively (see Note 7).

         HEALTHFIRST SERVICES, INC. AND TARRANT FAMILY PRACTICE, P.A.

               NOTES TO COMBINED FINANCIAL STATEMENTS -- CONT.

Future lease commitments under the operating leases are as follows:

                  1996........................................  $       264,342
                  1997........................................          307,854
                  1998........................................          271,285
                  1999........................................          221,088
                  2000........................................          198,848
                  Thereafter..................................        1,260,000

Subsequent to December 31, 1995, the Company entered into a lease agreement with an affiliated company for a new facility. The commitments related to this agreement have been included in the above future lease commitments.

7.   RELATED-PARTY TRANSACTIONS:

The Company leases several of its facilities from affiliated companies with common owners. Total rent expense to related parties for the years ended December 31, 1993, 1994, and 1995 was $45,779, $60,102, and $112,021,
respectively.

8.   BENEFIT PLAN:

The Company maintains a defined contribution plan for employees who meet the minimum length of service and age requirements. Under the plan, the Company makes contributions of 5.7% of all plan participants' compensation. The Company's contributions totaled $51,887, $65,984, and $90,261 in 1993, 1994, and 1995, respectively.

9.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of December 31, 1995.

10.    SUBSEQUENT EVENT:

Effective May 29, 1996, the Company was acquired by ProMedCo of Lake Worth, Inc., a wholly owned subsidiary of Professional Medical Management Company, in an asset purchase transaction whereby ProMedCo of Lake Worth, Inc. agreed to acquire substantially all the operations and certain assets and certain liabilities of the Company, excluding, among other things, requirements under the Company's benefit plan.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Abilene Diagnostic Clinic, P.L.L.C.:

We have audited the accompanying combined balance sheets of the Abilene Diagnostic Clinic Practices (see Note 1) as of December 31, 1994 and 1995, and the related combined statements of operations, owners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Abilene Diagnostic Clinic Practices as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                           ARTHUR ANDERSEN LLP



Fort Worth, Texas,
   July 25, 1996

                   ABILENE DIAGNOSTIC CLINIC PRACTICES (NOTE 1)

                             COMBINED BALANCE SHEETS


                                                                           December 31,           September 30,
                                 ASSETS                                1994           1995            1996
                                 ------                           --------------  -------------  -------------
                                                                                                   (unaudited)
CURRENT ASSETS:
Cash and cash equivalents.......................................  $      688,816  $     369,717  $     185,356
Accounts receivable - net of
   allowances of $835,887, $783,991, and
     $2,451,480, respectively...................................       1,264,807      1,478,283      1,457,843
Prepaid expenses and other current assets.......................         115,201        146,050         30,727
                                                                  --------------  -------------  -------------
     Total current assets.......................................       2,068,824      1,994,050      1,673,926
PROPERTY AND EQUIPMENT,
   net of accumulated depreciation
   of $81,354, $110,543, and
   $127,123, respectively.......................................          22,314         57,224         40,643
OTHER ASSETS....................................................               -         50,000         56,851
                                                                  --------------  -------------  -------------

     Total assets...............................................  $    2,091,138  $   2,101,274  $   1,771,420
                                                                  ==============  =============  =============

   LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable.............................................  $      176,106  $     583,331  $      89,845
   Management fees payable......................................              --        113,047        418,244
   Notes payable................................................          72,547        198,163         68,929
   Accrued expenses and other current liabilities...............         809,145         65,693        766,133
                                                                  --------------  -------------  -------------

     Total current liabilities..................................       1,057,798        960,234      1,343,151

NOTES PAYABLE, net of current maturities........................         198,163              -         93,006
                                                                  --------------  -------------  -------------
     Total liabilities..........................................       1,255,961        960,234      1,436,157

COMMITMENTS AND CONTINGENCIES

OWNERS' EQUITY..................................................         835,177      1,141,040        335,263
                                                                  --------------  -------------  -------------

       Total liabilities and owners' equity.....................  $    2,091,138  $   2,101,274  $   1,771,420
                                                                  ==============  =============  =============





      The accompanying notes are an integral part of these financial statements.

                   ABILENE DIAGNOSTIC CLINIC PRACTICES (NOTE 1)

                         COMBINED STATEMENTS OF OPERATIONS



                                                                                    Nine Months      Nine Months
                                                        Years Ended                    Ended             Ended
                                                       December 31,                 September 30,    September 30,
                                           1993            1994           1995         1995              1996
                                        -----------    -----------     -----------   ----------     ---------
                                                                                     (Unaudited)    (Unaudited)
NET REVENUE...........................  $ 6,375,740    $ 7,114,567     $ 9,536,623   $ 6,728,818     $11,263,067
                                        -----------    -----------     -----------   -----------     -----------


   Cost of affiliated physician services  3,858,599      3,730,554       4,939,683     2,674,960       5,193,798
   Clinic salaries and benefits.......    1,299,810      1,336,463       1,424,891     1,312,668       1,739,109
   Clinic rent and lease expense......      271,941        322,711         477,923       237,252         718,961
   Clinic pharmaceuticals and supplies      300,359        335,317         354,161       268,141         663,383
   Other clinic costs.................    1,335,732      1,382,539       1,799,974       868,496       2,672,444
   Management fees....................           --             --         113,047            --         870,895
   Depreciation ......................       72,617         31,795          29,190         8,102          16,581
   Interest expense...................       27,806         25,963          23,620        20,209          13,942
   Other (income) expense.............     (205,375)         4,137          27,221            --              --
                                        -----------    -----------     -----------   -----------     -----------
     Total costs and expenses.........    6,961,489      7,169,479       9,189,710     5,389,828      11,889,113
                                        -----------    -----------     -----------   -----------     -----------

NET INCOME (LOSS).....................  $ (585,749)    $   (54,912)    $   346,913   $ 1,338,990     $  (626,046)
                                        ==========     ===========     ===========   ===========     ===========






















   The accompanying notes are an integral part of these financial statements.

                ABILENE DIAGNOSTIC CLINIC PRACTICES (NOTE 1)

                     COMBINED STATEMENTS OF OWNERS' EQUITY


BALANCE, December 31, 1992................................  $   1,553,406

    Net loss   ...........................................       (585,749)

    Capital contributions.................................            167

    Capital distributions.................................        (38,710)
                                                            -------------

BALANCE, December 31, 1993................................        929,114

    Net loss   ...........................................        (54,912)

    Capital distributions.................................        (39,025)
                                                            -------------

BALANCE, December 31, 1994................................        835,177

    Net income............................................        346,913

    Capital distributions.................................        (41,050)
                                                            -------------

BALANCE, December 31, 1995................................  $   1,141,040
                                                            =============












     The accompanying notes are an integral part of these financial statements.

               ABILENE DIAGNOSTIC CLINIC PRACTICES (NOTE 1)

                     COMBINED STATEMENTS OF CASH FLOWS

                                                            Years Ended                      Nine Months
                                                           December 31,                  Ended September 30,
                                                  1993         1994         1995          1995         1996
                                                                                       (unaudited) (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)........................   $ (585,749)  $   (54,912) $   346,913  $ 1,338,990  $  (626,046)
   Adjustments to reconcile net income (loss)
     to net cash provided by operating activities-
     Depreciation...........................        72,617       31,795       29,190        8,102       16,581
     (Gain) loss on sale of equipment.......      (214,628)        (424)          --           --           --
     Changes in assets and liabilities-
       Accounts receivable, net.............        88,368     (116,684)    (213,476)     342,916       20,440
       Other current assets.................       (19,989)       5,595      (30,849)     (69,943)     115,323
       Other assets.........................         7,337           --      (50,000)      (6,735)      (6,851)
       Accounts payable.....................        34,205       (2,631)     407,225      (13,161)    (493,486)
       Management fees payable..............            --           --      113,047           --      305,197
       Accrued expenses and other
         current liabilities................       298,023      452,145     (743,452)    (363,344)     700,440
                                               -----------  -----------  -----------  -----------  -----------

     Net cash provided by (used in)
       operating activities.................      (319,816)     314,884     (141,402)   1,236,825       31,598
                                               -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment......       (10,206)     (27,490)     (64,100)     (32,201)          --
   Proceeds from sale of property and
     equipment..............................       541,147      140,246           --           --           --
                                               -----------  -----------  -----------  -----------  -----------
       Net cash provided by (used in)
         investing activities ..............       530,941      112,756      (64,100)     (32,201)          --
                                               -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on debt.........................       (15,535)     (81,518)     (72,547)     (55,819)     (36,228)
   Proceeds from capital contributions......           167           --           --           --      111,269
   Capital owner distributions..............       (38,710)     (39,025)     (41,050)     (33,551)    (291,000)
                                               -----------  -----------  -----------  -----------  -----------

       Net cash used in financing activities       (54,078)    (120,543)    (113,597)     (89,370)    (215,959)

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS.........................       157,047      307,097     (319,099)   1,115,254     (184,361)
CASH AND CASH EQUIVALENTS,
   beginning of year........................       224,672      381,719      688,816      688,816      369,717
                                               -----------  -----------  -----------  -----------  -----------
CASH AND CASH EQUIVALENTS,
   end of year..............................   $   381,719  $   688,816  $   369,717  $ 1,804,070  $   185,356
                                               ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
   Cash paid during the year for interest...   $    27,806  $    25,963  $    23,620  $    20,209  $    13,942
                                               ===========  ===========  ===========  ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                ABILENE DIAGNOSTIC CLINIC PRACTICES (NOTE 1)

                  NOTES TO COMBINED FINANCIAL STATEMENTS

                       DECEMBER 31, 1994 AND 1995


1.   DESCRIPTION OF BUSINESS:

Abilene Diagnostic Clinic, P.L.L.C. ("ADC"), a Texas professional limited liability company, operates a group medical practice in Taylor County, Texas. ADC has entered into an interim service agreement with ProMedCo of Abilene, Inc., a wholly owned subsidiary of Professional Medical Management Company, to manage all day-to-day operations other than the provision of medical services. ADC has also entered into an asset purchase agreement with Professional Medical Management Company for certain assets and certain liabilities (excluding, among other things, requirements under benefit plans) of ADC in exchange for common stock of Professional Medical Management Company effective the later of February 16, 1997 or the first day of the month following the date of the initial public offering.

The combined financial statements of Abilene Diagnostic Clinic Practices include ADC and the historical financial statements of Abilene Association of Anesthesiology, P.A. This practice was purchased by ADC subsequent to December 31, 1995, and is included as part of the Professional Medical Management Company purchase of ADC. The accompanying financial statements of the Abilene Diagnostic Clinic Practices ("Combined Entities") have been prepared on a combined basis due to common ownership. The Combined Entities have four common shareholders that own 14% of ADC and 100% of Abilene Association of Anesthesiology, P.A. as of February 1996.

2.   SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation - Audited Financial Statements

The accompanying combined financial statements have been prepared on the accrual basis of accounting.

Basis of Presentation - Interim Financial Statements

The interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1995 to September 30, 1995, and from January 1, 1996 to September 30, 1996, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Revenue Recognition

Revenue is recorded at estimated net amounts to be received from third party payers and others for services rendered.

                       ABILENE DIAGNOSTIC CLINIC PRACTICES

                 NOTES TO COMBINED FINANCIAL STATEMENTS -- CONT.

Cash and Cash Equivalents

The Combined Entities include all cash accounts, and all highly liquid debt instruments, with original maturities of three months or less, as cash and cash equivalents.

Accounts Receivable

Accounts receivable primarily consists of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for uncollectible amounts in certain entities.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the following useful lives:

                                                            Years

       Furniture and fixtures................                 10
       Equipment.............................                5-10
       Leasehold improvements................           Remaining life of lease

Income Taxes

The Combined Entities have historically not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the future. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entities have not been reflected in the combined financial statements.

Owners' Equity

Owners' equity includes the combined respective capital stock, additional paid-in capital, and retained earnings of the various legal entities reflected herein as the Combined Entities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       ABILENE DIAGNOSTIC CLINIC PRACTICES

                  NOTES TO COMBINED FINANCIAL STATEMENTS -- CONT.

3.   PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:
                                                           December 31,
                                                      1994            1995

       Equipment.................................  $     103,668  $     167,767
       Less accumulated depreciation.............        (81,354)      (110,543)
                                                   -------------  -------------
       Property and equipment, net...............  $      22,314  $      57,224
                                                   =============  =============

4.   NOTES PAYABLE:

Notes payable consists of the following:

                                                                                          December 31,
                                                                                      1994            1995
     Note payable to a bank, due in 1996, payable in monthly installments with the balance due at maturity, bearing interest at the bank base rate
     plus 0.5%, unsecured.......................................................  $     261,840  $     198,163

     Note payable to a bank, due in 1995, payable in
      monthly installments, bearing interest at 8.5%,
      unsecured.................................................................          8,870              -
                                                                                  -------------  -------------

       Total   ................................................................         270,710        198,163
       Less current maturities..................................................        (72,547)      (198,163)
                                                                                ---------------  -------------
       Notes payable, net.......................................................  $     198,163  $           -
                                                                                  =============  =============

5.   COMMITMENTS AND CONTINGENCIES:

The Combined Entities have operating leases for all of its facilities. Rent expense totaled $271,941, $322,711, and $477,923 for the years ended December 31, 1993, 1994, and 1995, respectively.

Future lease commitments under the operating leases are as follows:

         1996............................................  $     355,742
         1997............................................        347,742
         1998............................................        315,795
         1999............................................        103,600

6.   BENEFIT PLANS:

The Combined Entities have several defined contribution plans. Contributions were $431,757, $418,529, and $61,466 for 1993, 1994, and 1995, respectively.

                          ABILENE DIAGNOSTIC CLINIC PRACTICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS -- CONT.

7.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of December 31, 1995.

8.   SALE OF THE COMBINED ENTITIES:

In December, 1995, the Combined Entities entered into an interim management services agreement with ProMedCo of Abilene, Inc., a wholly owned subsidiary of Professional Medical Management Company. As part of this transaction, the Combined Entities agreed to be acquired by ProMedCo of Abilene, Inc., on the later of February 16, 1997 or the first day of the month following the date of the initial public offering of Professional Medical Management Company's common stock, excluding, among other things, requirements under the Combined Entities' benefit plan.

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of King's Daughters Clinic, P.A.:

We have audited the accompanying balance sheets of King's Daughters Clinic, P.A. (a Texas professional association) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of King's Daughters Clinic, P.A. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.










Fort Worth, Texas,
  August 30, 1996

                         KING'S DAUGHTERS CLINIC, P.A.

                                BALANCE SHEETS

                                                                      DECEMBER 31,             AUGUST 31,
                                                               1994              1995            1996
                                                          --------------    -------------    -------------
         ASSETS                                                                              (unaudited)
CURRENT ASSETS:
     Cash and cash equivalents.........................   $       41,583    $      64,756    $     301,706
     Accounts receivable,
         net of allowances of $850,000,
         $2,312,000, and $2,397,000
         at December 31, 1994 and 1995,
         and August 31, 1996, respectively.............        1,080,764         2,651,078       2,762,001
     Inventories.......................................           84,753           123,607          84,967
     Prepaid expenses and other current assets.........          118,772           263,260         126,491
                                                          --------------    --------------   -------------
         Total current asset...........................        1,325,872         3,102,701       3,275,165
PROPERTY AND EQUIPMENT, net............................          920,931         1,219,271       1,597,639
                                                          --------------    --------------   -------------
         Total asset...................................   $    2,246,803    $    4,321,972   $   4,872,804
                                                          ==============    ==============   =============

         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Line of credit....................................   $      -          $      275,000   $     225,000
     Accounts payable..................................          384,716         1,010,801         745,709
     Accrued expenses and
         other current liabilities.....................          617,789           524,820       1,481,362
     Current portion of notes payable..................           83,996            69,996          69,996
     Current portion of capital
         lease obligations.............................          201,851           279,160         294,216
     Deferred income taxes.............................          -                 302,913         182,939
                                                          --------------    --------------   -------------
         Total current liabilities.....................        1,288,352         2,462,690       2,999,222
LONG-TERM LIABILITIES:
     Notes payable.....................................          180,843           110,847          64,183
     Capital lease obligations.........................          530,862           668,759       1,030,171
     Deferred income taxes.............................           50,146            72,755          -
     Other long-term liabilities.......................          -                 349,845         393,575
                                                          --------------    --------------   -------------
         Total long-term liabilities...................          761,851         1,202,206       1,487,929
                                                          --------------    ---------------- ---------------
         Total liabilities.............................          2,050,203       3,664,896       4,487,151
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $100 par value, 1,000,000 shares
         authorized; 27, 29 and 30
         shares outstanding at December 31,
         1994 and 1995, and August 31, 1996,
         respectively, after deducting 1, 0,
         and 0 shares held in treasury at
         December 31, 1994 and 1995,
         and August 31, 1996...........................            2,700            2,900            3,000
     Retained earnings.................................          193,900           654,176         382,653
                                                          --------------    --------------   -------------
         Total stockholders' equity....................          196,600           657,076         385,653
                                                          --------------    --------------   -------------
         Total liabilities and
           stockholders' equity........................   $    2,246,803    $    4,321,972   $   4,872,804
                                                          ================  ================ ===============






    The accompanying notes are an integral part of these financial statements.

                           KING'S DAUGHTERS CLINIC, P.A.

                             STATEMENTS OF OPERATIONS


                                                                                                       FOR THE         FOR THE
                                                                                                    EIGHT MONTHS      EIGHT MONTHS
                                                                                                        ENDED           ENDED
                                                             YEARS ENDED DECEMBER 31,                AUGUST 31,      AUGUST 31,
                                                  ----------------------------------------------
                                                      1993             1994            1995             1995            1996
                                                  -------------   --------------   -------------   -------------    --------
                                                                                                     (UNAUDITED)     (UNAUDITED)
REVENUES:
     Net patient service revenues..............   $  13,612,086   $   15,509,447   $  18,757,164   $  12,480,170    $  12,448,700
     Other revenues............................         714,884          774,250         814,429         463,290          553,460
                                                  -------------   --------------   -------------   -------------    -------------
         Total net revenues....................      14,326,970       16,283,697      19,571,593      12,943,460       13,002,160
                                                  -------------   --------------   -------------   -------------    -------------

COSTS AND EXPENSES:
     Cost of affiliated physician services.....       5,478,326        5,980,131       7,427,766       5,179,604        5,012,422
     Clinic salaries and benefits..............       4,559,211        5,653,364       5,010,994       3,335,680        4,015,320
     Rent expense..............................       1,405,316        1,679,774       1,724,425       1,229,919        1,175,969
     Clinic pharmaceuticals and supplies.......       1,281,654        1,310,088       1,451,689         972,672        1,038,608
     Other clinic costs........................       1,301,134        1,652,023       2,863,294       1,837,771        1,828,518
     Depreciation..............................          84,796          166,781         294,960         189,044          259,119
     Interest expense..........................          19,029           31,293         101,077          71,724           83,603
                                                  -------------   --------------   -------------   -------------     ------------
         Total costs and expenses..............      14,129,466       16,473,454      18,874,205      12,816,414       13,413,559
                                                  -------------   --------------   -------------   -------------     ------------

INCOME (LOSS) BEFORE PROVISION FOR
     INCOME TAXES..............................         197,504         (189,757)        697,388         127,046         (411,399)

PROVISION (BENEFIT) FOR INCOME
     TAXES    .................................          67,151          (64,517)        237,112          43,196         (139,876)
                                                  -------------   --------------   -------------   -------------    -------------

NET INCOME (LOSS)..............................   $     130,353   $     (125,240)  $     460,276   $      83,850    $    (271,523)
                                                  =============   ==============   =============   =============    =============
















    The accompanying notes are an integral part of these financial statements.

                         KING'S DAUGHTERS CLINIC, P.A.

                     STATEMENTS OF STOCKHOLDERS' EQUITY


                                                  Common Stock                               Treasury Stock
                                                                        Retained
                                              Shares       Amount       Earnings           Shares       Amount        Total
BALANCE, December 31, 1992................          28    $   2,800    $    188,787           -      $     -        $   191,587
     Purchase of treasury stock...........       -            -             -                   (4)         (400)          (400)
     Net income...........................       -            -             130,353           -            -            130,353
                                            ----------    ---------    ------------      ---------   -----------    -----------
BALANCE, December 31, 1993................          28        2,800         319,140             (4)         (400)       321,540
     Purchase of treasury stock...........       -            -             -                   (1)         (100)          (100)
     Reissuance of treasury stock.........       -            -             -                    4           400            400
     Net loss ............................       -            -            (125,240)          -            -           (125,240)
                                            ----------    ---------    ------------      ---------    ----------     ----------
BALANCE, December 31, 1994................          28        2,800         193,900             (1)         (100)       196,600
     Purchase of treasury stock...........       -            -             -                   (1)         (100)         (100)
     Reissuance of treasury stock.........       -            -             -                    2           200           200
     Issuance of common stock.............           1          100         -                 -            -               100
     Net income...........................       -            -             460,276           -            -            460,276
                                            ----------    ---------    ------------      ---------   -----------    -----------
BALANCE, December 31, 1995................          29        2,900         654,176           -            -            657,076
     Issuance of common
     stock (unaudited)....................           1          100         -                 -            -               100
     Net loss (unaudited).................       -            -            (271,523)          -            -           (271,523)
                                            ----------    ---------    ----------- -     ---------   -----------    -----------
BALANCE, August 31, 1996
     (unaudited)..........................          30    $   3,000    $    382,653           -      $     -        $   385,653
                                            ==========    =========    ============      =========   ===========    ===========












     The accompanying notes are an integral part of these financial statements.

                       KING'S DAUGHTERS CLINIC, P.A.

                         STATEMENTS OF CASH FLOWS


                                                                                                          FOR THE         FOR THE
                                                                                                       EIGHT MONTHS   EIGHT MONTHS
                                                                                                           ENDED           ENDED
                                                                    YEARS ENDED DECEMBER 31,            AUGUST 31,      AUGUST 31,
                                                               1993           1994          1995           1995            1996
                                                                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)......................................  $    130,353  $   (125,240)  $   460,276   $   (146,932)  $    (467,143)
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities-
       Depreciation.......................................        84,796       166,781       294,960        139,550         194,452
       Changes in assets and liabilities-
         Accounts receivable..............................      (545,775)       (5,000)   (1,570,314)      (497,908)        (64,179)
         Inventories......................................        (4,000)       (4,253)      (38,854)        (2,830)         28,476
         Prepaid expenses and other current assets........       (96,711)      152,285      (144,288)       (10,479)         74,775
         Accounts payable.................................         8,643       176,073       626,085        352,539        (138,504)
         Accrued expenses and other current liabilities...       114,055        37,143       256,876        854,944         932,870
         Deferred income taxes............................       127,462       (77,316)      325,522        (25,886)       (254,448)
                                                            ------------   ------------  ------------    ----------    -----------
            Net cash provided by (used in)
             operating activities.........................      (181,177)      320,473       210,263        662,998         306,299
                                                            -------------  ------------  ------------    ----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.....................        (8,273)     (152,550)     (174,443)       (70,065)        (78,670)
                                                            ------------    ----------- -- ----------    ----------    ------------
           Net cash used in investing activities..........        (8,273)     (152,550)     (174,443)       (70,065)        (78,670)
                                                            ------------    ----------- -- ----------    ----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowing (repayments) under line of credit............       -              -            275,000        -               (50,000)
   Payments on capital leases.............................      (101,310)     (109,681)     (203,651)      (105,932)       (130,246)
   Proceeds from notes payable............................       350,000        -             -              -               -
   Payments on notes payable..............................       (43,165)      (83,996)      (83,996)       (34,998)        (29,185)
                                                            ------------    ---------- -  ----------     ----------     -----------
            Net cash provided by (used in)
             financing activities.........................       205,525      (193,677)      (12,647)      (140,930)       (209,431)
                                                            ------------    ----------- -- ----------    ----------     ----------

NET INCREASE (DECREASE) IN CASH...........................        16,075       (25,754)       23,173        452,003          18,198
CASH AND CASH EQUIVALENTS, beginning of year..............        51,262        67,337        41,583         41,583          64,756
                                                            ------------    -----------   -----------    ----------     -----------
CASH AND CASH EQUIVALENTS, end of year....................  $     67,337   $     41,583   $   64,756     $  493,586     $    82,954
                                                            ============    ===========   ===========    ==========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
   Cash paid during the period-
     Interest.............................................  $    19,029    $     31,293   $    101,077   $     56,757   $    58,813
     Income taxes.........................................  $    -         $     -        $    -         $     -        $      -

NONCASH FINANCING ACTIVITIES:
   Equipment acquired under capital lease.................  $    65,757    $     617,038  $    523,209   $     187,582  $   557,657










     The accompanying notes are an integral part of these financial statements.

                            KING'S DAUGHTERS CLINIC, P.A.

                              NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994 AND 1995


1.   DESCRIPTION OF BUSINESS:

King's Daughters Clinic, P.A. (the "Clinic") is a Texas professional association that provides medical services. The principal stockholders of the Clinic are the physicians who provide healthcare services. The Clinic was purchased by ProMedCo of Temple, Inc. effective September 1, 1996 (see Note 9).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation - Interim Financial Statements

The financial statements for the eight months ended August 31, 1995 and 1996, have been prepared by the Clinic, without audit, pursuant to Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the APB Opinion No. 28; nevertheless, management of the Clinic believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Clinic with respect to the results of its operations for the eight months ended August 31, 1995 and 1996, have been included herein. The results of operations for the eight-month period is not necessarily indicative of the results for the full year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Clinic includes all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments, with original maturities of three months or less, as cash and cash equivalents.

Inventories

Inventories are stated at the lower of cost or market and consist primarily of radiology, laboratory and office supplies.

                        KING'S DAUGHTERS CLINIC, P.A.

                      NOTES TO FINANCIAL STATEMENTS -- CONT.


Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed based on the straight-line method over the following useful lives:


                                                                        Years

       Leasehold improvements.............................             5-31.5
       Furniture, fixtures, and equipment.................              3-7

Revenue Recognition

Revenue is recorded at estimated net amounts to be received from third-party payers and others for services rendered.

3.   PROPERTY AND EQUIPMENT:

At December 31, 1994 and 1995, property and equipment consisted of the following:



                                                      1994               1995
                                                 ----------------   ----------

         Leasehold improvements.............. $         29,386   $       79,479
         Furniture, fixtures, and equipment..        1,225,101        1,685,414
         Less- Accumulated depreciation......         (333,556)        (545,622)
                                              ----------------   --------------

              Property and equipment, net... $        920,931   $     1,219,271
                                             ================   ===============

                            KING'S DAUGHTERS CLINIC, P.A.

                        NOTES TO FINANCIAL STATEMENTS -- CONT.


4.   NOTES PAYABLE:

At December 31, 1994 and 1995, notes payable consisted of the following:

                                                                                 1994                1995
                                                                          ----------------     ---------------
     Note payable from a bank bearing interest
     at prime plus 1% (8.5%, 8.5% and
     8.25%, respectively), due in monthly
     installments of $5,833, plus interest,
     through, July 15, 1998,
     guaranteed by a related party......................................  $        250,839     $       180,843

     Note payable from a bank bearing interest
     at prime plus .5% (8.5% in 1994),
     principle due in annual installments of
     $14,000 through September 10, 1995,
     interest due quarterly.............................................            14,000                   -

     Less- Current maturities...........................................           (83,996)            (69,996)
                                                                          ----------------     ---------------

         Notes payable, net.............................................  $        180,843     $       110,847
                                                                          ================     ===============


The maturities of notes payable as of December 31, 1995, are as follows:

              1996     .............................  $         69,996
              1997     .............................            69,996
              1998     .............................            40,851
              1999     .............................                 -
              2000     .............................                 -
              Thereafter............................                 -
                                                      ----------------

                                                      $        180,843

The Clinic also has a revolving line of credit with a bank in the amount of $300,000, which accrues interest at the prime rate (8.5% at December 31, 1995). At December 31, 1995, the outstanding balance on this line of credit was $275,000.

                        KING'S DAUGHTERS CLINIC, P.A.

                    NOTES TO FINANCIAL STATEMENTS -- CONT.


5.   LEASE COMMITMENTS:

The Clinic leases various equipment and office buildings under operating leases. Rent expense charged to operations totaled approximately $907,000, $990,000, and $1,200,000 during the years ended December 31, 1993, 1994, and 1995, respectively.

The Clinic also leases various equipment under capital leases. At December 31, 1995, future minimum lease payments under capital and operating leases are as follows:

                                                              Capital           Operating            Total
         1996..........................................   $       356,136   $         88,776   $       444,912
         1997..........................................           300,053             76,560           376,613
         1998..........................................           261,955                  -           261,955
         1999..........................................           136,933                  -           136,933
         2000..........................................            68,641                  -            68,641
         Thereafter....................................                 -                  -                -
                                                          ---------------   ----------------   --------------

         Less-Portion attributable to interest.........          (175,799)                 -          (175,799)
                                                          ---------------   ----------------   ---------------

         Net obligations...............................   $       947,919   $        165,336   $     1,113,255
                                                          ===============   ================   ===============


Rent paid to related parties totaled approximately $877,000, $919,000, and $983,000 during the years ended December 31, 1993, 1994, and 1995, respectively.

6.   INCOME TAXES:

Deferred income taxes reflect net operating loss carryforwards and the impact of temporary differences between the amount of asset and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. These differences related primarily to provisions for doubtful accounts, book versus tax depreciation differences, and accrued revenues and expenses recorded for book purposes but not yet recorded for tax purposes.

                      KING'S DAUGHTERS CLINIC, P.A.

                 NOTES TO FINANCIAL STATEMENTS -- CONT.


At December 31, 1994 and 1995, the Clinic had the following deferred tax assets and liabilities recorded:

                                                        1994          1995
                                                    ------------  -------------
Deferred tax assets-
     Allowances on accounts receivable..............$     289,009 $     786,153
     Accounts payable................................     130,803       343,672
     Accrued expenses and other current
        liabilities..................................     210,048       297,386
     Operating loss carryforwards....................      23,106        24,549
                                                     ------------  ------------
         Total deferred tax assets................        652,966     1,451,760
                                                     ------------  ------------
Deferred tax liabilities-
     Accounts receivable..........................        656,468     1,687,520
     Depreciation..................................        23,105        97,304
     Other.........................................        23,539        42,604
                                                    -------------  ------------
         Total deferred tax liabilities...........        703,112     1,827,428
                                                    -------------  ------------
Net deferred tax liabilities......................  $      50,146  $    375,668
                                                    =============  ============


The following table summarizes the significant components of the income tax provision (benefit):

                                                                       1993           1994            1995
                                                                  --------------   ------------   --------------
     Current tax provision (benefit)............................  $      (60,311)  $     12,799   $      (88,410)
     Deferred tax provision (benefit)...........................         127,462        (77,316)         325,522
                                                                  --------------   ------------    -------------
     Total income tax provision (benefit).......................  $       67,151   $    (64,517)  $      237,112
                                                                  ==============   =============   =============

The Clinic has no significant permanent tax differences and therefore its effective tax rate equals its statutory tax rate.

7.   PROFIT SHARING PLAN:

The Clinic has a qualified profit sharing plan (the "Plan") that includes a 401(k) provision. The profit sharing component covers substantially all full-time employees and provides for contributions in such amounts as the Board of Directors may annually determine. The 401(k) component permits eligible employees, at their discretion, to contribute a percentage of their salary into the Plan. The maximum contribution percentage was 10% until December 31, 1995, at which time the Plan was amended to increase the contribution percentage to 15% of the employees' salary. Under the Plan agreement, the Company must match the employees' discretionary investment in the Plan up to 1% of the employees' compensation. The Clinic may also elect to contribute up to 5% of eligible employees compensation to the profit sharing portion of the Plan. Total contributions by the Clinic aggregated approximately $224,000, $300,000, and $326,000 for the years ended December 31, 1993, 1994, and 1995, respectively.

                        KING'S DAUGHTERS CLINIC, P.A.

                      NOTES TO FINANCIAL STATEMENTS -- CONT.


8.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of December 31, 1994 and 1995.

9.   SUBSEQUENT EVENT:

The Clinic has entered into a transaction whereby ProMedCo of Temple, a wholly owned subsidiary of Professional Medical Management Company, will acquire substantially all the operations and certain assets and liabilities of the Clinic on September 1, 1996.

10.  CONTINGENCIES:

The Clinic is involved in various legal proceedings in the ordinary course of business. The Clinic does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position and results of operations of the Clinic.

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Western Medical Management Corp., Inc.:

We have audited the accompanying balance sheets of Western Medical Management Corp., Inc. (a Nevada corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Medical Management Corp., Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.




Fort Worth, Texas,
     October 23, 1996

                                      WESTERN MEDICAL MANAGEMENT CORP., INC.

                                                  BALANCE SHEETS

                                                                             December 31,           September 30,
                                                                         1994            1995           1996
                                                                                                     (Unaudited)
        ASSETS
CURRENT ASSETS:
   Cash and cash equivalents......................................   $           -  $           -   $          -
   Accounts receivable, net of allowances of $443,241,
      $833,942, and $834,648, respectively........................       1,180,400      1,711,172      1,785,473
   Inventory......................................................          17,291         12,948          7,678
   Prepaid expenses and other current assets......................         100,383         40,389         65,849
                                                                     -------------  -------------   ------------
      Total current assets........................................       1,298,074      1,764,509      1,859,000

PROPERTY AND EQUIPMENT, net of
   accumulated depreciation of $587,275, $561,847,
   and $518,359, respectively.....................................         438,900        190,465        557,491

OTHER ASSETS......................................................          56,536         28,110         20,786
                                                                     -------------  -------------   ------------
      Total assets................................................   $   1,793,510  $   1,983,084   $  2,437,277
                                                                     =============  =============   ============

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable...............................................   $     303,794  $     708,188   $    939,355
   Due to affiliated physician group..............................           6,495          6,093        513,811
   Notes payable..................................................          82,896         17,705         56,795
   Notes payable to affiliates....................................          76,127         52,871        142,324
   Line of credit.................................................               -        225,000        250,000
   Accrued expenses and other current liabilities.................         290,559        358,451        328,208
   Deferred income taxes..........................................          56,136              -              -
                                                                     -------------  -------------   ------------
      Total current liabilities...................................         816,007      1,368,308      2,230,493

NOTES PAYABLE, net of current maturities..........................         55,575          15,929        379,477
                                                                     ------------   -------------  -------------
      Total liabilities...........................................        871,582       1,384,237      2,609,970

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $1 par value, 25,000 shares authorized, 8,500 shares issued and outstanding (liquidation
      preference of $5 per share).................................   $      8,500   $       8,500  $       8,500
   Common stock, $1 par value, 50,000 shares authorized,
      9,906 shares issued and outstanding.........................          9,906           9,906          9,906
   Paid in capital................................................      1,570,812       1,570,812      1,570,812
   Retained income................................................       (667,290)       (990,371)    (1,761,911)
                                                                     ------------   -------------  -------------
      Total stockholders' equity..................................        921,928         598,847       (172,693)
                                                                     ------------   -------------  -------------
      Total liabilities and stockholders' equity..................   $  1,793,510   $   1,983,084  $   2,437,277
                                                                     ============   =============  =============

 The accompanying notes are an integral part of these financial statements.

                     WESTERN MEDICAL MANAGEMENT CORP., INC.

                              STATEMENTS OF OPERATIONS



                                                                                                        Nine Months
                                                             Year Ended December 31,                Ended September 30,
                                                  -------------------------------------------   -----------------------
                                                      1993            1994           1995           1995          1996
                                                  -------------  --------------  ------------   ------------  --------
                                                                                                  (Unaudited)  (Unaudited)
PHYSICIAN GROUP REVENUE, NET....................  $   8,556,385  $   9,542,857   $ 11,270,376   $  8,154,106  $   9,025,721

LESS:  COST OF AFFILIATED
     PHYSICIAN SERVICES.........................      3,079,226      3,576,330      4,349,325      3,146,489      4,223,257
                                                  -------------  -------------   ------------   ------------  -------------

NET REVENUE.....................................      5,477,159      5,966,527      6,921,051      5,007,617      4,802,464

COSTS AND EXPENSES:
   Clinic salaries and benefits.................      2,551,410      3,048,528      3,695,429      2,595,416      3,083,586
   Rent expense.................................        430,317        484,508        592,992        425,158        485,182
   Clinic pharmaceuticals and supplies..........        504,317        482,400        512,667        379,537        358,719
   Other clinic costs...........................      1,844,422      1,802,206      2,302,281      1,720,309      1,451,902
   Depreciation and amortization................        173,880        152,904        169,180        100,909         68,338
   Interest expense.............................         21,702         15,999         25,988         18,553         22,858
                                                  -------------  -------------   ------------   ------------  -------------

     Total costs and expenses...................      5,526,048      5,986,545      7,298,537      5,239,882      5,470,585
                                                  -------------  -------------   ------------   ------------  -------------

LOSS BEFORE PROVISION FOR INCOME
   TAXES........................................        (48,889)       (20,018)      (377,486)      (232,265)      (668,121)

PROVISION (BENEFIT) FOR INCOME TAXES............         26,156         12,566        (54,405)       (28,983)       103,419
                                                  -------------  -------------   ------------   ------------  -------------

NET LOSS........................................  $     (75,045) $     (32,584)  $   (323,081)  $   (203,282) $    (771,540)
                                                  =============  =============   ============   ============  =============



  The accompanying notes are an integral part of these financial statements.

                       WESTERN MEDICAL MANAGEMENT CORP., INC.

                           STATEMENTS OF STOCKHOLDERS' EQUITY







                                                                                             Additional
                                             Preferred Stock            Common Stock           Paid in     Retained
                                          Shares      Amount         Shares     Amount      Capital         Earnings         Total
BALANCE, January 1, 1993..........        8,500      $   8,500         9,906    $9,906      $ 1,570,812    $ (559,661)   $1,029,557

   Net loss.......................            -              -             -         -                -       (75,045)     (75,045)
                                         ------      ---------      --------    ------      -----------    ----------    ---------

BALANCE, December 31, 1993........        8,500          8,500         9,906     9,906        1,570,812      (634,706)     954,512

   Net loss.......................            -              -             -         -                -       (32,584)     (32,584)
                                         ------      ---------      --------    ------      -----------    ----------    ---------

BALANCE, December 31, 1994.........        8,500          8,500         9,906     9,906        1,570,812      (667,290)     921,928

   Net loss.......................            -              -             -         -                -      (323,081)    (323,081)
                                         ------      ---------      --------    ------      -----------    ----------    ---------

BALANCE, December 31, 1995........        8,500          8,500         9,906     9,906        1,570,812      (990,371)     598,847

   Net loss (unaudited)...........            -              -             -         -                -      (771,540)    (771,540)
                                         ------      ---------      --------    ------      -----------    ----------    ---------

BALANCE, September 30,
    1996 (unaudited)..............        8,500      $   8,500          9,906   $9,906      $ 1,570,812    $(1,761,911)  $(172,693)
                                       ========      =========      =========   ======      ===========    ============  =========


   The accompanying notes are an integral part of these financial statements.

                      WESTERN MEDICAL MANAGEMENT CORP., INC.

                             STATEMENTS OF CASH FLOWS

                                                                                                     Nine Months Ended
                                                            Years Ended December 31,                   September 30,
                                                  -------------------------------------------   --------------------
                                                      1993            1994           1995           1995          1996
                                                  -------------  --------------  ------------   ------------  --------
                                                                                                 (unaudited)  (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss...................................$   (75,045)      $ (32,584)       $ (323,081)    $  (203,282)    $ (771,540)
   Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities-
        Depreciation and amortization..........         173,880         152,904       169,180        100,909       68,338
        (Gain) loss on sale of equipment.......          12,451             263       (53,370)       (53,370)    (229,248)
        Changes in assets and liabilities-
          Accounts receivable..................        (286,098)        (33,952)     (530,772)      (161,852)     (74,301)
          Inventory............................          (5,389)          2,119         4,343          9,885        5,270
          Prepaid expenses and other current
            assets.............................          55,835          81,945        59,994        (40,109)     (25,460)
          Accounts payable.....................         258,823          44,971       404,394         64,665      231,167
          Due to affiliated physician group....        (110,023)        (11,122)         (402)        (6,495)     507,718
          Accrued expenses and other current
            liabilities........................         195,579         (31,057)       67,892        115,393      (30,243)
          Deferred income taxes................        (102,688)        (82,812)      (56,136)       (56,136)           -
                                                  -------------  --------------  ------------   ------------  -----------

             Net cash provided by (used in)
               operating activities............         117,325          90,675      (257,958)      (230,392)    (318,299)
                                                  -------------  --------------  ------------   ------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment.........        (257,380)        (61,730)      (57,839)       (56,793)    (454,074)
   Proceeds from sale of property and
   equipment ..................................              -              750       218,890        218,890       255,282
   Increase in other assets....................         (14,467)              -             -              -            -
                                                  -------------  --------------  ------------   ------------  -----------
             Net cash (used in)  provided by
              investing activities.............        (271,847)        (60,980)      161,051        162,097     (198,792)
                                                  -------------  --------------  ------------   ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from line of credit................               -               -       250,000        250,000      180,000
   Payments on line of credit..................               -               -       (25,000)       (25,000)    (155,000)
   Proceeds from notes payable.................          30,526          23,000             -              -      453,615
   Payments on notes payable...................         (83,491)        (91,693)      (82,895)       (61,507)     (38,553)
   Proceeds from notes payable to affiliates...          75,000         113,998        75,920              -      163,505
   Payments on notes payable to affiliates.....         (11,053)        (75,000)     (121,118)       (79,946)     (86,476)
                                                  -------------  --------------  ------------   ------------  -----------

             Net cash provided by (used in)
               financing activities............          10,982         (29,695)       96,907         83,547      517,091
                                                  -------------  --------------  ------------   ------------  -----------

NET INCREASE (DECREASE) IN CASH................        (143,540)              -             -         15,252            -

CASH AND CASH EQUIVALENTS beginning
   of year.....................................         143,540               -             -              -            -
                                                  -------------  --------------  ------------   ------------  -----------

CASH AND CASH EQUIVALENTS, end of year.........   $           -  $            -  $          -   $     15,252  $         -
                                                  =============  ==============  ============   ============  ===========

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
   Cash paid during the year-
     Interest..................................   $      18,809  $       10,850  $     22,929   $          -  $    19,561
     Taxes.....................................   $     110,000  $      120,886  $     67,420   $          -  $         -

 The accompanying notes are an integral part of these financial statements.

                 WESTERN MEDICAL MANAGEMENT CORP., INC.

                     NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1993, 1994 AND 1995


1.  DESCRIPTION OF BUSINESS:

Western Medical Management Corp., Inc. ("WMM" or the "Company") a Nevada corporation is engaged in operating and managing a physician group. The Company operates the physician group under a long-term service agreement. The principal stockholders of the Company are physicians who also own stock and are employees of the physician group (the "Affiliated Physician Group"). The Company has entered into a merger agreement with Professional Medical Management Company ("ProMedCo") which is to be consummated at the initial public offering ("IPO") of ProMedCo's common stock. The business combination is expected to be accounted for as a pooling-of-interests (see Note 10).

The accompanying financial statements have been prepared on a going concern basis. At September 30, 1996, the Company had negative working capital. In addition, the Company incurred net losses of $771,540 for the nine months ended September 30 1996. As discussed in Note 10, the Company is currently negotiating with ProMedCo to borrow up to $1.0 million for working capital purposes.

The accompanying financial statements do not include any adjustments relating to the carrying amounts of assets or liabilities should the Company be unable to operate as a going concern.

2.  SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting.

Basis of Presentation - Interim Financial Statements

The interim financial statements and footnote disclosures have been prepared by the Company, without audit, pursuant to the rules and regulations of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company with respect to the results of its operations for the interim periods from January 1, 1995 to September 30, 1995, and from January 1, 1996 to September 30, 1996, have been included herein. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

                   WESTERN MEDICAL MANAGEMENT CORP., INC.

                   NOTES TO FINANCIAL STATEMENTS -- CONT.

Net Revenue

Revenue for the physician group is reported at the estimated realizable amounts from patients, third-party payors, and others for services rendered and reduced by the cost of affiliated physician services. The cost of affiliated physician services represents amounts paid to the physicians under a management service agreement. Net revenue represents WMM's proportionate share of medical revenues under the agreement. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. There are no material claims, disputes, or other unsettled matters that exist to management's knowledge concerning third-party reimbursements. In addition, management believes there are no retroactive adjustments that would be material to the Company's financial statements. A significant concentration of revenue exists as all revenue earned by the Company is derived from the service agreement with the Affiliated Physician Group.

Cash and Cash Equivalents

The Company includes all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments, with original maturities of three months or less, as cash and cash equivalents.

Inventory

Inventories are stated at lower of cost or market and consist primarily of pharmaceuticals and office supplies.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line method over the following useful lives:

                                                                  Years
                  Leasehold improvements                 Estimated life of lease
                  Furniture, fixtures, and equipment               5-7

Due to Affiliated Physician Group

Amounts included in Due to Affiliated Physician Group represent amounts payable to the Affiliated Physician Group based on the service agreement.

                WESTERN MEDICAL MANAGEMENT CORP., INC.

                NOTES TO FINANCIAL STATEMENTS -- CONT.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncement

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires entities to measure compensation costs related to awards of stock-based compensation using either the fair value method or the intrinsic value method. Under the fair value method, compensation expense is measured at the grant date based on the fair value of the award. Under the intrinsic value method, compensation expenses is equal to the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. Entities electing to measure compensation costs using the intrinsic value method must make pro forma disclosures for fiscal years beginning after January 1, 1996, of net income and earnings per share as if the fair value method had been applied. The Company has elected to account for stock-based compensation programs using the intrinsic value method, which is consistent with existing accounting policies, and, therefore, the standard will have no effect on the consolidated financial statements.

3.  PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:
                                                        1994           1995
                                                    -------------  ---------

          Leasehold improvements.................  $     107,147  $     107,147
          Furniture, fixtures, and equipment.....        919,028        645,165
          Less-Accumulated depreciation..........       (587,275)      (561,847)
                                                   -------------  -------------

          Property and equipment, net............  $     438,900  $     190,465
                                                   =     =======  =     =======

                WESTERN MEDICAL MANAGEMENT CORP., INC.

               NOTES TO FINANCIAL STATEMENTS -- CONT.

4.  NOTES PAYABLE:

Notes payable consists of the following:

                                                                                    1994           1995
                                                                                ------------   -------------
          8% unsecured note payable, due in monthly
          installments of $5,771, including interest,
          through February 1996...............................................  $      76,895  $      11,428

          7% unsecured note payable, due in monthly installments of $780, including interest, through February 1995; paid in full as of
          December 31, 1995...................................................          8,017             --

          8% unsecured note payable, due in monthly
          installments of $1,177, including interest,
          through February 1996...............................................         15,687          2,331

          8% unsecured note payable to an affiliate, due in monthly installments of $13,057, including interest, through May 1995; paid in full as
          of December 31, 1995................................................         63,999             --

          Note payable to an affiliate, due in monthly
          installments of $4,167 through December 1995,
          renegotiated to pay remaining balance in 1996.......................         50,000         15,000

          Note payable to an affiliate, due in monthly
          installments of $498, through August 1999...........................             --         15,929

          8% unsecured note payable to an affiliate, due
          in monthly installments of $435, including
          interest, through September 1996....................................             --         41,817
                                                                                -------------  -------------

          Total notes payable.................................................  $     214,598  $      86,505

          Less-current maturities.............................................       (159,023)       (70,576)
                                                                              ---------------  -------------

          Notes payable, net..................................................  $      55,575  $      15,929
                                                                                =============  =============

                  WESTERN MEDICAL MANAGEMENT CORP., INC.

                   NOTES TO FINANCIAL STATEMENTS -- CONT.

The maturities of notes payable as of December 31, 1995, are as follows:

          1996................................    $      70,576
          1997................................            8,006
          1998................................            6,123
          1999................................            1,800
                                                  -------------

                                                  $      86,505

During 1995, the Company obtained a $225,000 revolving line of credit with a bank. This line of credit accrues interest at the prime rate and expires on February 27, 1996. During 1996, the line of credit was increased to $300,000 and extended to December 31, 1996.

5.  LEASE COMMITMENTS:

The Company leases various equipment and office buildings under operating leases; rent expense charged to operations totaled approximately $430,000, $485,000, and $593,000 in 1993, 1994, and 1995, respectively and approximately $425,000 and $485,000 during the nine months ended September 30, 1995 and 1996, respectively.

The Company also leases various equipment under capital leases. Future minimum lease payments under capital and operating leases as of September 30, 1996 are as follows:

                                        Capital       Operating         Total

         1996 (remainder)........  $      27,823   $     157,307   $     185,130
         1997....................        109,940         629,229         739,169
         1998....................        108,590         175,217         283,807
         1999....................        108,590          63,679         172,269
         2000....................        108,590          37,047         145,637
         Thereafter..............         74,447          16,436          90,883
                                   -------------   -------------   -------------
                                         537,980       1,078,915       1,616,895
         Less portion attributable to
         interest................     (118,212)             --        (118,212)
                                  -------------   -------------   -------------

         Net obligations........  $     419,768   $   1,078,915   $   1,498,683
                                  =============   =============   =============

          WESTERN MEDICAL MANAGEMENT CORP., INC.

           NOTES TO FINANCIAL STATEMENTS -- CONT.

6.  INCOME TAXES:

Deferred income taxes are attributable primarily to timing differences between income tax reporting and financial reporting related to revenues and expenses.

The following table summarizes the composition of the deferred tax assets and liabilities.

                                                       December 31,
                                                   1994           1995
Deferred tax assets-
    Allowance for accounts receivable........  $     150,702  $     227,701
                                               -------------  -------------

      Total deferred tax assets..............        150,702        227,701

Deferred tax liabilities-
    Section 481 adjustment...................       (206,838)      (103,419)
                                               -------------  -------------

      Total deferred tax liabilities.........       (206,838)      (103,419)
                                               -------------  -------------

                                                     (56,136)       124,282

Valuation allowance..........................              -       (124,282)
                                               -------------  -------------

Net deferred tax asset (liability)...........  $     (56,136) $           -
                                               =============  =============



The following table summarizes the significant components of income tax expense (benefit):

                                           1993         1994            1995
                                       ---------     ----------     -------

Current tax provision (benefit)      $   128,845   $    95,378   $      1,731
Deferred tax provision (benefit         (102,689)      (82,812)       (56,136)
                                     -----------   -----------   ------------

Provision (benefit) for income taxes $    26,156   $    12,566   $    (54,405)
                                     ===========   ===========   ============

                 WESTERN MEDICAL MANAGEMENT CORP., INC.

                NOTES TO FINANCIAL STATEMENTS -- CONT.

A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate follows:

                                           1993         1994            1995
                                        ---------     ----------     -------

Federal tax at statutory rate        $   (16,622)  $    (6,806)  $   (128,345)

Increase in valuation allowance                -             -        124,282

Other                                    42,778        19,372        (50,342)
                                     -----------   -----------   ------------
                                    $    26,156   $    12,566   $    (54,405)
                                    ===========   ===========   ============

Effective January 1, 1993, the Company changed from a cash-basis taxpayer filing status to an accrual- basis taxpayer. In accordance with Internal Revenue Service guidelines, the additional taxable income is treated as a section 481 adjustment and is recognized ratably over four years. A deferred tax liability has been recognized for the effect of this adjustment.

7.  PROFIT SHARING PLAN:

The Company has a qualified profit sharing plan (the "Plan") that includes a 401(k) provision. The profit sharing component covers substantially all full-time employees and provides for contributions in such amounts as the Board of Directors may annually determine. The 401(k) component permits eligible employees, at their discretion, to invest up to 10% of their salary in the Plan. Under the Plan agreement, the Company's matching of the employees' contribution is discretionary at a rate of $.25 for each $1 and employees may contribute up to $500. Total expenses for the Plan for the years ended December 31, 1993, 1994, and 1995, aggregated approximately $234,299, $173,794, and $190,797, respectively.

8.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of December 31, 1995.

9.  STOCK OPTIONS:

In 1994, an employee was granted options to receive 5% of the stock of the Company. The options will be fully vested upon consummation of the business combination with ProMedCo (see Note 10) and were granted at net book value, which approximated fair market value.

In 1995, an employee was granted options to purchase 1% of the stock of the Company. The options will be fully vested upon consummation of the business combination with ProMedCo (see Note 10), and were granted at net book value, which approximated fair market value.

                    WESTERN MEDICAL MANAGEMENT CORP., INC.

                   NOTES TO FINANCIAL STATEMENTS -- CONT.

In 1995, the Company also entered into an agreement with a consultant for financial advisory services in which the consultant was awarded warrants to purchase up to 10% of the fully diluted equity of the

                 WESTERN MEDICAL MANAGEMENT CORP., INC.

                 NOTES TO FINANCIAL STATEMENTS -- CONT.

Company. The exercise price for the options will be determined based on the average selling price of the first 10% of the equity shares sold by the company. The exercise price will be equal to 70% of such average purchase price paid and will expire in 2005.

10.  SUBSEQUENT EVENT:

The Company has signed a letter of intent to merge with ProMedCo in a stock for asset combination. The business combination is expected to be accounted for as a pooling-of-interests. The combination is to be consummated upon the closing of the IPO of ProMedCo's common stock.

In addition, the Company is currently negotiating with ProMedCo to borrow up to $1.0 million for working capital purposes. As part of the agreement, the Company would enter into a consulting agreement whereby ProMedCo would provide management services to the Company. Concurrent with the funding of the loan, the Company would also enter into a new service agreement with the Affiliated Physician Group.

NO DEALER, SALESPERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                                                 TABLE OF CONTENTS
                                                                           Page
Prospectus Summary...............................
Risk Factors.....................................
Use of Proceeds..................................
Dividend Policy..................................
Dilution.........................................
Capitalization...................................
Pro Forma Consolidated Financial Information.....
Selected Financial Data..........................
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations....................................
Business.........................................
Management.......................................
Principal and Selling Stockholders...............
Description of Capital Stock.....................
Shares Eligible for Future Sale..................
Underwriting.....................................
Legal Matters....................................
Experts..........................................
Additional Information...........................
Index to Financial
   Statements....................................


    UNTIL , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                                       SHARES






                                                  [PROMEDCO LOGO]


                                               PROFESSIONAL MEDICAL
                                                MANAGEMENT COMPANY





                                                   COMMON STOCK



                                               --------------------

                                                P R O S P E C T U S
                                               --------------------



                                                PIPER JAFFRAY INC.

                                               ROBERTSON, STEPHENS &
                                                      COMPANY

                                                  COWEN & COMPANY



                                                       , 1996

                                PART II.

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates except for the registration fee, the Nasdaq listing fee, and the NASD filing fee.

                                                                  To Be Paid By
                                                                     Registrant

Securities and Exchange Commission registration fee..........  $    17,241
Nasdaq listing fee...........................................            *
National Association of Securities Dealers filing fee........        5,500
Printing and engraving expenses..............................            *
Legal fees and expenses......................................            *
Accounting fees and expenses.................................            *
Blue sky filing fees.........................................            *
Miscellaneous................................................            *
                                                               -----------------

    Total....................................................  $         *
                                                               =================

*   To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation and By-laws provide for indemnification of directors, officers, agents, and employees of the Company to the fullest extent permitted by law. Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         Since its inception, the Registrant has sold or issued the following unregistered securities:

         (1) In July and August 1994, the Registrant issued an aggregate of 1,148,000 shares of Common Stock at a purchase price of $0.045 per share and warrants to purchase an aggregate of 885,442 shares of Common Stock at an exercise price of $1.25 per share to certain of its officers, directors, employees, its counsel, and certain private investors.

         (2) In October and November 1994 the Registrant issued an aggregate of 1,226,150 shares of Class B Common Stock at a purchase price of $0.50 and warrants to purchase an aggregate of 966,456 shares of Class B Common Stock at an exercise price of $1.25 per share to certain directors of the Registrant, its counsel, and a private investor.

         (3) In October 1994 the Registrant issued 690,000 shares of Common Stock at a purchase price of $0.045 per share and warrants to purchase 543,556 shares of Common Stock at an exercise price of $1.25 per share to an individual who is an officer and director of the Registrant.

         (4) In November 1994 the Registrant issued 40,000 shares of Common Stock at a purchase price of $0.50 per share to an officer of the Registrant.

         (5) In January 1995 the Registrant issued an aggregate of 20,000 shares of Common Stock at a purchase price of $0.50 per share to an officer of the Registrant.

         (6) On June 15, 1995 the Registrant issued warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $2.50 per share at a purchase price of $2.50 per warrant to two directors of the Registrant and a private investor.

         (7) On June 30, 1995 the Registrant issued, in connection with the acquisition of a physician group, an aggregate of 138,672 shares of redeemable Common Stock to the physicians in the group.

         (8) In August 1995 the Registrant issued, in connection with the acquisition of a physician group, an aggregate of 26,624 shares of redeemable Common Stock to the physicians in the group.

         (9) In December 1995 the Registrant issued an aggregate of 500,000 shares of Redeemable Convertible Preferred Stock and warrants to purchase 200,000 shares of Redeemable Convertible

Preferred Stock at an exercise price of $6.00 per share for aggregate net consideration of $2,953,358 to private investors.

         (10) In February 1996 the Registrant issued to a former employee 3,200 shares of Common Stock upon the exercise of options at an exercise price of $0.50 per share.

         (11) In February 1996 the Registrant issued 20,000 shares of Common Stock upon the exercise of options at an exercise price of $6.00 per share by an individual who is an officer and director of the Registrant.

         (12) In March 1996 the Registrant issued, in connection with the acquisition of two physician groups, $1,800,274 in convertible subordinated notes to the physicians in the groups.

         (13) In June 1996, in connection with the acquisition of two physician groups, the Registrant issued 38,027 and 13,600 shares of Common Stock to the physicians in the groups.

         (14) On June 30, 1996, the Registrant issued to two directors of the Registrant and a private investor 150,000 shares of Common Stock upon the exercise of warrants at an exercise price of $2.50 per share.

         (15) In August 1996, in connection with the acquisition of a physician group, the Registrant issued 13,714 shares of Common Stock to the physicians in the group.

         (16) In September 1996, the Registrant issued 15,625 shares of Common Stock upon the exercise of options at an exercise price of $6.00 per share by the bank with which the Registrant has a line of credit.

     (17) In September 1996, in connection with the acquisition of a physician group, the Registrant issued 547,970 shares of Common Stock to the physicians in the group.

         The issuances of securities in the above transactions were deemed to be exempt from registration under the Act in reliance on Section 4(2) thereof as transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

               (a)     The following is a list of exhibits furnished:

1*   Form of Purchase Agreement

2#+ Asset Purchase Agreement dated as of January 19, 1996 by and among ProMedCo, Inc., ProMedCo Of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

2(a)+First Amendment to Asset Purchase Agreement dated as of January 19, 1996 by and among ProMedCo, Inc., ProMedCo of Abilene, Inc., and Abilene Diagnostic Clinic, P.L.L.C.

2.1 Plan and Agreement for Reorganization dated as of September 13, 1996 by and between ProMedCo, Inc., ProMedCo of Temple, Inc., and King's Daughters Clinics, P.A.

3.1* Restated  Certificate of Incorporation of Professional  Medical  Management
     Company.

3.2* By-laws of Professional Medical Management Company.

4*   Rights Agreement

5*   Opinion of Counsel

10.1#+ Interim  Service  Agreement  dated as of January  19, 1996 by and between
     ProMedCo of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

10.1(a)+ First Amendment to Service Agreement and Interim Service Agreement dated as of January 19, 1996 by and between ProMedCo of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

10.2#+ Service Agreement dated as of January 19, 1996 by and between ProMedCo of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

10.3#+ Service  Agreement  dated as of March 12, 1996 by and  between  ProMedCo,
     Inc. of Cullman, Inc. and Cullman Primary Care, P.C.

10.4#+ Service Agreement dated as of April 1, 1996 by and between ProMedCo of Mayfield, Inc. and Morgan-Haugh, P.S.C.

10.5#+ Amended and Restated Service Agreement dated as of June 24, 1996 by and between ProMedCo of Lake Worth, Inc. and Tarrant Family Practice, P.A.

10.6#+ Service Agreement dated as of June 30, 1995 by and between ProMedCo of Denton, Inc. and North Texas Medical Surgical Clinic, P.A.


10.7#+ Credit  Agreement  dated as of June 12, 1996 among  ProMedCo,  Inc.,  the
     Lenders referred to therein, and Nationscredit Commercial Corporation, as Agent

10.8* Director Stock Option Plan

10.9* Employee Stock Option Plan

10.10* Employee Stock Purchase Plan

10.11* Physician Stock Option Plan

10.12 Employment Agreement with H. Wayne Posey

10.13 Employment Agreement with Richard R. D'Antoni

10.14 Employment Agreement with Dale K. Edwards

10.15 Employment Agreement with R. Alan Gleghorn

10.16 Employment Agreement with Rick E. Weymier

10.17 Employment Agreement with Deborah A. Johnson

10.18# Service Agreement dated as of September 1, 1996 by and between ProMedCo of Temple, Inc. and Physicians of King's Daughters, P.A.

11   Computation of Net Income Per Share

22*  List of Subsidiaries

23.1 Consent of Independent Accountants

23.2* Consent of Counsel (included as part of Exhibit 5)

24+  Powers of Attorney

27   Financial Data Schedule


*        To be filed by amendment
+        Previously Filed
#        Confidential Treatment Requested

(b)  The following is a list of financial statement schedules furnished:

Schedule II Valuation and qualifying accounts for the period from inception (July 1, 1994) to December 31, 1994, the year ended December 31, 1995, the six months ended June 30, 1996, and the nine months ended September 30, 1996.

         Schedules not listed above have been omitted because they are not applicable or because required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To provide to the Underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth and State of Texas on the 8th day of November, 1996.

                          PROFESSIONAL MEDICAL MANAGEMENT
                                    COMPANY

                           By:              *
                                    H. Wayne Posey
                            President and Chief Executive  Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                                  DATE

     *
H. Wayne Posey          President, Chief Executive          November 8, 1996
                        Officer, and Director
                       (Principal Executive, Financial
                        and Accounting Officer)


     *
Richard E. Ragsdale     Chairman                            November 8, 1996

     *
E. Thomas Chaney         Director                           November 8, 1996

     *
David T. Bailey, M.D.    Director                           November 8, 1996


Richard R. D'Antoni      Director                           November      , 1996

     *
James F. Herd, M.D.      Director                           November 8, 1996

     *
Jack W. McCaslin         Director                           November 8, 1996


By:   /s/ MICHAEL JOSEPH
              Michael Joseph
             Attorney-in-Fact

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Professional Medical Management Company:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Professional Medical Management Company, a Delaware corporation, and subsidiaries included in this registration statement and have issued our report thereon dated August 20, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II, Valuation and Qualifying Accounts, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                               ARTHUR ANDERSEN LLP


Fort Worth, Texas
      August 20, 1996

                                                                    SCHEDULE II


               PROFESSIONAL MEDICAL MANAGEMENT COMPANY AND SUBSIDIARIES

                          VALUATION AND QUALIFYING ACCOUNTS

                   FOR THE PERIOD FROM INCEPTION (JULY 1, 1994) TO
                 DECEMBER 31, 1994, THE YEAR ENDED DECEMBER 31, 1995


                                                                        Additions       Additions
                                                          Balance at   Charged to     Charged to                     Balance at
                                                           Beginning     Income/          Other                        End of
                                                           of Period     Expense        Accounts      Write-Offs     Period
December 31, 1994:
     Accounts receivable allowances....................   $         -  $         -    $         -    $         -     $         -
                                                          ===========  ===========    ===========    ===========     ===========

December 31, 1995:
     Accounts receivable allowances....................   $         -  $   156,235    $    48,756(a) $   (69,657)    $   135,334
                                                          ===========  ===========    ===========    ===========     ===========



(a)  Allowances  against  accounts   receivable  acquired  in  acquisitions  and
     established in purchase accounting.


                                       S-2